EXHIBIT 2.1

CONTRIBUTION AGREEMENT

dated as of

November 29, 2016

among

BAKER HUGHES OILFIELD OPERATIONS, INC.,

ALLIED COMPLETIONS HOLDINGS, LLC,

BJ SERVICES, LLC

and

solely for the purposes of Sections 2.07, 2.12(b), 2.15, 2.17(a), 2.17(b), 4.18, 10.01 and 10.02 and Article 13

ALLIED ENERGY JV CONTRIBUTION, LLC

TABLE OF CONTENTS

i

ii

iii

Exhibits
Exhibit A   Form of Intellectual Property License Agreement
Exhibit B   Form of Post-Closing LLC Agreement
Exhibit C   Form of Transition Services Agreement
Exhibit D   Form of Baker Hughes Employee Services Agreement
Exhibit E   Form of Allied NewCo Certificate of Formation and Limited Liability Company Agreement
Exhibit F   Form of Assignment and Assumption Agreement
Exhibit G   Form of Canadian Assignment and Assumption Agreement

Annexes

Annex I     Consulting Agreement Party

iv

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of November 29, 2016, among Allied Completions Holdings, LLC, a Delaware limited liability company (“Partner”), Baker Hughes Oilfield Operations, Inc., a California corporation (“Baker Hughes”), BJ Services, LLC, Delaware limited liability company (the “Company”), and, solely for the purposes of Sections 2.07, 2.12(b), 2.15, 2.17(a), 2.17(b), 4.18, 10.01 and 10.02 and Article 13, Allied Energy JV Contribution, LLC, a Delaware limited liability company (“Investor JV”).

W I T N E S S E T H :

WHEREAS, Baker Hughes conducts, directly and indirectly through its Subsidiaries (including BHCC), an onshore pressure pumping business, including cementing, stimulation, hydraulic fracturing, acidizing services, and owns certain coiled tubing assets used in the completion of new oil and natural gas wells and in remedial work on existing wells and other pressure pumping services, in the United States and Canada (the “Baker Hughes Contributed Business”);

WHEREAS, Partner conducts a pressure pumping services (cementing, fracturing and acidizing) business in the United States (the “Partner Contributed Business”);

WHEREAS, Baker Hughes has formed the Company;

WHEREAS, Baker Hughes and Partner each wish to combine the Baker Hughes Contributed Business and the Partner Contributed Business on the terms and subject to the conditions set forth herein;

WHEREAS, (i) WSEP Bromius II, LLC, a Delaware limited liability company (the “GS Investor”) has executed an equity commitment letter in favor of Investor JV (the “GS Investor Equity Commitment Letter”), pursuant to which the GS Investor has agreed, subject to certain conditions, to make an equity investment in Investor JV in an amount in cash equal to $150,000,000 and (ii) CSL Energy Opportunities Fund II, L.P., a Delaware limited partnership and CSL Energy Opportunities Offshore Fund II, LP, a Cayman Islands exempted limited partnership (collectively, “CSL”), have executed an equity commitment letter in favor of Investor JV (“CSL Equity Commitment Letter” and, together with the GS Investor Equity Commitment Letter, the “Commitment Letters” and each a “Commitment Letter”), pursuant to which CSL has agreed, subject to certain conditions, to make an equity investment in Investor JV in an amount in cash equal to $175,000,000;

WHEREAS, in order to induce Baker Hughes to enter into this Agreement, simultaneously with the execution of this Agreement, each of CSL and the GS Investor have delivered to the Company a limited guaranty (the “Guaranties”), pursuant to which the CSL and the GS Investor have agreed to guarantee certain of the obligations of Partner hereunder;

WHEREAS, the parties desire that at least five (5) days prior to the Closing, (i) Baker Hughes shall contribute Baker Hughes Transferred Assets (other than the Baker Hughes Canadian Transferred Assets) representing at least 1% of the total fair market value of the Baker

Hughes Transferred Assets (other than the Baker Hughes Canadian Transferred Assets) (the “BH SubCo Assets”) to Baker Hughes International Holding Company, a Delaware corporation and a wholly owned Subsidiary of Baker Hughes (“BH SubCo”) (the “BH SubCo Interim Contribution”), and (ii) immediately after the BH SubCo Interim Contribution, (x) Baker Hughes shall contribute the Baker Hughes Transferred Assets (other than the Baker Hughes Canadian Transferred Assets and the BH SubCo Assets) to the Company in exchange for a Membership Interest and the Company’s assumption of the Baker Hughes Transferred Liabilities (other than the Baker Hughes Canadian Transferred Liabilities) (the “BHOO Contribution”) and (y) BH SubCo shall contribute the BH SubCo Assets to the Company in exchange for a Membership Interest (the “BH SubCo Contribution” and, together with the BHOO Contribution, the “Baker Hughes Contributions”), and that the Company shall be governed by the Pre-Closing LLC Agreement from the completion of the Baker Hughes Contributions through the Closing;

WHEREAS, the parties desire that on the Closing Date, but prior to the JV Investor Second Membership Acquisition, Investor JV shall acquire a portion of Baker Hughes’ Membership Interests from Baker Hughes and BH SubCo pro rata in exchange for the JV Investor Initial Membership Acquisition Payment Amount (the “JV Investor Initial Membership Acquisition”);

WHEREAS, the parties desire that immediately following the JV Investor Initial Membership Acquisition, Investor JV shall contribute the JV Investor Second Membership Acquisition Contribution Amount in cash to the Company in exchange for an additional Membership Interest (the transactions contemplated by this recital, the “JV Investor Second Membership Acquisition” and the contribution contemplated hereby, the “JV Investor Second Membership Acquisition Contribution”);

WHEREAS, the parties desire that immediately following the JV Investor Second Membership Acquisition, the Company shall distribute the BH Capital Expenditure Reimbursement Amount to Baker Hughes as a reimbursement of capital expenditures incurred by Baker Hughes generally in the two years prior to the Closing and in exchange for a reduction in Baker Hughes’ Membership Interest (the “BH Capital Expenditure Reimbursement”);

WHEREAS, the parties desire that at least five (5) days prior to the Closing, (i) the Company shall form a Luxembourg company (“LuxCo”) which shall make an election to be a disregarded entity for U.S. federal income tax purposes and (ii) LuxCo shall form a new Canadian unlimited liability company which shall be treated as a disregarded entity for U.S. federal income tax purposes (“CanCo”) (the transactions contemplated by this recital, the “Company Entity Formations”);

WHEREAS, the parties desire that (i) at least five (5) days prior to the Closing, Partner shall form, or cause to be formed, a Delaware limited liability company (“Allied NewCo” and such formation, the “Allied NewCo Formation”), to which it shall contribute one hundred percent (100%) of the Partner Contributed Assets and the Partner Contributed Liabilities immediately prior to the Closing (the transaction contemplated by this clause (i), the “Allied NewCo Interim Contribution”) and (ii) at the Closing, Partner shall contribute Allied NewCo to the Company in exchange for a Membership Interest (the transaction contemplated by this clause (ii), the “Allied NewCo Contribution”);

WHEREAS, the parties desire that on the Closing Date, CanCo shall purchase the Baker Hughes Canadian Transferred Assets from Baker Hughes Canada Company, an unlimited company incorporated under the Companies Act (Nova Scotia) (“BHCC”), for the Canadian Transferred Assets Purchase Price (the transactions contemplated by this recital, the “BH Canadian Asset Purchase”);

WHEREAS, the parties desire that on the Closing Date, Partner shall contribute its Membership Interest to Investor JV (the “Partner Membership Interest Transfer”, and together with the transactions contemplated by the preceding seven recitals, the “Structuring Transactions”);

WHEREAS, the parties desire that, immediately following the Structuring Transactions, Baker Hughes’ and BH SubCo’s Membership Interests shall, in the aggregate, represent 46.69% of the outstanding capital interests of the Company, and Investor JV’s Membership Interest shall represent 53.31% of the outstanding capital interests of the Company, as further set forth in (and subject to) the Post-Closing LLC Agreement, and that the Company shall be governed by the Post-Closing LLC Agreement as of and following the Closing; and

WHEREAS, it is intended for the transactions contemplated by this Agreement to be treated for U.S. federal income tax purposes as described in Section 13.15.

NOW, THEREFORE, for other good and valuable consideration, each of the parties hereto, intending to be legally bound, agrees as follows:

Article 1
Definitions

Section 1.01.      Definitions. (a) As used herein, the following terms have the following meanings:

“Action” means any action, suit, investigation, claim or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For purposes of this Agreement, (i) neither Baker Hughes nor any of its Affiliates nor Partner nor any of its Affiliates shall be deemed to be an Affiliate of the other or of the Company, (ii) no Person (or any of its Affiliates) holding a direct or indirect minority investment in the Company shall be deemed to be an Affiliate of the Company or Partner or any of its Affiliates solely by virtue of such minority investment and (iii) no pooled investment vehicles, funds, managed accounts or other clients (nor any of the portfolio companies in which such entities directly or indirectly hold investments) shall be deemed to be an Affiliate of Partner solely because CSL Capital Management, LLC or any of its Affiliates or Goldman, Sachs & Co. or any of its Affiliates provides investment advice to such clients or otherwise serve such clients in a fiduciary capacity, except in the case of clause (iii), if such Person is engaged in the Partner Contributed Business or involved in the operation of the Partner Contributed Business.

“Ancillary Agreements” means the Transition Services Agreement, the Intellectual Property License Agreement, the Pre-Closing LLC Agreement, the Post-Closing LLC Agreement, the Baker Hughes Employee Services Agreement, the Partner Employee Services Agreement, the Assignment and Assumption Agreement and the Canadian Assignment and Assumption Agreement.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Transfer Date” means (a) with respect to a Baker Hughes Business Employee who receives a Baker Hughes Qualifying Offer, the date on which that Baker Hughes Business Employee becomes employed by the Company and ceases to provide any such employee’s services to the Company pursuant to the Baker Hughes Employee Services Agreement, and (b) with respect to a Partner Business Employee who receives a Partner Qualifying Offer, the date on which such employee becomes employed by the Company.

“Baker Hughes Balance Sheet” means the balance sheet of the Baker Hughes Contributed Business as of the Baker Hughes Balance Sheet Date.

“Baker Hughes Balance Sheet Date” means September 30, 2016.

“Baker Hughes Basket” means $8,490,000.

“Baker Hughes Business Employee” shall mean any individual employed by Baker Hughes or any of its Affiliates who devotes a majority of his or her working time to performing services on behalf of the Baker Hughes Contributed Business.

“Baker Hughes Canadian Transferred Assets” means assets owned by BHCC that either are (i) of the type described by any of clauses (a) through (o) of Section 2.02, applied mutatis mutandis, or (ii) set forth on Section 1.01(a)(ii) of the Baker Hughes Disclosure Schedule under the heading “Baker Hughes Canadian Transferred Assets” and, in each case, which are (A) located in Canada and/or (B) used or held in, eligible capital property in respect of, or property described in an inventory of, a business carried on in Canada.

“Baker Hughes Canadian Transferred Liabilities” means all debts, obligations and liabilities of BHCC (or any predecessor of BHCC or any prior owner of all or part of its businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent relating to or arising out of (x) the Baker Hughes Canadian Transferred Assets or (y)

the conduct of the Baker Hughes Contributed Business to the extent relating to the Baker Hughes Canadian Transferred Assets, including liabilities of the type described in any of clauses (a) through (f) of Section 2.04, but excluding any Excluded Baker Hughes Liabilities.

“Baker Hughes Cap” means $70,750,000.

“Baker Hughes Contributed Environmental Liabilities” means the Baker Hughes Specified Environmental Liabilities and any and all liabilities, obligations or commitments to the extent arising in connection with or in any way relating to (x) the Baker Hughes Transferred Assets, (y) any activities or operations occurring or conducted at the Baker Hughes Transferred Facilities or (z) the conduct of the Baker Hughes Contributed Business to the extent relating to the Baker Hughes Transferred Assets, in each case whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law (and, except for any Baker Hughes Excluded Environmental Liabilities, including any matter disclosed or required to be disclosed in Section 3.16 of the Baker Hughes Disclosure Schedule); provided that the Baker Hughes Contributed Environmental Liabilities shall not include the Baker Hughes Excluded Environmental Liabilities.

“Baker Hughes Covered Tax” means any (i) Tax for a Pre-Closing Tax Period (including any Tax allocable to a Pre-Closing Tax Period under Section 8.01(f)) to the extent arising out of or relating to the Baker Hughes Contributed Business or the Baker Hughes Transferred Assets (including, for greater certainty, the Baker Hughes Canadian Transferred Assets), (ii) Tax arising out of any Excluded Baker Hughes Asset, (iii) Income Taxes of Baker Hughes or any of its Affiliates and (iv) Transfer Tax (or portion thereof) borne by Baker Hughes under Section 8.01(c).

“Baker Hughes Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) pension, retirement, profit-sharing, savings, health, disability, life insurance, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control or (iii) other compensation or benefit plan, policy, program, arrangement, contract or agreement, in each case that is maintained, sponsored, or contributed to or required to be contributed to by Baker Hughes or any of its Affiliates for the benefit of any Baker Hughes Business Employee, but excluding Canadian statutory benefit plans in which Baker Hughes or any of its Affiliates is required to participate, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to health tax, workplace safety insurance and employment insurance law.

“Baker Hughes Employee Services Agreement” means the Employee Services Agreement to be entered into between Baker Hughes and the Company in substantially the form attached hereto as Exhibit D.

“Baker Hughes Excluded Environmental Liabilities” means any and all liabilities, obligations or commitments arising under Environmental Law (i) to remediate, pursuant to Environmental Laws, the matters listed on Section 2.05(h) of the Baker Hughes Disclosure Schedule or (ii) to the extent related to the transportation or arranging for the transportation of, or the disposal or arrangement for the disposal of, Hazardous Substances in connection with or in any way relating to any real property or facility currently or formerly owned, leased, operated or occupied by Baker Hughes or its Affiliates (or any of their predecessors) (including with respect to the Baker Hughes Contributed Business), or any real property or facility at which Baker Hughes or its Affiliates (or any of their predecessors) formerly provided any services (including with respect to the Baker Hughes Contributed Business), in each case, that is not listed on Section 1.01(a)(ii) of the Baker Hughes Disclosure Schedule, Section 2.02(a) of the Baker Hughes Disclosure Schedule or Section 2.08(a) of the Partner Disclosure Schedule, to any offsite location for disposal or recycling prior to the Closing Date.

“Baker Hughes Fundamental Reps” means the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.13(a) and 3.18.

“Baker Hughes Interim Retained Obligations” means any liability, commitment or obligation of any kind, whether known or unknown, accrued, absolute, contingent or otherwise, relating to the Baker Hughes Transferred Assets (including relating to the Baker Hughes Transferred Contracts) or the conduct of the Baker Hughes Contributed Business, in each case solely to the extent arising during any periods prior to the Closing Date, other than the Baker Hughes Contributed Environmental Liabilities and the Baker Hughes Excluded Environmental Liabilities.

“Baker Hughes Licensed IP” means the Intellectual Property Rights licensed by Baker Hughes to the Company under the Intellectual Property License Agreement.

“Baker Hughes Material Adverse Effect” means any change, effect, event, state of facts, circumstance or occurrence that is or would reasonably be expected to be, materially adverse to the financial condition, business or results of operations of the Baker Hughes Contributed Business, taken as a whole, excluding any effect resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Baker Hughes Contributed Business operates, (B) changes in the general economic or political conditions in the United States, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Baker Hughes Contributed Business operates, (D) acts of war, sabotage or terrorism or natural disasters involving the United States of America, (E) the announcement or consummation of the transactions contemplated by this Agreement (other than pursuant to Section 3.06), (F) any action taken (or omitted to be taken) at the request of Partner or (G) any action taken by Baker Hughes that is required, expressly contemplated or permitted pursuant to this Agreement (other than in connection with the requirement for Baker Hughes to use its commercially reasonable efforts to conduct the Baker Hughes Contributed Business in the ordinary course consistent with past practice pursuant to Section 5.01), except in the case of clauses (A), (B) and (C) to the extent that such adverse changes, effects, events, states of facts, circumstances or occurrences have a disproportionately adverse impact on the Baker Hughes Contributed Business as compared to other participants in the industry in which the Baker Hughes Contributed Business operates.

“Baker Hughes Names and Marks” means any and all (i) Trademarks and other source of business identifiers of Baker Hughes or any of its Affiliates (other than any Baker Hughes Transferred Trademarks), including the names, marks and logos set forth in Section 6.05 of the

Baker Hughes Disclosure Schedule, and (ii) names, marks and logos derived from, confusingly similar to or including any of the foregoing.

“Baker Hughes Parties” means Baker Hughes and each Subsidiary of Baker Hughes that is contributing any portion of the Baker Hughes Contributions or transferring any portion of the Baker Hughes Canadian Transferred Assets to the Company or any of its Subsidiaries pursuant to this Agreement (including, for the avoidance of doubt, BH SubCo). The Baker Hughes Parties are set forth on Section 1.01(a)(i) of the Baker Hughes Disclosure Schedule.

“Baker Hughes Qualifying Offer” means an offer of employment made by the Company or one of its Subsidiaries to a Baker Hughes Business Employee that is made by the date set forth in Section 9.01, that is effective as of the Applicable Transfer Date and that provides for the terms of employment set forth in Article 9.

“Baker Hughes Specified Environmental Liabilities” means any and all liabilities, obligations or commitments arising under or relating to Environmental Laws and in any way relating to (i) any toxic torts or the exposure of any Person to Hazardous Substances in connection with or in any way relating to the Baker Hughes Transferred Assets or any activities or operations occurring or conducted at the Baker Hughes Transferred Facilities (including any property damage or personal injury claims related thereto) to the extent arising out of any conditions or events occurring prior to the Closing Date, (ii) the transportation or arranging for the transportation of, or the disposal or arranging for the disposal to any offsite location, in each case, for disposal or recycling prior to the Closing Date, of, Hazardous Substances in connection with or any way relating to any real property or facility listed on Section 1.01(a)(ii) of the Baker Hughes Disclosure Schedule or Section 2.02(a) of the Baker Hughes Disclosure Schedule, or (iii) any violation of Environmental Law prior to the Closing in connection with any Baker Hughes Transferred Assets (other than the Baker Hughes Excluded Environmental Liabilities).

“BH Capital Expenditure Reimbursement Amount” means the lesser of (A) $73,000,000 and (B) the aggregate amount of capital expenditures incurred by Baker Hughes with respect to the Baker Hughes Transferred Assets (excluding the Baker Hughes Canadian Transferred Assets) in the two years prior to the date on which the Baker Hughes Contributions occur to the extent (i) on an asset-by-asset basis, the reimbursed capital expenditure does not exceed 20% of the fair market value, as of the Closing Date, of the Baker Hughes Transferred Asset with respect to which such capital expenditure was incurred or (ii) such 20% limitation does not apply because the fair market value of such Baker Hughes Transferred Asset does not exceed 120% of Baker Hughes’ adjusted basis, as of the Closing Date, in such Baker Hughes Transferred Asset, as determined in good faith by Baker Hughes after consultation with Partner.

“BJ Services Marks” means any Trademark included in the Baker Hughes Transferred Trademarks which includes, in whole or in part, any mark, indication or other reference to “BJ” or “BJ Services”.

“Brown Sand” means all sand utilized for fracturing not originating from the upper Midwest (Minnesota, Wisconsin and Illinois) found in the Wonewoc, St. Peter and Jordan Formations.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Canadian Transferred Assets Purchase Price” means $40,000,000, as adjusted to reflect the fair market value of the Canadian Transferred Assets as set forth in the Canadian Valuation Statement (such adjustment, the “Canadian Transferred Asset Price Differential”); provided, that the Canadian Transferred Assets Purchase Price shall not exceed $77,000,000.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Agreement” means that certain consulting agreement between the Company and the Person listed on Annex I in the form agreed upon by the parties prior to the date hereof.

“Environmental Laws” means any Applicable Law relating to public or worker health or safety (to the extent relating to exposure to Hazardous Substances), pollution or protection of the environment or the handling, storage, generation, use, disposal, release or threatened release of Hazardous Substances, including pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, territorial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal (public or private).

“Hazardous Substance” means any substance, waste or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import or regulatory effect, or for which liability or standards of conduct may be imposed, under any law pertaining to the environment, including petroleum, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to net income or profits (including any capital gains, franchise, minimum taxes, any Taxes under section 116 or Part XIII of the Tax Act and any Taxes on items of tax preference, but excluding sales, use, real property gains, real or personal property, gross or net receipts, Transfer Taxes or other similar Taxes), including any such Taxes that are imposed through withholding.

“Intellectual Property License Agreement” means an Intellectual Property License Agreement between the Company and Baker Hughes to be entered into at the Closing, substantially in the form attached hereto as Exhibit A.

“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights throughout the world, including (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) issued, registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such patent or patent application (“Patents”), (ii) trademarks, service marks, trade dress, logos, domain names, trade names, corporate names and all other designations of commercial source or origin (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (“Trademarks”), (iii) works of authorship, copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) computer software (including source code, object code, firmware, operating systems and specifications) (“Software”), (v) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, specifications, designs, formulas, and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) research and development information and know-how, (vi) data, databases and data collections, (vii) rights of publicity, privacy and endorsement, (viii) industrial designs and registrations and applications for registration thereof throughout the world and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“JV Investor Initial Membership Acquisition Payment Amount” means $37,000,000 plus the Unsubstantiated Capex Amount plus the Canadian Transferred Asset Price Differential, if such amount is negative, and minus the Canadian Transferred Price Differential, if such amount is positive.

“JV Investor Second Membership Acquisition Contribution Amount” means $288,000,000 less the Unsubstantiated Capex Amount, minus the Canadian Transferred Asset Price Differential, if such amount is negative, and plus the Canadian Transferred Price Differential, if such amount is positive.

“knowledge of Baker Hughes,” “Baker Hughes’ knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Derek Mathieson, Dave Dillon or Hatem Haidar after reasonable inquiry.

“knowledge of Partner,” “Partner’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Warren Zemlack or Caleb Barclay after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, statutory or deemed trust, preferential right to purchase, third party consent to transfer, security interest or encumbrance in respect of such property or asset.

“Membership Interest” means a limited liability company interest in the Company.

“Partner Balance Sheet” means the balance sheet of the Partner Contributed Business as of the Partner Balance Sheet Date.

“Partner Balance Sheet Date” means September 30, 2016.

“Partner Basket” means $2,250,000.

“Partner Business Employee” shall mean any individual employed by Partner or any of its Affiliates who devotes a majority of his or her working time to performing services on behalf of the Partner Contributed Business.

“Partner Cap” means $18,750,000.

“Partner Contributed Environmental Liabilities” means the Partner Specified Environmental Liabilities and any and all liabilities, obligations or commitments to the extent arising in connection with or in any way relating to (x) the Partner Contributed Assets, (y) any activities or operations occurring or conducted at the Partner Contributed Facilities or (z) the conduct of the Partner Contributed Business to the extent relating to the Partner Contributed Assets, in each case whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law (and, except for any Partner Excluded Environmental Liability, including any matter disclosed or required to be disclosed in Section 4.16 of the Partner Disclosure Schedule); provided that the Partner Contributed Environmental Liabilities shall not include the Partner Excluded Environmental Liabilities.

“Partner Covered Tax” means any (i) Tax for a Pre-Closing Tax Period (including any Tax allocable to a Pre-Closing Tax Period under Section 8.01(f)) to the extent arising out of or relating to the Partner Contributed Business, the Partner Contributed Assets or Allied NewCo, (ii) Tax arising out of any Excluded Partner Asset, (iii) Income Taxes of Partner or any of its Affiliates and (iv) Transfer Tax (or portion thereof) borne by Partner under Section 8.01(c).

“Partner Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) pension, retirement, profit-sharing, savings, health, disability, life insurance, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control or (iii) other compensation or benefit plan, policy, program, arrangement, contract or agreement, in each case that is maintained, sponsored or contributed to or required to be contributed to by Partner or any of its Affiliates for the benefit of any Partner Business Employee, but excluding Canadian statutory benefit plans in which Partner or any of its Affiliates is required to participate, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to health tax, workplace safety insurance and employment insurance law.

“Partner Excluded Environmental Liabilities” means any and all liabilities, obligations or commitments arising under Environmental Law (i) to remediate, pursuant to Environmental Law, the matters listed on Section 2.11(h) of the Partner Disclosure Schedule or (ii) to the extent related to the transportation or arranging for the transportation of, or the disposal or arrangement for the disposal of, Hazardous Substances in connection with or in any way relating to any real property or facility currently or formerly owned, leased, operated or occupied by Partner or its Affiliates (or any of their predecessors) (including with respect to the Partner Contributed Business), or any real property or facility at which Partner or its Affiliates (or any of their predecessors) formerly provided any services (including with respect to the Partner Contributed Business), in each case that is not listed on Section 2.08(a) of the Partner Disclosure Schedule, Section 1.01(a)(ii) of the Baker Hughes Disclosure Schedule or Section 2.02(a) of the Baker Hughes Disclosure Schedule, to any offsite location for disposal or recycling prior to the Closing Date.

“Partner Fundamental Reps” means the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.13(a) and 4.19.

“Partner Interim Retained Obligations” means any liability, commitment or obligation of any kind, whether known or unknown, accrued, absolute, contingent or otherwise, relating to the Partner Contributed Assets (including relating to the Partner Contributed Contracts) or the conduct of the Partner Contributed Business, in each case solely to the extent arising during any periods prior to the Closing Date, other than the Partner Contributed Environmental Liabilities and the Partner Excluded Environmental Liabilities.

“Partner Licensed IP” means the Intellectual Property Rights licensed by Partner or its Affiliates to Baker Hughes under the Intellectual Property License Agreement.

“Partner Material Adverse Effect” means any change, effect, event, state of facts, circumstance or occurrence that is or would reasonably be expected to be, materially adverse to the financial condition, business or results of operations of the Partner Contributed Business, taken as a whole, excluding any effect resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Partner Contributed Business operates, (B) changes in the general economic or political conditions in the United States, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Partner Contributed Business operates, (D) acts of war, sabotage or terrorism or natural disasters involving the United States of America, (E) the announcement or consummation of the transactions contemplated by this Agreement (other than pursuant to Section 4.06), (F) any action taken (or omitted to be taken) at the request of Baker Hughes or (G) any action taken by Partner that is required, expressly contemplated or permitted pursuant to this Agreement (other than in connection with the requirement for Partner to use its commercially reasonable efforts to conduct the Partner Contributed Business in the ordinary course consistent with past practice pursuant to Section 6.01), except in the case of clauses (A), (B) and (C) to the extent that such adverse changes, effects, events, states of facts, circumstances or occurrences have a disproportionately adverse impact on the Partner Contributed Business as compared to other participants in the industry in which the Partner Contributed Business operates.

“Partner Parties” means Partner and each Subsidiary of Partner that is contributing any portion of the Allied NewCo Interim Contribution to Allied NewCo pursuant to this Agreement. The Partner Parties are set forth on Section 1.01(a)(i) of the Partner Disclosure Schedule.

“Partner Qualifying Offer” means an offer of employment made by the Company or one of its Subsidiaries to a Partner Business Employee that is made by the date set forth in Section 9.01, that is effective as of the Applicable Transfer Date and that provides for the terms of employment set forth in Article 9.

“Partner Specified Environmental Liabilities” means any and all liabilities, obligations or commitments arising under or relating to Environmental Laws and in any way relating to (i) any toxic torts or the exposure of any Person to Hazardous Substances in connection with or in any way relating to the Partner Contributed Assets or any activities or operations occurring or conducted at the Partner Contributed Facilities (including any property damage or personal injury claims related thereto) to the extent arising out of any conditions or events occurring prior to the Closing Date, (ii) the transportation or arranging for the transportation of, or the disposal or arranging for the disposal to any offsite location, in each case, for disposal or recycling prior to the Closing Date, of, Hazardous Substances in connection with or any way relating to any real property or facility listed on Section 2.08(a) of the Partner Disclosure Schedule, or (iii) any violation of Environmental Law prior to the Closing in connection with any Partner Contributed Assets (other than the Partner Excluded Environmental Liabilities).

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens for labor provided in the ordinary course of business with respect to any amounts not yet due and payable as of the Closing Date, (ii) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting principles, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property that (A) are matters of public record and (B) do not materially interfere with the present uses of such real property, (v) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Baker Hughes Contributions or the BH Canadian Asset Purchase or Allied NewCo Contribution, as applicable, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; provided that such agreements do not contain any rights of first refusal, rights of first offer or purchase options, (vii) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (viii) Liens referred to in the Baker Hughes Balance Sheet or Partner Balance Sheet and set forth on the Baker Hughes Disclosure Schedule or the Partner Disclosure Schedule, as applicable, (ix) Liens described in the Baker Hughes Disclosure Schedule or Partner Disclosure Schedule, as applicable, and (x) other Liens, if any, that would not be material to the Baker Hughes Contributed Business or Partner Contributed Business, as applicable, in each case taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing LLC Agreement” means an amended and restated limited liability company agreement of the Company substantially in the form attached hereto as Exhibit B.

“Pre-Closing LLC Agreement” means an amended and restated limited liability company agreement of the Company mutually agreed upon by the parties hereto (acting reasonably) prior to the completion of the Baker Hughes Contributions.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Remedial Actions” means all actions required to (i) clean up, remove, remediate, treat or in any other way address any Hazardous Substance in the indoor or outdoor environment, (ii) prevent or minimize any release so that a Hazardous Substance does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (iii) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Substance.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means (i) any federal, state, provincial, county, local, foreign or other tax (including income, profits, premium, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, employment, employer health, unemployment compensation, payroll-related and property taxes), import duties, unclaimed or abandoned property liabilities, health insurance and Canada, Quebec and other government pension plan premiums, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition, administration or collection of any of the foregoing, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being a transferee (including within the meaning of section 160 of the Tax Act), successor or party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, each as amended from time to time.

“Tax Consideration” means the amount required under Section 1060 of the Code to be allocated among the Baker Hughes Canadian Transferred Assets.

“Tax Return” means any federal, state, provincial, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the U.S. Internal Revenue Service, the Canada Revenue

Agency or any other Taxing Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any party hereto and their Affiliates (which in the case of Baker Hughes shall include the Company for all periods prior to the Closing) for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

“Transition Services Agreement” means a Transition Services Agreement between the Company and Baker Hughes to be entered into at the Closing, substantially in the form attached hereto as Exhibit C.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unimin Sand Contract” means that certain Fourth Amended and Restated Sales Agreement, entered into as of January 1, 2016, by and between Baker Hughes (as successor-in-interest to BJ Services Company, U.S.A.) and Unimin Corporation (“Unimin”).

“Unsubstantiated Capex Amount” means $73,000,000 less the BH Capital Expenditure Reimbursement Amount.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988 and any similar Applicable Law.

“White Sand” means uncoated premium northern white sand originating from the upper Midwest (Minnesota, Wisconsin and Illinois) found in the Wonewoc, St. Peter and Jordan formations.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Referee	2.16(a)
Agreement	Preamble
Allied NewCo	Recitals
Allied NewCo Contribution	Recitals
Allied NewCo Formation	Recitals
Allied NewCo Interests	2.12(a)
Allied NewCo Membership Interests	2.15
Alternative White Sand	7.08(b)
Annual Unimin Certificate	7.08(c)

Assignment and Assumption Agreement	2.17(e)
Baker Hughes	Preamble
Baker Hughes Contract Liabilities	2.05(a)
Baker Hughes Contributed Business	Recitals
Baker Hughes Contributions	Recitals
Baker Hughes Disclosure Schedule	13.12
Baker Hughes Indemnified Parties	11.02(c)(i)
Baker Hughes Insurance Policies	3.20(a)
Baker Hughes Leased Real Property	3.13(b)
Baker Hughes Required Consents	3.06
Baker Hughes Retained Policies	7.05
Baker Hughes Retained Policy Claims	7.05
Baker Hughes Specified Actions	2.05(b)
Baker Hughes Specified Reps	10.02
Baker Hughes Transferred Assets	2.02
Baker Hughes Transferred Contracts	2.02(d)
Baker Hughes Transferred Employee	9.01
Baker Hughes Transferred Facilities	2.02(a)
Baker Hughes Transferred IP	2.02(j)
Baker Hughes Transferred Liabilities	2.04
Baker Hughes Transferred MSAs	2.02(m)
Baker Hughes Transferred Patents	2.02(i)
Baker Hughes Transferred Trademarks	2.02(j)
Baker Hughes U.S. Transferred Assets	2.02
Baker Hughes U.S. Transferred Liabilities	2.04
Baker Hughes Warranty Breach	11.02(a)(i)(A)
BH Canadian Asset Transfer	Recitals
BH Capital Expenditure Reimbursement	Recitals
BH Cure Period	12.01(d)
BH SubCo	Recitals
BH SubCo Contribution	Recitals
BH SubCo Interim Contribution	Recitals
BH Unimin Purchase Requirement	7.08(b)
BH Valuation Statement	Section 2.16(a)
BHCC	Recitals
BHOO Contribution	Recitals
Canadian Transferred Asset Price Differential	1.01
Canadian Valuation Statement	Section 2.16(a)
CanCo	Recitals
Closing	2.17
Commitment Letters	Recitals
Company	Preamble
Company Entity Formations	Recitals
Company Indemnified Parties	11.02(a)(i)
Cost Differential	7.08(b)
CSL	Recitals

CSL Equity Commitment Letter	Recitals
Damages	11.02(a)(i)
e-mail	13.01
Excluded Baker Hughes Assets	2.03
Excluded Baker Hughes Liabilities	2.05
Excluded Partner Assets	2.09
Excluded Partner Liabilities	2.11
Existing Company Names	5.05
Financing	4.18
GS Entities	13.14
GS Investor	Recitals
GS Investor Equity Commitment Letter	Recitals
Guaranties	Recitals
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Intended Tax Treatment	13.15(a)
Investor JV	Preamble
Investor JV Equity Commitment letter	Recitals
Investor JV Related Party	12.03
JV Investor Initial Membership Acquisition	Recitals
JV Investor Second Membership Acquisition	Recitals
JV Investor Second Membership Acquisition Contribution	Recitals
LuxCo	Recitals
Monthly Unimin True-Up Payment	7.08(b)
Partner	Preamble
Partner Business Assets	2.08
Partner Contract Liabilities	2.11(a)
Partner Contributed Assets	2.08
Partner Contributed Business	Recitals
Partner Contributed Contracts	2.08(d)
Partner Contributed Facilities	2.08(a)
Partner Contributed Liabilities	2.10
Partner Cure Period	12.01(e)
Partner Disclosure Schedule	13.12
Partner Indemnified Parties	11.02(c)(ii)
Partner Insurance Policies	4.21(a)
Partner Membership Interest Transfer	Recitals
Partner Required Consents	4.06
Partner Specified Actions	2.11(b)
Partner Specified Reps	10.03
Partner Transferred Employee	9.01
Partner Transferred IP	2.08(j)
Partner Transferred Patents	2.08(i)
Partner Transferred Trademarks	2.08(j)
Partner Valuation Statement	Section 2.16(a)

Partner Warranty Breach	11.02(b)(i)(A)
Potential Contributor	11.06
Pre-Closing Occurrences	7.05
Recovery Costs	7.05
Reimbursable Liquidated Damages	7.08(c)
Structuring Transactions	Recitals
Tax Benefit	11.05(a)(ii)
Taxing Authority	1.01
Terminating BH Breach	12.01(d)
Terminating Partner Breach	12.01(e)
Termination Date	12.01(b)
Termination Fee	12.03(a)
Third Party Claim	11.03(a)
Transfer Taxes	8.01(c)
Valuation Statements	2.16(a)
Well-Site Cost	7.08(b)

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “dollars” or “$” shall mean United States dollars. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2
Contributions; Cash Consideration; Issuances of Membership Interests

Section 2.01.      BH SubCo Interim Contribution. (a) Upon the terms and subject to the conditions of this Agreement, Baker Hughes agrees to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to BH

SubCo, and Baker Hughes shall cause BH SubCo to accept, at least five days prior to the Closing and immediately prior to the transactions contemplated by Section 2.02 and Section 2.04, all of Baker Hughes’ right, title and interest in, to and under the BH SubCo Assets.

Section 2.02.      Baker Hughes Transferred Assets. Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, Baker Hughes agrees to, and agrees to cause BH SubCo to, contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, and the Company agrees to accept, immediately following the transactions contemplated by Section 2.01, free and clear of all Liens, other than Permitted Liens, all of the Baker Hughes Parties’ right, title and interest in, to and under the following (in each case, excluding Baker Hughes Canadian Transferred Assets) (collectively, the “Baker Hughes U.S. Transferred Assets” and, together with the Baker Hughes Canadian Transferred Assets, the “Baker Hughes Transferred Assets”) pursuant to the Baker Hughes Contributions:

(a)           the real property that any of the Baker Hughes Parties owns in fee simple and leases of, and other interests in, real property, in each case, together with all land, buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto listed on Section 2.02(a) of the Baker Hughes Disclosure Schedule (together with any such assets included in the Baker Hughes Canadian Transferred Assets, the “Baker Hughes Transferred Facilities”);

(b)           all tangible personal property, including equipment, machinery and facilities, and interests therein, used or held for use primarily in the operation of the Baker Hughes U.S. Transferred Assets, regardless of whether located at the Baker Hughes Transferred Facilities or elsewhere, including such tangible personal property listed on Section 2.02(b)(x) of the Baker Hughes Disclosure Schedule but excluding such tangible personal property listed on Section 2.02(b)(y) of the Baker Hughes Disclosure Schedule;

(c)           all raw materials, work-in-process, finished goods, supplies and other inventories used or held for use primarily in the operation of the Baker Hughes U.S. Transferred Assets;

(d)           all transferable right, title and interest under contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Section 2.02(d) of the Baker Hughes Disclosure Schedule and any purchase orders relating exclusively to the Baker Hughes Contributed Business entered into after the date hereof in accordance with the terms of this Agreement (together with any such assets included in the Baker Hughes Canadian Transferred Assets, the “Baker Hughes Transferred Contracts”);

(e)           all prepaid expenses, including ad valorem Taxes, leases and rentals to the extent relating to the operation of the Baker Hughes U.S. Transferred Assets;

(f)            all causes of action against third parties to the extent relating primarily to the Baker Hughes U.S. Transferred Assets or the Baker Hughes Transferred Liabilities, including, without limitation, any warranty claims;

(g)           all transferable licenses, permits or other governmental authorizations used primarily in the operation of the Baker Hughes U.S. Transferred Assets;

(h)           all books, records (other than personnel records), files and papers, whether in hard copy or computer format, used primarily in the operation of the Baker Hughes U.S. Transferred Assets;

(i)            the Patents listed on Section 2.02(i) of the Baker Hughes Disclosure Schedule (together with any such assets included in the Baker Hughes Canadian Transferred Assets, the “Baker Hughes Transferred Patents”);

(j)            the Trademarks listed on Section  2.02(j) of the Baker Hughes Disclosure Schedule (together with any such assets included in the Baker Hughes Canadian Transferred Assets, the “Baker Hughes Transferred Trademarks” and, together with the Baker Hughes Transferred Patents, the “Baker Hughes Transferred IP”);

(k)           all proceeds of any Baker Hughes U.S. Transferred Assets sold or otherwise disposed of in the ordinary course of business (excluding any proceeds from any sale or disposition set forth on Section 5.01(c) of the Baker Hughes Disclosure Schedule), or, to the extent primarily related to the operation of the Baker Hughes U.S. Transferred Assets, any insurance proceeds received or the rights to proceeds to be or that may be received as a result of insurance claims made or that could have been made for all periods from the date hereof through the Closing Date, during the period from the date hereof until the Closing Date;

(l)            all information technology assets (excluding any Software) listed on Section 2.02(l) of the Baker Hughes Disclosure Schedule, provided that the Company shall acquire from third parties any and all other third party hardware and software required to run such information technology assets;

(m)          all master services agreements of the Baker Hughes Parties or any of their Affiliates used primarily in the operation of the Baker Hughes U.S. Transferred Assets to the extent transferable, to the extent listed on Section 2.02(m) of the Baker Hughes Disclosure Schedule (together with any such assets included in the Baker Hughes Canadian Transferred Assets, “Baker Hughes Transferred MSAs”);

(n)           to the extent permitted by Applicable Law, the personnel records (including all human resources and other records) of the Baker Hughes Transferred Employees; and

(o)           all Tax Returns that relate solely to the Baker Hughes Contributed Business or any Baker Hughes U.S. Transferred Asset, excluding any consolidated, combined, affiliated or unitary Tax Return of Baker Hughes or any of its Affiliates.

Section 2.03.      Excluded Baker Hughes Assets. Partner and the Company expressly understand and agree that all assets related to the Baker Hughes Contributed Business (including any assets owned, leased, operated, occupied or used in connection with the Baker Hughes Contributed Business) that are not Baker Hughes Transferred Assets shall be excluded from the Baker Hughes Contributions and the BH Canadian Asset Purchase (collectively, the “Excluded

Baker Hughes Assets”), including the following assets and properties of Baker Hughes or its Affiliates (or any of their predecessors):

(a)           all of the Baker Hughes Parties’ cash and cash equivalents on hand and in banks (other than with respect to the cash proceeds described in Section 2.02(k) or analogous cash proceeds included in the Baker Hughes Canadian Transferred Assets);

(b)           all current assets (other than such assets described in Section 2.02(c) or analogous assets included in the Baker Hughes Canadian Transferred Assets), including accounts, notes and other receivables, of Baker Hughes or any of its Affiliates;

(c)           other than the Baker Hughes Transferred MSAs and the Baker Hughes Transferred Contracts, all master services agreements and any contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments of the Baker Hughes Parties or any of their Affiliates;

(d)           all insurance policies of the Baker Hughes Parties or any of their Affiliates and all claims, credits, causes of action or rights thereunder (other than to the extent contemplated by Section 7.05);

(e)           all Intellectual Property Rights owned by or licensed to the Baker Hughes Parties or any of their Affiliates (including the Baker Hughes Names and Marks), other than the Baker Hughes Transferred IP;

(f)            all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of the Baker Hughes Parties and their Affiliates;

(g)           all accounting goodwill associated with the Baker Hughes Contributed Business or the Baker Hughes Transferred Assets;

(h)           all causes of action against third parties to the extent relating primarily to the Excluded Baker Hughes Assets or the Excluded Baker Hughes Liabilities;

(i)            all rights of Baker Hughes arising under this Agreement or the transactions contemplated hereby;

(j)            all claims for Tax refunds and all other Tax assets associated with the Baker Hughes Transferred Assets or the Baker Hughes Contributed Business attributable to a Pre-Closing Tax Period;

(k)           except for the Tax Returns described in Section 2.02(o) (or analogous Tax Returns included in the Baker Hughes Canadian Transferred Assets), all Tax Returns of the Baker Hughes Parties and their Affiliates and all other Tax-related documents of the Baker Hughes Parties and their Affiliates, including any consolidated, combined, affiliated or unitary Tax Return that includes Baker Hughes or any of its Affiliates;

(l)            the personnel records (including all human resources and other records) of Baker Hughes and its Affiliates relating to employees of Baker Hughes and its Affiliates, other than the Baker Hughes Transferred Employees;

(m)          all assets related to the Baker Hughes Employee Plans and any other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by Baker Hughes or any of its Affiliates or with respect to which Baker Hughes or any of its Affiliates has any current or contingent liability or obligation;

(n)           any Baker Hughes Transferred Assets sold or otherwise disposed of in the ordinary course of business prior to the date hereof or during the period from the date hereof until the Closing Date in accordance with Section 5.01(c);

(o)           any real property or facility currently or formerly owned, leased, operated, occupied or used by Baker Hughes or its Affiliates (or any of their predecessors) (including with respect to the Baker Hughes Contributed Business), or at which Baker Hughes or its Affiliates (or any of their predecessors) formerly provided any services (including with respect to the Baker Hughes Contributed Business), that is not listed on Section 2.02(a) of the Baker Hughes Disclosure Schedule, Section 1.01(a)(ii) of the Baker Hughes Disclosure Schedule or Section 2.08(a) of the Partner Disclosure Schedule; and

(p)           for the avoidance of doubt, completions products such as “Gravel Pack” or “Frac Pack” equipment, pumps, service tools, services or products associated with sand control, well inflow control, remedial & stimulation (R&S) equipment, frac packers/plugs or multi stage frac completions product line of business as well as any chemical or additives products or services provided by Baker Hughes’ Chemicals product lines.

Section 2.04.      Baker Hughes Transferred Liabilities. Upon the terms and subject to the conditions of this Agreement, the Company agrees, effective immediately following the transactions contemplated by Section 2.01, to assume all debts, obligations and liabilities of the Baker Hughes Parties (or any predecessor of the Baker Hughes Parties or any prior owner of all or part of their businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent relating to or arising out of (x) the Baker Hughes Transferred Assets, (y) the conduct of the Baker Hughes Contributed Business to the extent relating to the Baker Hughes Transferred Assets (as currently or formerly conducted) or (z) the conduct of the Company’s business, in each case except for the Excluded Baker Hughes Liabilities and the Baker Hughes Canadian Transferred Liabilities (the “Baker Hughes U.S. Transferred Liabilities” and, together with the Baker Hughes Canadian Transferred Liabilities, the “Baker Hughes Transferred Liabilities”), including the following:

(a)           all liabilities set forth on the Baker Hughes Balance Sheet to the extent not satisfied prior to the Closing Date;

(b)           all liabilities and obligations of the Baker Hughes Parties or any of their Affiliates arising under the Baker Hughes Transferred Contracts, except for the Baker Hughes Contract Liabilities;

(c)           all Baker Hughes Contributed Environmental Liabilities;

(d)           all liabilities and obligations arising out of any action, suit, investigation or proceeding to the extent relating to or arising out of the Baker Hughes Transferred Assets or the conduct of Baker Hughes Contributed Business to the extent relating to the Baker Hughes Transferred Assets before any arbitrator or any Governmental Authority, except the Baker Hughes Specified Actions;

(e)           all liabilities and obligations (i) with respect to each Baker Hughes Transferred Employee, other than any such liabilities and obligations that are (x) expressly retained by the Baker Hughes Parties pursuant to Article 9 or (y) that are established (with the Company bearing the burden of proof) to arise solely from actions, omissions or events that occur entirely prior to the Closing Date, or (ii) that are expressly assumed by the Company pursuant to Article 9 (subject to, for the avoidance of doubt, Section 2.05(d)); and

(f)            all Baker Hughes Interim Retained Obligations.

Section 2.05.      Excluded Baker Hughes Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Company and CanCo are assuming from the Baker Hughes Parties only the Baker Hughes Transferred Liabilities and are not assuming any other liability or obligation of the Baker Hughes Parties of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Baker Hughes Parties (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Baker Hughes Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Baker Hughes Liabilities (which shall not be assumed by the Company or CanCo) include:

(a)           any liability or obligation arising under the Baker Hughes Transferred Contracts to the extent it is established (with the Company bearing the burden of proof) that such liability or obligation arose solely from the operation of the Baker Hughes Contributed Business prior to the Closing Date (the “Baker Hughes Contract Liabilities”);

(b)           all liabilities and obligations arising out of any action, suit, investigation or proceeding set forth in Section 2.05(b) of the Baker Hughes Disclosure Schedule (the “Baker Hughes Specified Actions”);

(c)           any liability or obligation for Baker Hughes Covered Taxes;

(d)           except as otherwise expressly provided by Article 9, all liabilities and obligations (i) related to the Baker Hughes Employee Plans and any other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by Baker Hughes or any of its Affiliates or with respect to which Baker Hughes or any of its Affiliates has any current or contingent liability or obligation or (ii) except as otherwise expressly provided by Section 2.04(e), arising out of or in connection with or relating to the employment or service with or termination of employment or service from Baker Hughes or any of its Affiliates of any Person, including any Baker Hughes Business Employee who does not receive an offer of employment from the Company;

(e)           any liability or obligation relating to or arising out of the Excluded Baker Hughes Assets;

(f)            Transaction Expenses of Baker Hughes and its Affiliates (including the Company prior to the Closing);

(g)           all accounts payable and other current liabilities existing as of the Closing Date; and

(h)           all Baker Hughes Excluded Environmental Liabilities.

Section 2.06.      Entity Formations. At least five days prior to the Closing, (a) Baker Hughes shall cause the Company to complete the Company Entity Formations and (b) Partner shall complete the Allied NewCo Formation pursuant to the certificate of formation and limited liability company agreement set forth in Exhibit E.

Section 2.07.      JV Investor Membership Acquisition and BH Capital Expenditure Reimbursement. (a) At the Closing, Investor JV shall acquire Membership Interests held by Baker Hughes and Membership Interests held by BH SubCo for an aggregate amount equal to the JV Investor Initial Membership Acquisition Payment Amount, which shall be paid as provided in Section 2.17.

(b)           At the Closing (and immediately following the transactions contemplated by Section 2.07(a)), Investor JV shall contribute to the Company the JV Investor Second Membership Acquisition Contribution, which shall be paid as provided in Section 2.17.

(c)           At the Closing (and immediately following the transactions contemplated by Section 2.07(b)), the Company shall consummate the BH Capital Expenditure Reimbursement, which shall be paid as provided in Section 2.17.

Section 2.08.      Partner Contributed Assets. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Partner agrees to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to Allied NewCo, and Allied NewCo agrees to accept, at least five (5) days prior to the Closing, free and clear of all Liens, other than Permitted Liens, all of the Partner Parties’ right, title and interest in, to and under the following (the “Partner Business Assets” and, together with the Allied NewCo Interests, “Partner Contributed Assets”):

(a)           the real property that any of the Partner Parties own in fee simple and leases of, and other interests in, real property, in each case, together with all land, buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto listed on Section 2.08(a) of the Partner Disclosure Schedule (the “Partner Contributed Facilities”);

(b)           all tangible personal property, including equipment, machinery and facilities, and interests therein, used or held for use primarily in the operation of the Partner Contributed Assets, regardless of whether located at the Partner Contributed Facilities or elsewhere, including such tangible personal property listed on Section 2.08(b)(x) of the Partner Disclosure Schedule but excluding such tangible personal property listed on Section 2.08(b)(y) of the Partner Disclosure Schedule;

(c)           all raw materials, work-in-process, finished goods, supplies and other inventories used or held for use primarily in the operation of the Partner Contributed Assets;

(d)           all transferable right, title and interest under contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Section 2.08(d) of the Partner Disclosure Schedule and any purchase orders relating exclusively to the Partner Contributed Business entered into after the date hereof in accordance with the terms of this Agreement (collectively, the “Partner Contributed Contracts”);

(e)           all prepaid expenses, including ad valorem Taxes, leases and rentals to the extent relating to the operation of the Partner Contributed Assets;

(f)            all causes of action against third parties to the extent relating primarily the Partner Contributed Assets or the Partner Contributed Liabilities, including, without limitation, any warranty claims;

(g)           all transferable licenses, permits or other governmental authorizations used primarily in the operation of the Partner Contributed Assets;

(h)           all books, records (other than personnel records), files and papers, whether in hard copy or computer format, used primarily in the operation of the Partner Contributed Assets;

(i)            the Patents listed on Section 2.08(i) of the Partner Disclosure Schedule (collectively, “Partner Transferred Patents”);

(j)            the Trademarks listed on Section 2.08(j) of the Partner Disclosure Schedule (collectively, the “Partner Transferred Trademarks” and, together with the Partner Transferred Patents, the “Partner Transferred IP”);

(k)           all proceeds of any Partner Contributed Assets sold or otherwise disposed of in the ordinary course of business (excluding any proceeds from any sale or disposition set forth on Section 6.01(c) of the Partner Disclosure Schedule), or, to the extent primarily related to the operation of the Partner Contributed Assets, any insurance proceeds received or the rights to proceeds to be or that may be received as a result of insurance claims made or that could have been made for all periods from the date hereof through the Closing Date, during the period from the date hereof until the Closing Date;

(l)            all information technology assets (excluding any Software) listed on Section 2.08(l) of the Partner Disclosure Schedule, provided that the Company shall acquire from third parties any and all other third party hardware and software required to run such information technology assets;

(m)          to the extent permitted by Applicable Law, the personnel records (including all human resources and other records) of the Partner Transferred Employees; and

(n)           all Tax Returns that relate solely to the Partner Contributed Business or the Partner Contributed Assets, excluding any consolidated, combined, affiliated or unitary Tax Return of Partner or any of its Affiliates.

Section 2.09.      Excluded Partner Assets. Baker Hughes and the Company expressly understand and agree that all assets related to the Partner Contributed Business (including any assets owned, leased, operated, occupied or used in connection with the Partner Contributed Business) that are not Partner Contributed Assets shall be excluded from the Partner Contributed Assets (the “Excluded Partner Assets”), including the following assets and properties of Partner or its Affiliates (or any of their predecessors):

(a)           all of the Partner Parties’ cash and cash equivalents on hand and in banks (other than with respect to the cash proceeds described in Section 2.08(k));

(b)           all current assets (other than such assets described in Section 2.08(c)), including accounts, notes and other receivables, of Partner or any of its Affiliates;

(c)           other than the Partner Contributed Contracts, all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments of the Partner Parties or any of their Affiliates;

(d)           all insurance policies of the Partner Parties or any of their Affiliates and all claims, credits, causes of action or rights thereunder (other than to the extent contemplated by Section 7.05);

(e)           all Intellectual Property Rights owned by or licensed to the Partner Parties or any of their Affiliates, other than the Partner Transferred IP;

(f)            all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of the Partner Parties and their Affiliates;

(g)           all accounting goodwill associated with the Partner Contributed Business or the Partner Contributed Assets;

(h)           all causes of action against third parties to the extent relating primarily to the Excluded Partner Assets or the Excluded Partner Liabilities;

(i)            all rights of Partner arising under this Agreement or the transactions contemplated hereby;

(j)            all claims for Tax refunds and all other Tax assets associated with the Partner Contributed Assets or the Partner Contributed Business attributable to a Pre-Closing Tax Period;

(k)           except for the Tax Returns described in Section 2.08(n), all Tax Returns of the Partner Parties and their Affiliates and all other Tax-related documents of the Partner Parties and their Affiliates including any consolidated, combined, affiliated or unitary Tax Return that includes the Partner Parties or any of their Affiliates;

(l)            the personnel records (including all human resources and other records) of Partner and its Affiliates relating to employees of Partner and its Affiliates, other than the Partner Transferred Employees;

(m)          all assets related to the Partner Employee Plans and any other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by Partner or any of its Affiliates or with respect to which Partner or any of its Affiliates has any current or contingent liability or obligation; and

(n)           any Partner Contributed Assets sold or otherwise disposed of in the ordinary course of business prior to the date hereof or during the period from the date hereof until the Closing Date in accordance with Section 6.01(c); and

(o)           any real property or facility currently or formerly owned, leased, operated, occupied or used by Partner or its Affiliates (or any of their predecessors) (including with respect to the Partner Contributed Business), or at which Partner or its Affiliates (or any of their predecessors) formerly provided any services (including with respect to the Partner Contributed Business), that is not listed on Section 2.08(a) of the Partner Disclosure Schedule, Section 1.01(a)(ii) of the Baker Hughes Disclosure Schedule or Section 2.02(a) of the Baker Hughes Disclosure Schedule.

Section 2.10.      Partner Contributed Liabilities. Upon the terms and subject to the conditions of this Agreement, Allied NewCo agrees, effective at the time of the Closing (and immediately following the transactions contemplated by Section 2.07), to assume all debts, obligations and liabilities of the Partner Parties (or any predecessor of the Partner Parties or any prior owner of all or part of their businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent relating to or arising out of (x) the Partner Contributed Assets or (y) the conduct of the Partner Contributed Business to the extent relating to the Partner Contributed Assets (as currently or formerly conducted), in each case except for the Excluded Partner Liabilities (the “Partner Contributed Liabilities”), including the following:

(a)           all liabilities set forth on the Partner Balance Sheet to the extent not satisfied prior to the Closing Date;

(b)           all liabilities and obligations of the Partner Parties or any of their Affiliates arising under the Partner Contributed Contracts, except for the Partner Contract Liabilities;

(c)           all Partner Contributed Environmental Liabilities;

(d)           all liabilities and obligations arising out of any action, suit, investigation or proceeding to the extent relating to or arising out of the Partner Contributed Assets or the conduct of the Partner Contributed Business to the extent relating to the Partner Contributed Assets before any arbitrator or any Governmental Authority, except the Partner Specified Actions;

(e)           all liabilities and obligations (i) with respect to each Partner Transferred Employee, other than any such liabilities and obligations that are (x) expressly retained by the Partner Parties pursuant to Article 9 or (y) that are established (with the Company bearing the burden of proof) to arise solely from actions, omissions or events that occur entirely prior to the Closing Date, or (ii) that are expressly assumed by the Company pursuant to Article 9 (subject to, for the avoidance of doubt, Section 2.11(d)); and

(f)            all Partner Interim Retained Obligations.

Section 2.11.      Excluded Partner Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Allied NewCo is assuming from the Partner Parties only the Partner Contributed Liabilities and is not assuming any other liability or obligation of the Partner Parties of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Partner Parties (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Partner Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Partner Liabilities (which shall not be assumed by the Company) include:

(a)           any liability or obligation arising under the Partner Contributed Contracts to the extent it is established (with the Company bearing the burden of proof) that such liability or obligation arose solely from the operation of the Partner Contributed Business prior to the Closing Date (the “Partner Contract Liabilities”);

(b)           all liabilities and obligations arising out of any action, suit, investigation or proceeding set forth in Section 2.11(b) of the Partner Disclosure Schedule (the “Partner Specified Actions”);

(c)           any liability or obligation for Partner Covered Taxes;

(d)           except as otherwise expressly provided by Article 9, all liabilities and obligations (i) related to the Partner Employee Plans and any other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by Partner or any of its Affiliates or with respect to which Partner or any of its Affiliates has any current or contingent liability or obligation or (ii) except as otherwise expressly provided by Section 2.10(e), arising out of or in connection with or relating to the employment or service with or termination of employment or service from Partner or any of its Affiliates of any Person, including any Partner Business Employee who does not receive an offer of employment from the Company;

(e)           any liability or obligation relating to or arising out of the Excluded Partner Assets;

(f)            Transaction Expenses of Partner and its Affiliates (including the Company prior to the Closing);

(g)           all accounts payable and other current liabilities existing as of the Closing Date; and

(h)           all Partner Excluded Environmental Liabilities.

Section 2.12.      Allied NewCo Contribution. (a) At the Closing (and immediately following the transactions contemplated by Sections 2.08 and 2.10), Partner shall contribute, convey, transfer, assign and deliver to the Company, free and clear of all Liens, all of the equity interests of Allied NewCo (the “Allied NewCo Interests”), and the Company agrees to accept the Allied NewCo Interests.

(b)           At the Closing (and immediately following the transactions contemplated by Section 2.13 below), Partner shall contribute, convey, transfer, assign and deliver to Investor JV all of the Allied NewCo Membership Interests.

Section 2.13.      BH Canadian Asset Purchase. (a) Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, Baker Hughes agrees to cause BHCC to sell to CanCo, and CanCo agrees to purchase, at the Closing (and immediately following the transactions contemplated by Section 2.12(a)), free and clear of all Liens, other than Permitted Liens, all of BHCC’s right, title and interest in, to and under the Baker Hughes Canadian Transferred Assets.

(b)           CanCo agrees, at the Closing (and immediately following the transactions contemplated by Section 2.12(a)), to assume all Baker Hughes Canadian Transferred Liabilities.

(c)           As consideration for the transactions contemplated by Sections 2.13(a) and 2.13(b), the Company shall cause CanCo to pay to BHCC the Canadian Transferred Assets Purchase Price in cash at the Closing (and immediately following the transactions contemplated by Section 2.12(a)), which shall be paid as provided in Section 2.17.

Section 2.14.      Assignment of Contracts and Rights. Prior to the Closing, each of Baker Hughes and Partner shall, and shall cause each of its respective Affiliates to, use its commercially reasonable efforts (which efforts shall not include paying a fee or incurring any obligation to obtain any necessary consent from a counterparty) to obtain Baker Hughes Required Consents and the Partner Required Consents, respectively. Notwithstanding the foregoing or anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Baker Hughes Transferred Asset or Partner Contributed Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach by a Partner Party or a Baker Hughes Party thereunder. If such consent is not obtained, Baker Hughes, Partner and the Company will cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement with no additional cost to the Company.

Section 2.15.      Issuance of Membership Interests. In exchange for the BHOO Contribution and the BH SubCo Contribution, the Company shall issue as provided in Section 2.17, Membership Interests to BHOO and Membership Interests to BH SubCo. In exchange for the JV Investor Second Membership Acquisition Contribution and the other applicable Structuring Transactions, the Company shall issue to Investor JV, as provided in Section 2.17, Membership Interests. In exchange for the Allied Newco Contribution, the Company shall issue to Partner, as provided in Section 2.17, Membership Interests (the “Allied NewCo Membership Interests”).

Section 2.16.      Valuation Statement.

(a)           By Closing, Baker Hughes shall have determined the BH Capital Expenditure Reimbursement Amount in good faith and after consultation with Partner. By Closing, Baker Hughes shall deliver to Partner a statement (the “Canadian Valuation Statement”) setting forth the aggregate fair market value of the Baker Hughes Canadian Transferred Assets. As soon as practicable after the Closing, (i) Baker Hughes shall deliver a statement (the “BH Valuation Statement”) to Partner setting forth the fair market value and adjusted tax basis (as of immediately after the Closing) of each of the Baker Hughes Transferred Assets and the allocation of the Tax Consideration among the Baker Hughes Canadian Transferred Assets and (ii) Partner shall deliver a statement (the “Partner Valuation Statement” and together with the Canadian Valuation Statement and the BH Valuation Statement, the “Valuation Statements”) to Baker Hughes setting forth the fair market value and adjusted tax basis (as of immediately after the Closing) of each of the Partner Contributed Assets, in each case, in a manner that is consistent with the transactions contemplated hereby, and with the principles of Sections 704(c), 707, 755 and 1060 of the Code to the extent necessary (and in sufficient detail) to comply with such Code provisions and the Treasury Regulations promulgated thereunder. If within twenty (20) days after the delivery of a Valuation Statement, the non-delivering party notifies the delivering party in writing that it objects to such Valuation Statement, Partner and Baker Hughes shall use commercially reasonable efforts to resolve such dispute within 20 days of such notice from the non-delivering party. In the event that Partner and Baker Hughes are unable to resolve such dispute within twenty (20) days, Partner and Baker Hughes shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the relevant Valuation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Partner and Baker Hughes.

(b)           Baker Hughes, Partner, Investor JV and the Company each agree to be bound by the Valuation Statements and act in accordance with the Valuation Statements in the preparation, filing and audit of any Tax Return (including, if applicable, filing Form 8594 with its U.S. federal income Tax Return for the taxable year that includes the Closing Date).

(c)           No later than 30 days prior to the filing of their respective Forms 8594 relating to the BH Canadian Asset Purchase, BHCC and the Company shall deliver to the other party a copy of its Form 8594.

Section 2.17.      Closing. The closing (the “Closing”) of the JV Investor Initial Membership Acquisition, the JV Investor Second Membership Acquisition, the BH Capital Expenditure Reimbursement, the Allied NewCo Contribution, the BH Canadian Asset Purchase, and the Partner Membership Interest Transfer hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Baker Hughes and Partner may agree.

(a)           In connection with the JV Investor Initial Membership Acquisition, Investor JV shall deliver the JV Investor Initial Membership Acquisition Payment Amount in immediately available funds by wire transfer to an account designated by Baker Hughes at least three Business Days prior to the Closing by notice to Partner.

(b)           In connection with the JV Investor Second Membership Acquisition Membership Acquisition, Investor JV shall deliver the JV Investor Second Membership Acquisition Contribution Amount in immediately available funds by wire transfer to an account designated by the Company at least three Business Days prior to the Closing by notice to Partner.

(c)           In connection with the Allied NewCo Contribution, Partner shall deliver, or cause to be delivered, to the Company certificates for the equity interests of Allied NewCo (if any) duly endorsed in blank with any required transfer stamps affixed thereto.

(d)           Any Membership Interests issued by the Company pursuant to Section 2.15 shall be duly reflected by the Company in its books and records in the manner contemplated by the Pre-Closing LLC Agreement or the Post-Closing LLC Agreement, as applicable. Immediately following the Structuring Transactions, Baker Hughes’ and BH SubCo’s Membership Interests shall, in the aggregate, represent 46.69% of the outstanding capital interests of the Company, and Investor JV’s Membership Interest shall represent 53.31% of the outstanding capital interests of the Company.

(e)           (i) In connection with the Baker Hughes Contributions, Baker Hughes shall, and shall cause BH SubCo and the Company to, and (ii) in respect of the Allied NewCo Interim Contribution, Partner shall, and shall cause Allied NewCo to, enter into an assignment and assumption agreement substantially in the form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”), and, subject to the provisions hereof, all Persons involved with the Structuring Transactions shall each deliver such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to ultimately vest in the Company (or its applicable Subsidiary) all right, title and interest in, to and under the Baker Hughes Transferred Assets and the Partner Contributed Assets, as applicable.

(f)            In connection with the BH Canadian Asset Purchase, (i) Baker Hughes shall cause BHCC and CanCo to enter into an assignment and assumption agreement substantially in the form attached hereto as Exhibit G (the “Canadian Assignment and Assumption Agreement”) and (ii) the Company shall cause CanCo to deliver the Canadian Transferred Assets Purchase Price to BHCC in immediately available funds by wire transfer to an account designated by Baker Hughes at least three Business Days prior to the Closing by notice to the Company.

(g)           At the Closing:

(i)                 Baker Hughes and BH SubCo shall each deliver to each of the Company and Partner a statement, signed under penalties of perjury and dated no more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that neither Baker Hughes nor BH SubCo is a “foreign person” as defined in Section 1445 of the Code.

(ii)               Partner shall deliver to each of the Company and Baker Hughes a statement, signed under penalties of perjury and dated no more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that Partner is not a “foreign person” as defined in Section 1445 of the Code.

(iii)             Baker Hughes shall deliver to the Company and Partner a duly executed counterpart of each Ancillary Agreement (other than an Ancillary Agreements being delivered by Baker Hughes pursuant to clauses (a) through (f) above) to which Baker Hughes is a party and to Partner the certificate to be delivered pursuant to Section 10.02;

(iv)             Partner shall deliver to the Company and Baker Hughes a duly executed counterpart of each Ancillary Agreement (other than an Ancillary Agreements being delivered by Partner pursuant to clauses (a) through (f) above) to which Partner is a party and to Baker Hughes the certificate to be delivered pursuant to Section 10.03; and

(v)               The Company shall deliver to Baker Hughes and Partner a duly executed counterpart of each Ancillary Agreement (other than an Ancillary Agreements being delivered by the Company pursuant to clauses (a) through (f) above) to which the Company is a party.

Section 2.18.      Schedules. The parties (a) acknowledge that there may be inadvertent omissions or inclusions in the sections of the Baker Hughes Disclosure Schedule and/or the Partner Disclosure Schedule relating to this Article 2 and (b) agree to cooperate in good faith prior to the Closing to identify any such inadvertent omissions or inclusions and, with the consent of all parties (which consent will not be unreasonably withheld, conditioned or delayed), to update the Baker Hughes Disclosure Schedule and/or the Partner Disclosure Schedule to correct any such errors.

Article 3
Representations and Warranties of Baker Hughes

Except as set forth in the Baker Hughes Disclosure Schedule, Baker Hughes represents and warrants to Partner and the Company as of the date hereof and as of the Closing Date that:

Section 3.01.      Corporate Existence and Power. Baker Hughes is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Baker Hughes Material Adverse Effect.

Section 3.02.      Corporate Authorization. The execution, delivery and performance by Baker Hughes of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Baker Hughes’ corporate powers and have been duly authorized by all necessary corporate action on the part of Baker Hughes. This Agreement constitutes a valid and binding agreement of Baker Hughes and the Ancillary Agreements to which it is a party, when executed, will constitute a valid and binding agreement of Baker Hughes, in each case enforceable against Baker Hughes in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03.      Company and Contributed Subsidiary. (a) All of the issued and outstanding Membership Interests of the Company are owned by Baker Hughes or a direct or indirect wholly owned Subsidiary of Baker Hughes. The Company has not conducted any business prior to the date of this Agreement and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than (i) those incident to its formation, (ii) pursuant to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby and (iii) governmental licenses, authorizations, permits, consents and approvals related to the operation of the Baker Hughes Contributed Business. At all times following its formation and prior to the Closing, all of the equity interests of LuxCo will be owned by the Company and all of the equity interests of CanCo will be owned by LuxCo. Prior to the Closing each of LuxCo and CanCo will have no, assets, liabilities or obligations of any nature other than (x) those incident to its formation and (y) pursuant to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b)           Baker Hughes has made available to Partner true and complete copies of the organizational documents of the Company and such organizational documents are in full force and effect. There are no restrictions upon the voting or transfer of any shares or other equity interests in the Company pursuant to the Company’s organizational documents or any agreement to which Baker Hughes or any of its Affiliates is a party. Other than as a result of the transactions contemplated by this Agreement, the Company does not own, directly or indirectly, any stock of, or any other equity interest in, any Person.

Section 3.04.      Governmental Authorization. The execution, delivery and performance by Baker Hughes of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Canadian Competition Act (ii) the actions and filings set forth on Section 3.04 of the Baker Hughes Disclosure Schedule and (iii) any action or filing as to which the failure to make or obtain would not have a Baker Hughes Material Adverse Effect.

Section 3.05.      Noncontravention. The execution, delivery and performance by Baker Hughes of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Baker Hughes, (ii) assuming compliance with the matters referred to in Section 3.04, violate any Applicable Law, (iii) assuming the obtaining of all Baker Hughes Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Baker Hughes Contributed Business or (iv) result in the creation or imposition of any Lien on any Baker Hughes Transferred Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (iii) and (iv), as would not have, individually or in the aggregate, a Baker Hughes Material Adverse Effect.

Section 3.06.      Required Consents. Section 3.06 of the Baker Hughes Disclosure Schedule sets forth each agreement or other instrument binding upon the Baker Hughes Parties requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such agreements or instruments which are not, individually or in the aggregate, material to the Baker Hughes Contributed Business taken as a whole (the “Baker Hughes Required Consents”).

Section 3.07.      Financial Statements. The unaudited balance sheet as of September 30, 2016 for the Baker Hughes Contributed Business, and the related unaudited statements of income and operational cash flows, fairly present in all material respects the financial position of the Baker Hughes Contributed Business as of the dates thereof and its results of operations and operational cash flows for the periods then ended (subject to normal year-end adjustments).

Section 3.08.      Undisclosed Liabilities. There is no liability, debt or obligation of or claim against the Baker Hughes Contributed Business of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations reflected or reserved for on the Baker Hughes Balance Sheet, that have arisen since the Baker Hughes Balance Sheet Date in the ordinary course of the operation of the Baker Hughes Contributed Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of law), incurred in connection with the transactions contemplated by this Agreement, that are obligations to perform pursuant to the terms of any of the Baker Hughes Transferred Contracts or which are not, individually or in the aggregate, material to the Baker Hughes Contributed Business taken as a whole.

Section 3.09.      Absence of Certain Changes. (a) Since the Baker Hughes Balance Sheet Date, the Baker Hughes Contributed Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Baker Hughes Material Adverse Effect.

(b)           From the Baker Hughes Balance Sheet Date until the date hereof, except as expressly contemplated by this Agreement, no Baker Hughes Party has:

(i)               suffered any damage, destruction or other casualty loss, in each case not covered by insurance, material to the Baker Hughes Contributed Business taken as a whole;

(ii)               acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Baker Hughes Contributed Business, other than in the ordinary course of business consistent with past practice;

(iii)             sold, leased, transferred, licensed (other than non-exclusive licenses) or otherwise disposed of any material Baker Hughes Transferred Assets except (A) pursuant to existing contracts or commitments or (B) otherwise in the ordinary course consistent with past practice;

(iv)             taken, or failed to take, any action that could reasonably be expected to result in the loss, expiration, lapse, or abandonment of any Baker Hughes Transferred Patent; or

(v)               agreed or committed to do any of the foregoing.

Section 3.10.      Material Contracts.

(a)           Other than as set forth on Section 3.10(a) of the Baker Hughes Disclosure Schedule, with respect to the Baker Hughes Contributed Business, no Baker Hughes Party as of the date hereof is a party to or bound by:

(i)                any lease (whether of real or personal property) (A) providing for annual rentals of $200,000 or more that cannot be terminated on not more than 60 days’ notice without payment by a Baker Hughes Party of any material penalty or (B) under which it is a lessor of or permits any third party to hold or operate any property owned by it;

(ii)               any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Baker Hughes Parties of $200,000 or more or (B) aggregate payments by the Baker Hughes Parties of $200,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the Baker Hughes Parties of any material penalty;

(iii)             any sales, distribution or other similar agreement providing for the sale by the Baker Hughes Parties of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Baker Hughes Parties of $1,000,000 or more;

(iv)             any material partnership, joint venture or other similar agreement or arrangement;

(v)              any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)             any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 5.01;

(vii)            any material agreement that limits the freedom of the Baker Hughes Parties to compete in any line of business or with any Person or in any area;

(viii)           any material agreement with or for the benefit of any Affiliate of Baker Hughes or the Company;

(ix)             any material agreement with independent contractors, distributors, dealers, franchisers, manufacturers’ representatives, sales agencies or franchisees;

(x)               any profit sharing, stock appreciation, deferred compensation, severance or other similar plan or arrangement for the benefits of its current or former managers, members, officers or employees;

(xi)             any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees;

(xii)            any power of attorney that is currently effective and outstanding;

(xiii)           any settlement, conciliation or similar agreement with any Governmental Authority, or that will require a Baker Hughes Party to pay consideration after the date hereof in excess of $200,000;

(xiv)          any agreement relating to the licensing of material Baker Hughes Transferred IP and/or Baker Hughes Licensed IP by any Baker Hughes Party to any Person or by any Person to any Baker Hughes Party (other than non-exclusive licenses granted in the ordinary course of business);

(xv)            any agreement for the purchase of sand or sand products; or

(xvi)           any contract for the employment or engagement of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis involving compensation in excess of $200,000 or agreement providing severance or other termination payments or benefits or relating to loans to officers, directors, employees, the Company or Affiliates.

(b)           Baker Hughes has made available to Partner true and complete copies of the Baker Hughes Transferred Contracts, in each case as amended or otherwise modified and in effect as of the date hereof. Each Baker Hughes Transferred Contract is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity and represents the valid and binding obligations of Baker Hughes or one of its Affiliates (including, for this purpose, the Company) party thereto and, to the knowledge of Baker Hughes, represents the valid and binding obligations of the other parties thereto. Neither Baker Hughes nor any of its Affiliates (including, for this purpose, the Company) has received written notice of cancellation of any Baker Hughes Transferred Contract, the cancellation of which would be, individually or in the aggregate, material to the Baker Hughes Contributed Business. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the Baker Hughes Contributed Business taken as a whole, (x) neither Baker Hughes, any of its Affiliates (including, for this purpose, the Company) nor, to the knowledge of Baker Hughes, any other party thereto is in breach of or default under any such Baker Hughes Transferred Contract and (y) as of the date of this Agreement, neither Baker Hughes nor any of its Affiliates (including, for this purpose, the Company) has received any written claim or written notice of material breach of or material default under any such Baker Hughes Transferred Contract.

Section 3.11.      Litigation. There is no action, suit, investigation or proceeding pending, or to the knowledge of Baker Hughes, threatened against or affecting, the Baker Hughes Contributed Business before any arbitrator or any Governmental Authority which is reasonably likely to be material to the Baker Hughes Contributed Business taken as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 3.12.      Compliance with Laws and Court Orders. Baker Hughes is not, and for the past two years has not been, in violation of any Applicable Law relating to the Baker Hughes Transferred Assets or the conduct of the Baker Hughes Contributed Business, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Baker Hughes Contributed Business taken as a whole. Baker Hughes has not received any written notice from any Governmental Authority of a material violation of any Applicable Law with respect to the Baker Hughes Contributed Business at any time during the past two years that would reasonably be expected to be, individually or in the aggregate, material to the Baker Hughes Contributed Business taken as a whole.

Section 3.13.      Properties.

(a)           The Baker Hughes Parties have good title to all Baker Hughes Transferred Assets, except for properties and assets sold since the Baker Hughes Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title would not be material to the Baker Hughes Contributed Business taken as a whole. No Baker Hughes Transferred Asset is subject to any Lien, except for Permitted Liens.

(b)           Section 3.13(b) of the Baker Hughes Disclosure Schedule sets forth, as of the date of this Agreement, the leases, licenses and occupancy agreements relating to the Baker Hughes Transferred Facilities which the Baker Hughes Parties have a leasehold interest or license in. Except as set forth in Section 3.13(b) of the Baker Hughes Disclosure Schedule, the Baker Hughes Parties have a valid leasehold interest or license in such Baker Hughes Transferred Facilities free and clear of all Liens other than Permitted Liens.

(c)           Section 3.13(c) of the Baker Hughes Disclosure Schedule sets forth, as of the date of this Agreement any agreement pursuant to which any Baker Hughes Party has subleased or otherwise granted any Person the right to cross, use or occupy (or similar right) any Baker Hughes Transferred Facility, or any material portion thereof. Except as set forth in Section 3.13(c) of the Baker Hughes Disclosure Schedule, no Baker Hughes Party has granted any outstanding options, rights of first refusals, rights of first offer or other rights to sell, assign or dispose any interest in any Baker Hughes Transferred Facility.

Section 3.14.      Intellectual Property.

(a)           Other than with respect to any BJ Services Marks, a Baker Hughes Party is the sole and exclusive owner of all Baker Hughes Transferred IP and holds all right, title and interest in and to all Baker Hughes Transferred IP, free and clear of any Lien other than Permitted Liens. Other than with respect to any BJ Services Marks, (i) there exist no material restrictions on the disclosure, use, license or transfer of the Baker Hughes Transferred IP, (ii) none of the Baker Hughes Transferred IP has been adjudged invalid or unenforceable in whole or part, and (iii) to the knowledge of Baker Hughes, all such Baker Hughes Transferred IP is valid and enforceable. Except as would not have a material effect, all renewal and maintenance fees in respect of the Baker Hughes Transferred Patents have been duly paid and none of the registrations or applications in the Baker Hughes Transferred Patents are subject to any challenge, opposition, nullity proceeding or interference or, to the knowledge of Baker Hughes, threats to commence the same. The Baker Hughes Transferred IP, the Baker Hughes Licensed IP and the rights provided to the Company under the Transition Services Agreement constitute all of the Intellectual Property Rights necessary to conduct the Baker Hughes Contributed Business as currently conducted in all material respects. Except as set forth in Section 3.14(a) of the Baker Hughes Disclosure Schedule and other than non-exclusive licenses granted in the ordinary course of business, none of the Baker Hughes Licensed IP has been licensed to any other Person for use in the field of onshore pressure pumping (including land-based hydraulic fracturing and well cementing acidizing services) in the United States or Canada.

(b)           To the knowledge of Baker Hughes, the conduct of the Baker Hughes Contributed Business as currently conducted is not infringing, misappropriating, or otherwise violating, and has not in the last two (2) years infringed, misappropriated, or otherwise violated, any Intellectual Property Right of any third party in any material respect. There are no adverse third party actions, claims, orders, judgments or decrees pending or, to the knowledge of Baker Hughes, threatened against Baker Hughes or any of its Subsidiaries by any third party in any court, arbitration or by or before any Governmental Authority, in any such case alleging that the operation or conduct of the Baker Hughes Contributed Business is infringing, misappropriation, or otherwise violating the Intellectual Property Rights of such third party.

(c)           To the knowledge of Baker Hughes, no third party is infringing, misappropriating, or otherwise violating, and in the last two (2) years, no third party has infringed, misappropriated, or otherwise violated, any Baker Hughes Transferred IP. There are no actions, claims, orders, judgments or decrees pending or threatened in writing by any Baker Hughes Party against any third party with respect to, nor has any Baker Hughes Party in the last two (2) years sent any written notice to any third party alleging any actual or potential infringement, misappropriation, or other unauthorized use of, any Baker Hughes Transferred IP.

(d)           The Baker Hughes Parties have taken commercially reasonable steps under the circumstances to protect their respective rights in any trade secrets owned or purported to be owned by them included in the Baker Hughes Licensed IP. To the knowledge of Baker Hughes, the Baker Hughes Parties have not experienced any material cybersecurity breach or loss of confidential information or other data misappropriation with respect to the Baker Hughes Contributed Business. To the knowledge of Baker Hughes and except as would not have a material effect, each current and former employee, consultant, and contractor who has contributed to the creation, conception, or development of any Baker Hughes Transferred IP has executed and delivered to a Baker Hughes Party a written agreement (i) containing a present assignment to a Baker Hughes Party of all Baker Hughes Transferred IP arising out of such individual’s employment by, engagement by, or agreement with a Baker Hughes Party, and (ii) providing for the non-disclosure by such individual of any trade secrets or other confidential information of the Baker Hughes Parties. To the knowledge of Baker Hughes, each current and former employee, consultant, and contractor is in material compliance with such agreement.

Section 3.15.      Employees and Employee Plans.

(a)           Baker Hughes has provided to Partner a schedule that sets forth, to the extent permitted by Applicable Law, each Baker Hughes Business Employee’s name, title, hire date, location, base salary or wage rate and bonus opportunity as of the date of this Agreement. Neither Baker Hughes nor any of its Affiliates has any current or contingent liability or obligation under or with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, in each case that would reasonably be expected to become a liability or obligation of the Company.

(b)           Each Baker Hughes Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (a copy of which has been provided to Partner) or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and to Baker Hughes’ knowledge, no act or omission has occurred which would reasonably be expected to adversely affect such plan’s qualification.

(c)           With respect to the Baker Hughes Contributed Business, Baker Hughes has complied in all material respects with all employment-related contracts and policies to which it is a party or by which it is bound, except for instances of non-compliance that would not, individually or in the aggregate, be material to the Baker Hughes Contributed Business taken as a whole. Except as would not result in material liability, Baker Hughes has paid or appropriately accrued all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that has or will become due and payable to each employee and other service provider of the

Baker Hughes Contributed Business and all payments, contributions or premiums required to be remitted or paid in respect of the Baker Hughes Employee Plans and in respect of employment insurance, employer health tax, workers’ compensation and Canada Pension Plan, pursuant to Applicable Law, contract, or employment policy. Baker Hughes is in material compliance with Applicable Law respecting employment and employment practices (including employment standards, labor relations, occupational health and safety, human rights, privacy, workers’ compensation, employment insurance, employer health tax and pay equity) and to the knowledge of Baker Hughes, there are no pending or threatened proceedings before any Governmental Authority with respect to any of the foregoing. The Baker Hughes Contributed Business has no material liability or obligation under any Applicable Law arising out of the misclassification of any employee working as an employee, consultant, independent contractor or temporary employee, as applicable.

(d)          Neither Baker Hughes nor any of its Affiliates is a party to or subject to any collective bargaining agreement or employee association agreement or bargaining relationship that covers any Baker Hughes Business Employee. To the knowledge of Baker Hughes, no union organizing or decertification activities are underway or threatened with respect to the Baker Hughes Contributed Business and no such activities have occurred in the past three years. There is no labor strike, slowdown, walkout, lockout, work stoppage or other material labor dispute pending or, to Baker Hughes’ knowledge, threatened against or affecting the Baker Hughes Contributed Business, and no such dispute has occurred in the past three years.

(e)           With respect to the Baker Hughes Contributed Business, Baker Hughes has no outstanding material liability under the WARN Act concerning employee layoffs implemented in the last two years. No employee layoff, facility closures, or similar reduction in force is currently contemplated, planned or announced that could affect Baker Hughes Business Employees (for clarity, except as expressly provided by Article 9).

(f)            All Baker Hughes Employee Plans that are maintained on behalf of workers located outside of the United States: (i) have been established, registered (where required), maintained, funded, invested and administered in all material respects in compliance with their terms and in accordance with Applicable Law; (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment; (iii) if they are intended to be fully funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iv) do not contain a defined benefit provision; and (v) are not multi-employer defined benefit pension plans in which any entity that is not an Affiliate of Baker Hughes participates.

Section 3.16.      Environmental Compliance. Except as to matters that would not reasonably be expected to have a Baker Hughes Material Adverse Effect:

(a)            (i) no written notice, order, request for information, complaint or penalty has been received by Baker Hughes, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a material violation of, or material liability under, any Environmental Law and relate to the Baker Hughes Transferred Assets or Baker Hughes Transferred Facilities;

(b)           To the knowledge of Baker Hughes, Baker Hughes (i) has obtained or caused to be obtained all permits, licenses or other authorizations necessary for the operation of the Baker Hughes Transferred Assets and the Baker Hughes Transferred Facilities to comply with all applicable Environmental Laws (as in effect on or prior to the dates this representation is made) and Baker Hughes is in compliance in all material respects with the terms of such permits, licenses and other authorizations and, with respect to the operation of the Baker Hughes Transferred Assets and the Baker Hughes Transferred Facilities, with all other applicable Environmental Laws (as in effect on or prior to the dates this representation is made); and (ii) with respect to the Baker Hughes Transferred Assets and the Baker Hughes Transferred Facilities, has not assumed or become subject to any material liability of any other Person pursuant to Environmental Laws;

(c)           With respect to the Baker Hughes Transferred Assets or the Baker Hughes Transferred Facilities, there has been no release, treatment, storage, disposal, handling, transportation or arrangement for the disposal or transportation of, or exposure of any Person to, any Hazardous Substances on, at, under or from the Baker Hughes Transferred Facilities, or from or in connection with the operations of the Baker Hughes Contributed Business, in a manner that could give rise to any material liabilities (including any remedial or corrective action obligations) pursuant to Environmental Laws;

(d)           To the knowledge of Baker Hughes, Baker Hughes, solely with respect to the Baker Hughes Contributed Business, has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing asbestos or other Hazardous Substances so as to give rise to any material liabilities under Environmental Laws; and

(e)           Baker Hughes has furnished to the Company all material Phase I reports, assessments or audits relating to Environmental Laws in its possession or under its control relating to the Baker Hughes Contributed Business, the Baker Hughes Transferred Assets or the Baker Hughes Transferred Facilities.

Section 3.17.      Tax Matters. Except as set forth in Section 3.17 of the Baker Hughes Disclosure Schedule:

(a)           Baker Hughes and BHCC have timely filed, or caused to be timely filed, all material Tax Returns required to be filed with respect to the Baker Hughes Contributed Business or any Baker Hughes Transferred Asset and all such Tax Returns are true, correct and complete in all material respects.

(b)           Baker Hughes and BHCC have timely paid all material Taxes required to be paid on or prior to the date hereof with respect to the Baker Hughes Contributed Business or any Baker Hughes Transferred Asset.

(c)           Baker Hughes and BHCC have established in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, or caused to be paid, all material Taxes which arise from or with respect to the Baker Hughes Transferred Assets or the operation of the Baker Hughes Contributed Business and are incurred in or attributable to the Pre-Closing Tax Period.

(d)           There is not in force any extension (i) of the statute of limitations in respect of the collection or assessment of any material Taxes or (ii) of time within which to file any Tax Return, in each case of, or with respect to, the Baker Hughes Contributed Business or any Baker Hughes Transferred Asset.

(e)           There are no pending, active or, to the knowledge of Baker Hughes or BHCC, threatened audits, assessments or reassessments or legal proceedings involving or relating to any material Taxes or material Tax Returns of, or with respect to, the Baker Hughes Contributed Business or any Baker Hughes Transferred Asset.

(f)            No claim has been made in the past three years by a Taxing Authority in a jurisdiction where Baker Hughes or BHCC does not file Tax Returns that Baker Hughes or BHCC is or may be subject to taxation in that jurisdiction with respect to the Baker Hughes Contributed Business or any Baker Hughes Transferred Asset.

(g)           Baker Hughes has not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations).

(h)           All withholding Tax requirements relating to the Baker Hughes Contributed Business and any Baker Hughes Transferred Asset have been timely satisfied in all material respects.

(i)            All of the Baker Hughes Transferred Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the Baker Hughes Transferred Assets constitutes omitted property for property tax purposes.

(j)            Baker Hughes and BHCC are duly registered under all Applicable Laws related to Taxes and have duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial, state or territorial sales taxes, to the extent that such Taxes are related to the Baker Hughes Contributed Business or any Baker Hughes Transferred Asset and are required by Applicable Law to be collected by Baker Hughes, and Baker Hughes has, in all respects, duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Law to be remitted by it.

(k)           BHCC is registered for HST purposes under Part IX of the Excise Tax Act (Canada) and its registration number is 100380302 RT0001.

(l)            All of the Baker Hughes Transferred Assets that are (i) located in Canada and/or (ii) used or held in, eligible capital property in respect of, or property described in an inventory of, a business carried on in Canada are owned or held, and will be transferred to CanCo, by BHCC. BHCC is not non-resident of Canada for the purposes of the Tax Act (or, if BHCC is a partnership, such partnership is a “Canadian partnership” for the purposes of the Tax Act).

(m)          Neither Baker Hughes nor any of its Affiliates has taken any deduction under Sections 168(k) or 179 of the Code with respect to any Baker Hughes Transferred Asset that was placed in service in 2016.

(n)           Other than any Permitted Liens, there are no Liens for Taxes on any of the Baker Hughes Transferred Assets.

Section 3.18.      Finders’ Fees. Except for Wells Fargo Securities, LLC, whose fees and expenses will be paid by Baker Hughes, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Baker Hughes who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.19.      Inspections; No Other Representations. Baker Hughes is an informed and sophisticated entity, and has engaged expert advisors, experienced in the evaluation of property and assets such as the Partner Contributed Assets as contemplated hereunder. Baker Hughes has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party. Except as expressly set forth in this Agreement, Baker Hughes acknowledges and agrees that the Partner Contributed Assets are contributed “as is” and Baker Hughes agrees to accept the Partner Contributed Assets, as well as the Partner Contributed Business, in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Baker Hughes acknowledges that Partner makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Baker Hughes of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Partner Contributed Business or the future business and operations of the Partner Contributed Business or any other information or documents made available to Baker Hughes or its counsel, accountants or advisors with respect to the Partner Contributed Business.

Section 3.20.      Insurance.

(a)           Section 3.20(a) of the Baker Hughes Disclosure Schedule sets forth a description of the material insurance policies under which the Baker Hughes Transferred Assets are covered as of the date of this Agreement (the “Baker Hughes Insurance Policies”). Each Baker Hughes Insurance Policy is in full force and effect and all premiums with respect thereto have been paid to the extent due and payable. No written notice of cancellation or termination has been received by Baker Hughes with respect to any such Baker Hughes Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

(b)           Section 3.20(b) of the Baker Hughes Disclosure Schedule sets forth, as of the date of this Agreement, a list of all material pending claims that have been made under any Baker Hughes Insurance Policy since January 1, 2016 with respect to the Baker Hughes Transferred Assets.

Section 3.21.      Affiliate Transactions. Neither Baker Hughes nor its Affiliates have, or during the last three years have had, any direct material interest in, or is or during the last three years was, a director, manager, officer, or employee of, any Person that is a client, customer, supplier, vendor, lessor, lessee, debtor, creditor, or competitor of the Baker Hughes Contributed Business.

Section 3.22.      Investment Canada Act. The enterprise value of the assets of the Baker Hughes Contributed Business that constitutes Canadian business, calculated in accordance with the Investment Canada Act (Canada) and the regulations thereunder, is less than $600 million Cdn.

Article 4
Representations and Warranties of Partner

Except as set forth in the Partner Disclosure Schedule, Partner represents and warrants to Baker Hughes and the Company as of the date hereof and as of the Closing Date that; provided, that Investor JV and Partner, represent and warrant to Baker Hughes and the Company as of the date hereof and as of the Closing Date with respect to the matters set forth in Section 4.18:

Section 4.01.      Corporate Existence and Power. Partner is a limited liability company validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Partner Material Adverse Effect.

Section 4.02.      Corporate Authorization. The execution, delivery and performance by Partner of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Partner’s corporate powers and have been duly authorized by all necessary corporate action on the part of Partner. This Agreement constitutes a valid and binding agreement of Partner and the Ancillary Agreements to which it is a party, when executed, will constitute a valid and binding agreement of Partner, in each case enforceable against Partner in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03.      Allied NewCo. Prior to the Closing, all of the Allied NewCo Interests will be owned by Partner. Allied NewCo has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than (i) those incident to its formation and (ii) pursuant to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 4.04.      Governmental Authorization. The execution, delivery and performance by Partner of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Canadian Competition Act, (ii) the actions and filings set forth on Section 4.04 of the Partner Disclosure Schedule, and (iii) any action or filing as to which the failure to make or obtain would not have a Partner Material Adverse Effect.

Section 4.05.      Noncontravention. The execution, delivery and performance by Partner of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Partner, (ii) assuming compliance with the matters referred to in Section 4.04, violate any Applicable Law, (iii) assuming the obtaining of all Partner Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Partner Contributed Business or (iv) result in the creation or imposition of any Lien on any Partner Contributed Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (iii) and (iv), as would not have, individually or in the aggregate, a Partner Material Adverse Effect.

Section 4.06.      Required Consents. Section 4.06 of the Partner Disclosure Schedule sets forth each agreement or other instrument binding upon the Partner Parties requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such agreements or instruments which are not, individually or in the aggregate, material to the Partner Contributed Business taken as a whole (the “Partner Required Consents”).

Section 4.07.      Financial Statements. The unaudited balance sheet as of September 30, 2016 for the Partner Contributed Business, and the related unaudited statements of income and operational cash flows, fairly present in all material respects the financial position of the Partner Contributed Business as of the dates thereof and its results of operations and operational cash flows for the periods then ended (subject to normal year-end adjustments). The financial statements contemplated this Section 4.07 constitute financial statements of the Partner Contributed Business.

Section 4.08.      Undisclosed Liabilities. Except as set forth on Section 4.08 of the Partner Disclosure Schedules, there is no liability, debt or obligation of or claim against the Partner Contributed Business of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations reflected or reserved for on the Partner Balance Sheet, that have arisen since the Partner Balance Sheet Date in the ordinary course of the operation of the Partner Contributed Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of law), incurred in connection with the transactions contemplated by this Agreement, that are obligations to perform pursuant to the terms of any of the Partner Contributed Contracts or which are not, individually or in the aggregate, material to the Partner Contributed Business taken as a whole.

Section 4.09.      Absence of Certain Changes. (a) Since the Partner Balance Sheet Date, the Partner Contributed Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Partner Material Adverse Effect.

(b)           From the Partner Balance Sheet Date until the date hereof, except as expressly contemplated by this Agreement, no Partner Party has:

(i)                suffered any damage, destruction or other casualty loss, in each case not covered by insurance, material to the Partner Contributed Business taken as a whole;

(ii)               acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Partner Contributed Business, other than in the ordinary course of business consistent with past practice;

(iii)             sold, leased, transferred, licensed (other than non-exclusive licenses) or otherwise disposed of any material Partner Contributed Assets except (A) pursuant to existing contracts or commitments or (B) otherwise in the ordinary course consistent with past practice;

(iv)             taken, or failed to take, any action that could reasonably be expected to result in the loss, expiration, lapse, or abandonment of any Partner Transferred Patent; or

(v)               agreed or committed to do any of the foregoing.

Section 4.10.      Material Contracts.

(a)           Other than as set forth on Section 4.10(a) of the Partner Disclosure Schedule, with respect to the Partner Contributed Business, no Partner Party as of the date hereof is a party to or bound by:

(i)                any lease (whether of real or personal property) (A) providing for annual rentals of $200,000 or more that cannot be terminated on not more than 60 days’ notice without payment by a Partner Party of any material penalty or (B) under which it is a lessor of or permits any third party to hold or operate any property owned by it;

(ii)               any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Partner Parties of $200,000 or more or (B) aggregate payments by the Partner Parties of $200,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the Partner Parties of any material penalty;

(iii)             any sales, distribution or other similar agreement providing for the sale by the Partner Parties of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Partner Parties of $1,000,000 or more;

(iv)             any material partnership, joint venture or other similar agreement or arrangement;

(v)               any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)             any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(vii)            any material agreement that limits the freedom of the Partner Parties to compete in any line of business or with any Person or in any area;

(viii)           any material agreement with or for the benefit of any Affiliate of Partner;

(ix)             any material agreement with independent contractors, distributors, dealers, franchisers, manufacturers’ representatives, sales agencies or franchisees;

(x)               any profit sharing, stock appreciation, deferred compensation, severance or other similar plan or arrangement for the benefits of its current or former managers, members, officers or employees;

(xi)              any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees;

(xii)             any power of attorney that is currently effective and outstanding;

(xiii)            any settlement, conciliation or similar agreement with any Governmental Authority, or that will require a Partner Party to pay consideration after the date hereof in excess of $200,000;

(xiv)            any agreement relating to the licensing of material Partner Transferred IP and/or Partner Licensed IP by any Partner Party to any Person or by any Person to any Partner Party (other than non-exclusive licenses granted in the ordinary course of business);

(xv)             any agreement for the purchase of sand or sand products; or

(xvi)            any contract for the employment or engagement of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis involving compensation in excess of $200,000 or agreement providing severance or other termination payments or benefits or relating to loans to officers, directors, employees or Affiliates.

(b)           Partner has made available to Baker Hughes true and complete copies of the Partner Contributed Contracts, in each case as amended or otherwise modified and in effect as of the date hereof. Each Partner Contributed Contract is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity and represents the valid and binding obligations of Partner or one of its Affiliates party thereto and, to the knowledge of Partner, represents the valid and binding obligations of the other parties thereto. Neither Partner nor any of its Affiliates has received written notice of cancellation of any Partner Contributed Contract, the cancellation of which would be, individually or in the aggregate, material to the Partner Contributed Business. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the Partner Contributed Business taken as a whole, (x) neither Partner, any of its Affiliates nor, to the knowledge of Partner, any other party thereto is in breach of or default under any such Partner Contributed Contract and (y) as of the date of this Agreement, neither Partner nor any of its Affiliates has received any written claim or written notice of material breach of or material default under any such Partner Contributed Contract.

Section 4.11.      Litigation. Except as set forth on Section 4.11 of the Partner Disclosure Schedules, there is no action, suit, investigation or proceeding pending, or to the knowledge of Partner, threatened against or affecting, the Partner Contributed Business before any arbitrator or any Governmental Authority which is reasonably likely to be material to the partner Contributed Business taken as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 4.12.      Compliance with Laws and Court Orders. Partner is not, and for the past two years has not been, in violation of any Applicable Law relating to the Partner Contributed Assets or the conduct of the Partner Contributed Business, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Partner Contributed Business taken as a whole. Partner has not received any written notice from any Governmental Authority of a material violation of any Applicable Law with respect to the Partner Contributed Business at any time during the past two years that would reasonably be expected to be, individually or in the aggregate, material to the Partner Contributed Business taken as a whole.

Section 4.13.      Properties.

(a)           The Partner Parties have good title to all Partner Contributed Assets, except for properties and assets sold since the Partner Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title would not be material to the Partner Contributed Business taken as a whole. No Partner Contributed Asset is subject to any Lien, except for Permitted Liens.

(b)           Section 4.13(b) of the Partner Disclosure Schedule sets forth, as of the date of this Agreement, the leases, licenses and occupancy agreements relating to the Partner Contributed Facilities which the Partner Parties have a leasehold interest or license in. Except as set forth in Section 4.13(b) of the Partner Disclosure Schedule, the Partner Parties have a valid leasehold interest or license in such Partner Contributed Facilities free and clear of all Liens other than Permitted Liens.

(c)           Section 4.13(c) of the Partner Disclosure Schedule sets forth, as of the date of this Agreement any agreement pursuant to which any Partner Party has subleased or otherwise granted any Person the right to cross, use or occupy (or similar right) any Partner Contributed Facility, or any material portion thereof. Except as set forth in Section 4.13(c) of the Partner Disclosure Schedule, no Partner Party has granted any outstanding options, rights of first refusals, rights of first offer or other rights to sell, assign or dispose any interest in any Partner Contributed Facility.

Section 4.14.      Intellectual Property.

(a)           Partner is the sole and exclusive owner of all Partner Transferred IP and holds all right, title and interest in and to all Partner Transferred IP, free and clear of any Lien other than Permitted Liens. (i) There exist no material restrictions on the disclosure, use, license or transfer of the Partner Transferred IP, (ii) none of the Partner Transferred IP has been adjudged invalid or unenforceable in whole or part, and (iii) to the knowledge of Partner, all such Partner Transferred IP is valid and enforceable. Except as would not have a material effect, all renewal and maintenance fees in respect of the Partner Transferred IP have been duly paid and none of the registrations or applications in the Partner Transferred IP are subject to any challenge, opposition, nullity proceeding or interference or, to the knowledge of Partner, threats to commence the same. The Partner Transferred IP, the Partner Licensed IP and the rights provided to the Company under the Transition Services Agreement constitute all of the Intellectual Property Rights necessary to conduct the Partner Contributed Business as currently conducted in all material respects. Except for the Partner Transferred IP and the Partner Licensed IP, no Partner Party or any Affiliate of a Partner Party owns any Intellectual Property Rights used in the Partner Contributed Business and, other than non-exclusive licenses granted in the ordinary course of business, none of the Partner Licensed IP has been licensed to any other Person for use in the field of onshore pressure pumping (including land-based hydraulic fracturing and well cementing acidizing services) outside of the United States or Canada.

(b)           To the knowledge of Partner, the conduct of the Partner Contributed Business as currently conducted is not infringing, misappropriating, or otherwise violating, and has not in the last two (2) years infringed, misappropriated, or otherwise violated, any Intellectual Property Right of any third party in any material respect. There are no adverse third party actions, claims, orders, judgments or decrees pending or, to the knowledge of Partner, threatened against Partner or any of its Subsidiaries by any third party in any court, arbitration or by or before any Governmental Authority, in any such case alleging that the operation or conduct of the Partner Contributed Business is infringing, misappropriation, or otherwise violating the Intellectual Property Rights of such third party.

(c)           To the knowledge of Partner, no third party is infringing, misappropriating, or otherwise violating, and in the last two (2) years, no third party has infringed, misappropriated, or otherwise violated, any Partner Transferred IP. There are no actions, claims, orders, judgments or decrees pending or threatened in writing by any Partner Party against any third party with respect to, nor has any Partner Party in the last two (2) years sent any written notice to any third party alleging any actual or potential infringement, misappropriation, or other unauthorized use of, any Partner Transferred IP.

(d)           The Partner Parties have taken commercially reasonable steps under the circumstances to protect their respective rights in any trade secrets owned or purported to be owned by them included in the Partner Licensed IP. To the knowledge of Partner, the Partner Parties have not experienced any material cybersecurity breach or loss of confidential information or other data misappropriation with respect to the Partner Contributed Business. To the knowledge of Partner and except as would not have a material effect, each current and former employee, consultant, and contractor who has contributed to the creation, conception, or development of any Partner Transferred IP has executed and delivered to a Partner Party a written agreement (i) containing a present assignment to a Partner Party of all Partner Transferred IP arising out of such individual’s employment by, engagement by, or agreement with a Partner Party, and (ii) providing for the non-disclosure by such individual of any trade secrets or other confidential information of the Partner Parties. To the knowledge of Partner, each current and former employee, consultant, and contractor is in material compliance with such agreement.

Section 4.15.      Employees and Employee Plans.

(a)           Partner has provided to Baker Hughes a schedule that sets forth, to the extent permitted by Applicable Law, each Partner Business Employee’s name, title, hire date, location, base salary or wage rate and bonus opportunity as of the date of this Agreement. Neither Partner nor any of its Affiliates has any current or contingent liability or obligation under or with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, in each case that would reasonably be expected to become a liability or obligation of the Company.

(b)           Each Partner Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (a copy of which has been provided to Baker Hughes) or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and, to Partner’s knowledge, no act or omission has occurred which would reasonably be expected to adversely affect such plan’s qualification.

(c)           With respect to the Partner Contributed Business, Partner has complied in all material respects with all employment-related contracts and policies to which it is a party or by which it is bound, except for instances of non-compliance that would not, individually or in the aggregate, be material to the Partner Contributed Business taken as a whole. Except as would not result in material liability, Partner has paid or appropriately accrued all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that has or will become due and payable to each employee and other service provider of the Partner Contributed Business and all payments, contributions or premiums required to be remitted or paid in respect of the Partner Employee Plans and in respect of employment insurance, employer health tax, workers’ compensation and Canada Pension Plan, pursuant to Applicable Law, contract, or employment policy. Partner is in material compliance with Applicable Law respecting employment and employment practices (including employment standards, labor relations, occupational health and safety, human rights, privacy, workers’ compensation, employment insurance, employer health tax and pay equity) and to the knowledge of Partner, there are no pending or threatened proceedings before any Governmental Authority with respect to any of the foregoing. The Partner Contributed Business has no material liability or obligation under any Applicable Law arising out of the misclassification of any employee working as an employee, consultant, independent contractor or temporary employee, as applicable.

(d)          Neither Partner nor any of its Affiliates is a party to or subject to any collective bargaining agreement or employee association agreement or bargaining relationship that covers any Partner Business Employee. To the knowledge of Partner, no union organizing or decertification activities are underway or threatened with respect to the Partner Contributed Business and no such activities have occurred in the past three years. There is no labor strike, slowdown, walkout, lockout, work stoppage or other material labor dispute pending or, to Partner’s knowledge, threatened against or affecting the Partner Contributed Business, and no such dispute has occurred in the past three years.

(e)           With respect to the Partner Contributed Business, Partner has no outstanding material liability under the WARN Act concerning employee layoffs implemented in the last two years. No employee layoff, facility closures, or similar reduction in force is currently contemplated, planned or announced that could affect Partner Business Employees (for clarity, except as expressly provided by Article 9).

(f)             All Partner Employee Plans that are maintained on behalf of workers located outside of the United States: (i) have been established, registered (where required), maintained, funded, invested and administered in all material respects in compliance with their terms and in accordance with Applicable Law; (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment; (iii) if they are intended to be fully funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iv) do not contain a defined benefit provision; and (v) are not multi-employer defined benefit pension plans in which any entity that is not an Affiliate of Partner participates.

Section 4.16.      Environmental Compliance. Except as to matters that would not reasonably be expected to have a Partner Material Adverse Effect:

(a)           Except as set forth on Section 4.16(a) of the Partner Disclosure Schedules, (i) no written notice, order, request for information, complaint or penalty has been received by Partner, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a material violation of, or material liability under, any Environmental Law and relate to the Partner Contributed Assets or Partner Contributed Facilities;

(b)           Except as set forth on Section 4.16(b) of the Partner Disclosure Schedules, to the knowledge of Partner, Partner (i) has obtained or caused to be obtained all permits, licenses or other authorizations necessary for the operation of the Partner Contributed Assets and the Partner Contributed Facilities to comply with all applicable Environmental Laws (as in effect on or prior to the dates this representation is made) and Partner is in compliance in all material respects with the terms of such permits, licenses and other authorizations and, with respect to the operation of the Partner Contributed Assets and the Partner Contributed Facilities, with all other applicable Environmental Laws (as in effect on or prior to the dates this representation is made);

and (ii) with respect to the Partner Contributed Assets and the Partner Contributed Facilities, has not assumed or become subject to any material liability of any other Person pursuant to Environmental Laws;

(c)           Except as set forth on Section 4.16(c) of the Partner Disclosure Schedules, with respect to the Partner Contributed Assets or the Partner Contributed Facilities, there has been no release, treatment, storage, disposal, handling, transportation or arrangement for the disposal or transportation of, or exposure of any Person to, any Hazardous Substances on, at, under or from the Partner Contributed Facilities, or from or in connection with the operations of the Partner Contributed Business, in a manner that could give rise to any material liabilities (including any remedial or corrective action obligations) pursuant to Environmental Laws;

(d)           Except as set forth on Section 4.16(d) of the Partner Disclosure Schedules, to the knowledge of Partner, Partner, solely with respect to the Partner Contributed Business, has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing asbestos or other Hazardous Substances so as to give rise to any material liabilities under Environmental Laws; and

(e)           Partner has furnished to the Company all material Phase I reports, assessments or audits relating to Environmental Laws in its possession or under its control relating to the Partner Contributed Business, the Partner Contributed Assets or the Partner Contributed Facilities.

Section 4.17.      Tax Matters. Except as set forth in Section 4.17 of the Partner Disclosure Schedule:

(a)           Partner has timely filed, or caused to be timely filed, all material Tax Returns required to be filed with respect to the Partner Contributed Business or any Partner Contributed Asset and all such Tax Returns are true, correct and complete in all material respects.

(b)           Partner has timely paid all material Taxes required to be paid on or prior to the date hereof with respect to the Partner Contributed Business or any Partner Contributed Asset.

(c)           Partner has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all material Taxes which arise from or with respect to the Partner Contributed Assets or the operation of the Partner Contributed Business and are incurred in or attributable to the Pre-Closing Tax Period.

(d)           There is not in force any extension (i) of the statute of limitations in respect of the collection or assessment of any material Taxes or (ii) of time within which to file any material Tax Return, in each case of, or with respect to, the Partner Contributed Business or any Partner Contributed Asset.

(e)           There are no pending, active or, to the knowledge of Partner, threatened audits or legal proceedings involving or relating to any material Taxes or material Tax Returns of, or with respect to, the Partner Contributed Business or any Partner Contributed Asset.

(f)            No claim has been made in the last three years by a Taxing Authority in a jurisdiction where Partner does not file Tax Returns that it is or may be subject to taxation in that jurisdiction with respect to the Partner Contributed Business or any Partner Contributed Asset.

(g)           Partner has not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor regulations).

(h)           All withholding Tax requirements relating to the Partner Contributed Business or any Partner Contributed Asset have been satisfied in all material respects.

(i)            All of the Partner Contributed Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the Partner Contributed Assets constitutes omitted property for property tax purposes.

(j)            Partner is duly registered under all Applicable Laws related to Taxes and has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial, state or territorial sales taxes, to the extent that such Taxes are related to the Partner Contributed Business or any Partner Contributed Asset and are required by Applicable Law to be collected by Partner, and Partner has, in all respects, duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Law to be remitted by it.

(k)           Other than any Permitted Liens, there are no Liens for taxes on any of the Partner Contributed Assets.

Section 4.18.      Financing. (a) As of the date hereof, Investor JV has received a duly executed Commitment Letter from each of GS Investor and CSL to provide financing in an aggregate amount of $325,000,000, subject to the terms and conditions set forth therein (the “Financing”), which Commitment Letters provide that Baker Hughes and the Company are third party beneficiaries thereto. A true and complete copy of each Commitment Letter has been previously provided to Baker Hughes. Partner has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date hereof, each Commitment Letter is a legal, valid and binding obligation of each party thereto and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Investor JV and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Investor JV. No amendment or modification to, or withdrawal, termination or rescission of, the Commitment Letters is contemplated. The aggregate proceeds contemplated by the Commitment Letters, together with available cash of Partner and Investor JV, will be sufficient for Partner and Investor JV to complete the transactions contemplated by this Agreement and the Ancillary Agreements to be performed by Partner, and to satisfy all of the obligations of Partner under this Agreement and the Ancillary Agreements arising prior to and at the Closing, including paying the JV Investor Initial Membership Acquisition Payment and the JV Investor Second Membership Acquisition Contribution. Neither Partner nor Investor JV has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, which would reasonably be expected to impair or adversely affect such resources. As of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings related to the funding or investing of the Financing other than as expressly set forth in the Commitment Letters. As of the date hereof, Investor JV has no reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied on a timely basis or that the Financing would not reasonably be expected to be available to Investor JV on the date on which the Closing should occur pursuant to Section 2.17.

(b)           Concurrently with the execution of this Agreement, CSL and the GS Investor have delivered to Baker Hughes the duly executed Guaranties. Each of the Guaranties is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of CSL or the GS Investor, as applicable. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of CSL or the GS Investor under any Guaranty.

Section 4.19.      Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Partner who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.20.      Inspections; No Other Representations. Partner is an informed and sophisticated entity, and has engaged expert advisors, experienced in the evaluation of property and assets such as the Baker Hughes Contributions and the BH Canadian Asset Purchase as contemplated hereunder. Partner has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party. Except as expressly set forth in this Agreement, Partner acknowledges and agrees that the Baker Hughes Transferred Assets are contributed “as is” and Partner agrees to accept the Baker Hughes Transferred Assets, as well as the Baker Hughes Contributed Business, in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Partner acknowledges that Baker Hughes makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Partner of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Baker Hughes Contributed Business or the future business and operations of the Baker Hughes Contributed Business or any other information or documents made available to Partner or its counsel, accountants or advisors with respect to the Baker Hughes Contributed Business.

Section 4.21.      Insurance.

(a)           Section 4.21(a) of the Partner Disclosure Schedule sets forth a description of the material insurance policies under which the Partner Contributed Assets are covered as of the date of this Agreement (the “Partner Insurance Policies”). Each Partner Insurance Policy is in full force and effect and all premiums with respect thereto have been paid to the extent due and payable. No written notice of cancellation or termination has been received by Partner with respect to any such Partner Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

(b)           Section 4.21(b) of the Partner Disclosure Schedule sets forth, as of the date of this Agreement, a list of all material pending claims that have been made under any Partner Insurance Policy since January 1, 2016 with respect to the Partner Contributed Assets.

Section 4.22.      Affiliate Transactions. Except as set forth on Section 4.22 of the Partner Disclosure Schedules, neither Partner nor its Affiliates have, or during the last three years have had, any direct material interest in, or is or during the last three years was, a director, manager, officer, or employee of, any Person that is a client, customer, supplier, vendor, lessor, lessee, debtor, creditor, or competitor of the Partner Contributed Business.

Section 4.23.      Investment Canada Act. Partner is a WTO investor that is not a state-owned enterprise, within the meaning of the Investment Canada Act (Canada).

Article 5
Covenants of Baker Hughes

Baker Hughes agrees that:

Section 5.01.      Conduct of the Business. From the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Section 5.01 of the Baker Hughes Disclosure Schedule, as contemplated by this Agreement or as consented to by Partner in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Baker Hughes shall use its commercially reasonable efforts to conduct the Baker Hughes Contributed Business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Baker Hughes Contributed Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Section 5.01 of the Baker Hughes Disclosure Schedule, as contemplated by this Agreement or as consented to by Partner in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Baker Hughes will not:

(a)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Baker Hughes Contributed Business or the Company, other than in the ordinary course of business consistent with past practice;

(b)           make any material modification to a facility related to the Baker Hughes Contributed Business or otherwise incur capital expenditures in excess of $150,000 in the aggregate, except in accordance with the capital expenditures plan set forth on Section 5.01(b) of the Baker Hughes Disclosure Schedule, and Baker Hughes will comply in all material respects with such capital expenditures plan;

(c)           sell, lease, license or otherwise dispose of or fail to maintain, enforce or protect any material Baker Hughes Transferred Assets (for the avoidance of doubt, other than dispositions of consumables in the ordinary course of business and dispositions of any other assets in an aggregate amount not to exceed $500,000);

(d)           sell, assign, transfer, lease, grant a license or sublicense to, abandon, permit to lapse or otherwise dispose of any Baker Hughes Transferred IP other than non-exclusive licenses granted in the ordinary course of business consistent with past practice or take, or fail to take, any action that could reasonably be expected to result in the loss, expiration, lapse or abandonment of any Baker Hughes Transferred Patent;

(e)           increase the compensation or benefits of the Baker Hughes Business Employees other than in the ordinary course of business or as required by Applicable Law or the terms of any Baker Hughes Employee Plan or collective bargaining agreement or settle any material employment-related claims;

(f)            other than in the ordinary course of business, hire any new Baker Hughes Business Employees or terminate any Baker Hughes Business Employees other than for cause;

(g)           implement any employee layoffs implicating the WARN Act;

(h)           sell, issue, lease, exclusively license, grant, pledge or otherwise transfer, or create or incur any Lien on, any shares or other interests of the Company or any of its Subsidiaries;

(i)            amend the organizational documents, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its Subsidiaries;

(j)            make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Baker Hughes Contributed Business, other than in the ordinary course of business consistent with past practice;

(k)           create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money with respect to the Baker Hughes Contributed Business or guarantees thereof, except for trade credit or trade payables incurred in the ordinary course of business consistent with past practice and guarantees of indebtedness incurred under existing credit facilities, which guarantees will be terminated prior to or as of the Closing;

(l)            enter into any agreement that limits or restricts the conduct of the Baker Hughes Contributed Business or that could, after the Closing Date, limit or restrict the Company (or any of its Subsidiaries) or any direct or indirect members of the Company (excluding Baker Hughes and its Affiliates other than the Company) from engaging or competing in any line of business, in any location or with any Person or enter into, amend or modify in any material respect or terminate any Baker Hughes Transferred Contract or otherwise waive, release or assign any material rights, claims or benefits of the Baker Hughes Contributed Business under any Baker Hughes Transferred Contract, except for commercially reasonable agreements with new customers made at arm’s length and for amendments, terminations or non-renewals in the ordinary course of business consistent with past practices or, if not consistent with past practices, in a fashion that is intended to improve the long term profitability of the relationship, including but not limited to improving the prospects for retaining the relationship for a longer period of time;

(m)          settle any material litigation, investigation, arbitration, proceeding or other claim involving or against the Baker Hughes Contributed Business other than settlements involving only monetary payment in an amount not to exceed $250,000 individually or $500,000 in the aggregate, or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by any Ancillary Agreement;

(n)           allow any insurance policies covering the Baker Hughes Transferred Assets to lapse unless replaced with insurance policies providing substantially similar coverage; or

(o)           agree or commit to do any of the foregoing.

Section 5.02.      Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Baker Hughes and its Affiliates (including, for this purpose, the Company) will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Partner Contributed Business or Partner furnished to Baker Hughes or its Affiliates (including, for this purpose, the Company) in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been previously known on a nonconfidential basis by Baker Hughes, in the public domain through no fault of Baker Hughes or later lawfully acquired by Baker Hughes from sources other than Partner; provided that Baker Hughes may disclose such information to (i) its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and (ii) General Electric Company and its Affiliates, so long as in each case such Persons are informed by Baker Hughes of the confidential nature of such information and are directed by Baker Hughes to treat such information confidentially. Baker Hughes shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of Baker Hughes and its Affiliates (including, for this purpose, the Company) to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Baker Hughes and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, either (at Baker Hughes’ election) destroy or deliver to Partner, upon written request, all documents and other materials, and all copies thereof, obtained by Baker Hughes or its Affiliates or on their behalf from Partner in connection with this Agreement that are subject to such confidence.

Section 5.03.      Access to Information. (a) From the date hereof until the Closing Date, Baker Hughes will (i) give Partner, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Baker Hughes relating to the Baker Hughes Contributed Business, (ii) furnish to Partner, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Baker Hughes Contributed Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Baker Hughes to cooperate with Partner in its investigation of the Baker Hughes Contributed Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Baker Hughes. Notwithstanding the foregoing, Partner shall not have access to personnel records of Baker Hughes relating to individual performance or evaluation records, medical histories or other information which in Baker Hughes’ good faith opinion is sensitive or the disclosure of which could subject Baker Hughes to risk of liability, nor shall Partner have the right to conduct subsurface or invasive environmental sampling on any of the properties owned or operated by Baker Hughes, including the Baker Hughes Transferred Facilities.

(b)           On and after the Closing Date, Baker Hughes will afford promptly to the Company, Partner and their respective agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Company or Partner, as applicable, in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Baker Hughes Contributed Business; provided that any such access by the Company or Partner shall not unreasonably interfere with the conduct of the business of Baker Hughes. The Company or Partner, as applicable, shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.04.      Notices of Certain Events. Baker Hughes shall promptly notify Partner of any actions, suits, claims, investigations or proceedings commenced relating to Baker Hughes or the Baker Hughes Contributed Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10.

Section 5.05.      Baker Hughes Transferred Trademarks. Notwithstanding the contribution of the Baker Hughes Transferred Trademarks pursuant to Section 2.02(j), certain Baker Hughes Affiliates organized in the United States of America, Canada and in certain other countries throughout the world use or include all or a portion of certain of the Baker Hughes Transferred Trademarks in such Affiliates’ certificates of incorporation, articles of association, other organizational documents or other official name of organization or registration with the applicable Governmental Authorities (“Existing Company Names”). Following the Closing, Baker Hughes shall not, and shall cause any such Affiliates to not, mark goods or services offered under any such Existing Company Names with any of the Baker Hughes Transferred Trademarks or any variation or derivative thereof, including any Trademark that is confusingly similar thereto, it being understood that any such Baker Hughes Affiliate organized outside of the United States of America or Canada shall have no obligation to make any filing with respect to, change or otherwise amend its Existing Company Name or to amend, revise or otherwise change any contract, agreement or other documentation in connection with the renewal, extension or other extension of any existing commercial relationship involving any Baker Hughes Affiliate using an Existing Company Name outside of the United States of America or Canada. Any such Baker Hughes Affiliate with such Existing Company Name organized in the United States of America or Canada shall, as soon as reasonably practicable after the Closing, but in any event within three (3) months following the Closing, file amendments to their certificates of incorporation, articles of association or other organizational documents with the applicable Governmental Authorities changing the names of such Affiliates to names that do not include any portion of the Baker Hughes Transferred Trademarks or any name that is confusingly similar to any of the Baker Hughes Transferred Trademarks. All goodwill associated with any use by Baker Hughes or its Affiliates of the Baker Hughes Transferred Trademarks shall inure to the benefit of the Company or its Affiliates, as applicable. Following the Closing, neither Baker Hughes nor any of its Affiliates shall (A) contest the validity or ownership of any of the Baker Hughes Transferred Trademarks or (B) except as expressly permitted under this Section 5.05, use, adopt or employ any variation or derivative of any of the Baker Hughes Transferred Trademarks, including any Trademark that is confusingly similar to any of the Baker Hughes Transferred Trademarks.

Section 5.06.      Transport of Assets. Prior to and following the Closing Date, Baker Hughes shall use commercially reasonable efforts to remove any asset that is located at a Baker Hughes Transferred Facility that is not a Baker Hughes Transferred Asset and cause to be delivered any Baker Hughes Transferred Asset that is not located at a Baker Hughes Transferred Facility to a Baker Hughes Transferred Facility.

Section 5.07.      Hazardous Waste Disposal. Following the Closing, (a) Baker Hughes shall use commercially reasonable efforts to cooperate with the Company in connection with any removal and disposal, after the Closing Date, of any accumulated hazardous waste (as defined or listed under Environmental Law) to the extent present at any Baker Hughes Transferred Facility as of the Closing Date, and (b) any such disposal and removal shall be conducted using the relevant facility's EPA identification number for such waste.

Section 5.08.      Excluded Contracts. Following the Closing, the Company agrees to use its commercially reasonable efforts to reasonably cooperate with Baker Hughes to reduce any material liabilities of Baker Hughes under any contract related to the Baker Hughes Contributed Business that is not a Baker Hughes Contributed Contract; provided, that the Company shall not be required to assume any liability or otherwise bear any cost or expense in connection with such efforts.

Article 6
Covenants of Partner

Partner agrees that:

Section 6.01.      Conduct of the Business. From the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Section 6.01 of the Partner Disclosure Schedule, as contemplated by this Agreement or as consented to by Baker Hughes in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Partner shall use its commercially reasonable efforts to conduct the Partner Contributed Business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Partner Contributed Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Section 6.01 of the Partner Disclosure Schedule, as contemplated by this Agreement or as consented to by Baker Hughes in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Partner will not:

(a)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Partner Contributed Business, other than in the ordinary course of business consistent with past practice;

(b)           make any material modification to a facility related to the Partner Contributed Business or otherwise incur capital expenditures in excess of $150,000 in the aggregate, except in accordance with the capital expenditures plan set forth on Section 6.01(b) of the Partner Disclosure Schedule, and Partner will comply in all material respects with such capital expenditures plan;

(c)           sell, lease, license or otherwise dispose of or fail to maintain, enforce or protect any material Partner Contributed Assets (for the avoidance of doubt, other than dispositions of consumables in the ordinary course of business and dispositions of any other assets in an aggregate amount not to exceed $500,000);

(d)           sell, assign, transfer, lease, grant a license or sublicense to, abandon, permit to lapse or otherwise dispose of any Partner Transferred IP other than non-exclusive licenses granted in the ordinary course of business consistent with past practice or take, or fail to take, any action that could reasonably be expected to result in the loss, expiration, lapse or abandonment of any Partner Transferred Patent;

(e)           increase the compensation or benefits of the Partner Business Employees other than in the ordinary course of business or as required by Applicable Law or the terms of any Partner Employee Plan or collective bargaining agreement or settle any material employment-related claims;

(f)            other than in the ordinary course of business, hire any new Partner Business Employees or terminate any Partner Business Employees other than for cause;

(g)           implement any employee layoffs implicating the WARN Act;

(h)           sell, issue, grant, pledge or otherwise transfer, or create or incur any Lien on, any shares or other interests of Allied NewCo, including the Allied NewCo Interests;

(i)            amend the organizational documents, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of Allied NewCo;

(j)            make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Partner Contributed Business, other than in the ordinary course of business consistent with past practice;

(k)           create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money with respect to the Partner Contributed Business or guarantees thereof, except for trade credit or trade payables incurred in the ordinary course of business consistent with past practice and guarantees of indebtedness incurred under existing credit facilities, which guarantees will be terminated prior to or as of the Closing;

(l)            enter into any agreement that limits or restricts the conduct of the Partner Contributed Business or that could, after the Closing Date, limit or restrict the Company or any direct or indirect members of the Company (excluding Partner and its Affiliates) from engaging or competing in any line of business, in any location or with any Person or enter into, amend or modify in any material respect or terminate any Partner Contributed Contract or otherwise waive, release or assign any material rights, claims or benefits of the Partner Contributed Business under any Partner Contributed Contract, except for commercially reasonable agreements with new customers made at arm’s length and for amendments, terminations or non-renewals in the ordinary course of business consistent with past practices or, if not consistent with past practices, in a fashion that is intended to improve the long term profitability of the relationship, including but not limited to improving the prospects for retaining the relationship for a longer period of time;

(m)          settle any material litigation, investigation, arbitration, proceeding or other claim involving or against the Partner Contributed Business other than settlements involving only monetary payment in an amount not to exceed $250,000 individually or $500,000 in the aggregate, or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by any Ancillary Agreement;

(n)           allow any insurance policies covering the Partner Contributed Assets to lapse unless replaced with insurance policies providing substantially similar coverage; or

(o)           agree or commit to do any of the foregoing.

Section 6.02.      Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Partner and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Baker Hughes Contributed Business or Baker Hughes furnished to Partner or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been previously known on a nonconfidential basis by Partner, in the public domain through no fault of Partner or later lawfully acquired by Partner from sources other than Baker Hughes; provided that Partner may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Partner of the confidential nature of such information and are directed by Partner to treat such information confidentially. Partner shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of Partner and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Partner and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, either (at Partner’s election) destroy or deliver to Baker Hughes, upon written request, all documents and other materials, and all copies thereof, obtained by Partner or its Affiliates or on their behalf from Baker Hughes in connection with this Agreement that are subject to such confidence.

Section 6.03.      Access to Information. (a) From the date hereof until the Closing Date, Partner will (i) give Baker Hughes, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Partner relating to the Partner Contributed Business, (ii) furnish to Baker Hughes, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Partner Contributed Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Partner to cooperate with Baker Hughes in its investigation of the Partner Contributed Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Partner. Notwithstanding the foregoing, Baker Hughes shall not have access to personnel records of Partner relating to individual performance or evaluation records, medical histories or other information which in Partner’s good faith opinion is sensitive or the disclosure of which could subject Partner to risk of liability, nor shall Baker Hughes have the right to conduct subsurface or invasive environmental sampling on any of the properties owned or operated by Partner, including the Partner Contributed Facilities.

(b)           On and after the Closing Date, Partner will afford promptly to the Company, Baker Hughes and their respective agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Company or Baker Hughes, as applicable, in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Partner Contributed Business; provided that any such access by the Company or Baker Hughes shall not unreasonably interfere with the conduct of the business of Partner. The Company or Baker Hughes, as applicable, shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 6.04.      Notices of Certain Events. Partner shall promptly notify Baker Hughes of any actions, suits, claims, investigations or proceedings commenced relating to Partner or the Partner Contributed Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11.

Section 6.05.      Baker Hughes Names and Marks. As soon as reasonably practicable after the Closing, but in any event within twelve (12) months following the Closing, the Company shall, and shall cause its Affiliates to (a) cease all external use of the Baker Hughes Names and Marks and (b) materially remove, destroy or strike over all Baker Hughes Names and Marks from the Company’s assets, inventory and other materials, including as part of its stationary, displays, signs, promotional materials, manuals, forms, websites, email and other materials (but not including any such materials used solely for internal purposes of the Company through the end of the natural useful life of such materials, provided that, after the Closing, in no event shall Partner, the Company or any of their respective Affiliates make or have made any new, or any replacements for, such assets, inventory or other materials bearing any Baker Hughes Names or Marks). Any use by Partner or the Company of the Baker Hughes Names and Marks during the limited phase-out period provided in this Section 6.05 shall be (i) solely in connection with goods and services that are (x) of the type of goods and services for which the Baker Hughes Contributed Business was using the Baker Hughes Names and Marks during the twelve (12) months prior to the Closing and (y) of a quality at least as high as the quality of goods and services provided by Baker Hughes during the twelve (12) months prior to the Closing, and (ii) substantially consistent with the form and manner of use thereof by Baker Hughes during the twelve (12) months prior to the Closing. All goodwill associated with the use by Partner or the Company or their respective Affiliates of the Baker Hughes Names and Marks shall inure to the benefit of Baker Hughes or its Affiliates, as applicable. Following the Closing, none of Partner, the Company nor any of their respective Affiliates shall (A) contest the validity or ownership of any of the Baker Hughes Names and Marks or (B) use, adopt or employ any variation or derivative of any of the Baker Hughes Names and Marks, including any Trademark that is confusingly similar to any of the Baker Hughes Names and Marks.

Section 6.06.      Hazardous Waste Disposal. Following the Closing, (a) Partner shall use commercially reasonable efforts to cooperate with the Company in connection with any removal and disposal, after the Closing Date, of any accumulated hazardous waste (as defined or listed under Environmental Law) to the extent present at any Partner Contributed Facility as of the Closing Date, and (b) any such disposal and removal shall be conducted using the relevant facility's EPA identification number for such waste.

Section 6.07.      Excluded Contracts. Following the Closing, the Company agrees to use its commercially reasonable efforts to reasonably cooperate with Partner to reduce any material liabilities of Partner under any contract related to the Partner Contributed Business that is not a partner Contributed Contract; provided, that the Company shall not be required to assume any liability or otherwise bear any cost or expense in connection with such efforts.

Article 7
Covenants of the Parties

The parties hereto agree that:

Section 7.01.      Best Efforts; Further Assurance. (a) Subject to the terms and conditions of this Agreement, the parties hereto shall use their respective best efforts to take, or cause to be taken, all actions (including instituting litigation or any other Action) and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable, including preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary or desirable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the foregoing, and to the extent required by Applicable Law, each of the parties hereto shall, as promptly as practicable and in any event within 10 Business Days of the date hereof, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and by the Ancillary Agreements, (ii) take such action as is necessary and advisable to comply with the requirements of the Canadian Competition Act and (iii) shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Canadian Competition Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or the Canadian Competition Act as soon as practicable.

(c)           If any objections are asserted with respect to the transactions contemplated by this Agreement or any Ancillary Agreement under the HSR Act, the Canadian Competition Act or any other similar Applicable Law, or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any Ancillary Agreement as violative of the HSR Act, the Canadian Competition Act or any other similar Applicable Law, Partner shall use its best efforts to promptly resolve such objections. In furtherance of the foregoing, Partner shall, and shall cause its Subsidiaries and Affiliates to, take all actions, including agreeing to hold separate or to divest any of the businesses or properties or assets of Partner or any of its Affiliates and any assets of the Company, terminating any existing relationships and contractual rights and obligations, terminating any venture or other arrangement, creating any relationship, contractual rights or obligations of the Company or Partner or any of its Affiliates, effectuating any other change or restructuring of the Company or Partner or any of its Affiliates and opposing, fully and vigorously, (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company, by consenting to such action), as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act, the Canadian Competition Act or any other similar Applicable Law or (y) by any domestic or foreign court or other tribunal, in any Action challenging such transactions as violative of the HSR Act, the Canadian Competition Act or any other similar Applicable Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement as soon as practicable.

Section 7.02.      Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Baker Hughes and Partner shall have responsibility for their respective filing fees associated with any other required filings, except that Baker Hughes and Partner shall have equal responsibility for the filing fees associated with the HSR Act filing and the Canadian Competition Act filing.

Section 7.03.      Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04.      Notices of Certain Events. Each party hereto shall promptly notify the other parties hereto of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.05.      Insurance Coverage. From and after the Closing, subject to any applicable provisions of Article 9 and the Transition Services Agreement, the Baker Hughes Contributed Business shall cease to be insured by the Baker Hughes Parties’ insurance policies or by any of their self-insurance programs and the Baker Hughes Parties shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs. The parties acknowledge that the Baker Hughes Contributed Business may be entitled to the benefit of coverage under the insurance policies made available through the Baker Hughes Parties (the “Baker Hughes Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”), and Baker Hughes agrees to make such applicable claims on the Company’s behalf (“Baker Hughes Retained Policy Claims”). With respect to claims for Pre-Closing Occurrences made pursuant to the preceding sentence, whether reported to the applicable insurance provider by Baker Hughes or by the Company, each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to the Company (net of any Recovery Costs incurred by Baker Hughes as a result of the same); provided that, (x) the Company shall be fully liable for all uninsured or self-insured amounts in respect of any Baker Hughes Retained Policy Claims, and (y) the Company agrees to reimburse Baker Hughes promptly upon request for all reasonable out-of-pocket costs or expenses incurred by Baker Hughes or any Affiliate of Baker Hughes in connection with making or pursuing any claim pursuant to this Section 7.05, including the costs of filing a claim and any deductibles, premium increases or other amounts that are or become payable by Baker Hughes or any Affiliate of Baker Hughes under the applicable insurance policies or self-insurance programs directly as a result of claims made pursuant to this Section 7.05 (such costs and expenses referred to in this clause (y), “Recovery Costs”).

Section 7.06.      Replacement of Guaranties. On or prior to Closing, Baker Hughes and Partner shall use their commercially reasonable efforts to cause the replacement, effective as of the Closing, of the letters of credit, guaranties, financial assurances, surety bonds, performance bonds and other contractual obligations entered into by or on behalf of Baker Hughes or any of its Affiliates or Partner or any of its Affiliates in connection with the Baker Hughes Contributed Business or the Partner Contributed Business, respectively, which are listed in Section 7.06 of the Baker Hughes Disclosure Schedule or Section 7.06 of the Partner Disclosure Schedule, respectively; provided that if any such letter of credit, guaranty, financial assurance, surety bond, performance bond or other contractual obligation is not replaced effective as of the Closing, the Company shall indemnify Baker Hughes and its Affiliates or Partner and its Affiliates, as applicable, against, and hold each of them harmless from, any and all Damages incurred or suffered by Baker Hughes or any of its Affiliates or Partner or any of its Affiliates, as applicable, related to or arising out of the same. In connection with the foregoing, Baker Hughes shall not cause the Company to provide replacement letters of credit, guaranties, financial assurances, surety bonds, performance bonds or other contractual obligations without the prior written consent of Partner.

Section 7.07.      Access; Confidentiality. On and after the Closing Date, each party hereto will afford promptly to the other parties hereto and their respective agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit the other parties hereto to determine any matter relating to their respective rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access shall not unreasonably interfere with the conduct of the business of the party affording such access. Each party hereto will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the other parties hereto provided to it pursuant to this Section.

Section 7.08.      Sand Contracts.

(a)           In connection with the contribution of the Unimin Sand Contract to the Company as a Baker Hughes Transferred Contract, subject to Section 7.08(b), the Company shall use its commercially reasonable efforts (as defined in the Unimin Sand Contract) to purchase all of its and its Subsidiaries’ White Sand requirements up to the Minimum (as defined in the

Unimin Sand Contract) from Unimin pursuant to the Unimin Sand Contract during the Term (as defined in the Unimin Sand Contract), which, for the avoidance of doubt, shall not apply to the use by the Company and its Subsidiaries of Brown Sand or in connection with any activities of the Company and its Subsidiaries where any customer thereof is providing White Sand or other materials required for work performed by the Company and any of its Subsidiaries. Following the date hereof, the Company and Baker Hughes will cooperate in good faith to renegotiate with Unimin the Unimin Sand Contract to reflect terms that are mutually agreeable to both the Company and Baker Hughes in their respective sole discretions. If the Unimin Sand Contract is amended following the Closing in any manner that would adversely impact Baker Hughes, the provisions of this Section 7.08 shall terminate and be of no further force or effect.

(b)           In the event that during the Term the Company identifies White Sand that it reasonably believes it will utilize in connection with its operations that is available for acquisition from a provider other than Unimin (“Alternative White Sand”) at a total cost to the Company for delivery to the applicable well-site (“Well-Site Cost”) that is lower than the applicable Well-Site Cost offered by Unimin based on a written quote from Unimin within the prior two Business Day period, the Company shall notify the applicable representatives of Baker Hughes set forth in Section 7.08 of the Baker Hughes Disclosure Schedules (or otherwise as identified in writing to the Company following the Closing) and provide reasonable evidence (it being understood by the parties that it shall not be reasonable to share information subject to confidentiality restrictions; provided that that the Company shall use commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements in such circumstances) of the lower Well-Site Cost of the Alternative White Sand as compared to the Well-Site Cost of the Unimin White Sand (the difference between the Well-Site Cost of such Alternative White Sand and the Well-Site Cost of such Unimin Sand, the “Cost Differential”). Baker Hughes shall have a period of two (2) Business Days to respond to the Company with its binding written election to (i) allow the Company to proceed with the acquisition of the applicable Alternative White Sand or (ii) require the Company to acquire the applicable Unimin White Sand despite its higher Well-Site Cost (such requirement described in this clause (ii), a “BH Unimin Purchase Requirement”). No later than five (5) Business Days after the end of each calendar month during the Term, the Company shall provide Baker Hughes with written notice setting forth the amount of the aggregate Cost Differential resulting from all BH Unimin Purchase Requirements in the prior month (the “Monthly Unimin True-Up Payment”), along with reasonable supporting documentation. No later than five (5) Business Days following delivery of such notice, Baker Hughes shall deliver, in immediately available funds, by wire transfer, the Monthly Unimin True-Up Payment to a Company bank account based on the wiring instructions set forth in such notice.

(c)           No later than ten (10) Business Days following the end of each calendar year during the Term, the Company shall provide Baker Hughes with a certificate (the “Annual Unimin Certificate”) setting forth in reasonable detail its purchases during the prior calendar year of all White Sand from Unimin, its purchases of all White Sand from all other providers, if any, and the calculation of any Shortfall Volume (as defined in the Unimin Sand Contract), if any, and the calculation of any Liquidated Damages (as defined in the Unimin Sand Contract), if any, payable to Unimin that did not arise as a result of the Partner’s or the Company’s failure to comply with its obligations in Section 7.08(a) (“Reimbursable Liquidated Damages”). In the event that any Reimbursable Liquidated Damages are payable to Unimin as set forth in the

Annual Unimin Certificate, Baker Hughes shall deliver, in immediately available funds, by wire transfer, an amount equal to such Reimbursable Liquidated Damages to a Company bank account based on the wiring instructions set forth in such notice no later than five (5) Business Days following delivery of the Annual Unimin Certificate. No later than ten (10) Business Days following the end of each calendar quarter during the Term, the Company shall provide Baker Hughes with a certificate setting forth in reasonable detail its purchases during the year-to-date of all White Sand from Unimin, its purchases of all White Sand from all other providers, if any, and the calculation of any Shortfall Volume, if any, and the calculation of any Liquidated Damages.

Section 7.09.      Master Services Agreement. After the Closing Date, upon the Company’s reasonable request, Baker Hughes shall use its commercially reasonable efforts to arrange for introductory meetings necessary to facilitate the Company’s entry into master services agreements (other than Baker Hughes Transferred MSAs) with customers of the Baker Hughes Contributed Business necessary or desirable for the operation of the Company following the Closing.

Section 7.10.      Post-Closing Financial Statements. Baker Hughes and Partner agree to use their commercially reasonable efforts to assist the Company after the Closing in order for the Company to prepare audited balance sheets for the combined Baker Hughes Contributed Business and Partner Contributed Business of the Company, and the related statements of income and cash flows, together with all footnotes and related disclosures, which shall fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of such combined Baker Hughes Contributed Business and Partner Contributed Business of the Company for all periods after the Closing. Beginning on the date hereof, Baker Hughes shall use commercially reasonable efforts to provide the Company with reasonable cooperation and information (including making its management, independent auditors and books and records available to the independent auditors of the Company, and to the financial accounting reporting personnel of the Company) in order to assist the Company in the Company’s production of (i) audit-ready consolidated balance sheets and related statements of income, members’ equity and cash flows of the Company and its subsidiaries, for the fiscal years ended December 31, 2014, 2015 and 2016 together with all footnotes and related disclosures, within 180 days following the Closing Date, (ii) to the extent the Closing occurs in 2017, unaudited consolidated balance sheets and related statements of income, members’ equity and cash flows of the Company and its subsidiaries, for each fiscal quarter of 2017 (other than the fourth fiscal quarter) (in each case, together with the corresponding comparative period from 2016) together with all footnotes and related disclosures within 45 days of the end of each such fiscal quarter and (iii) if necessary under the rules and regulations of the Securities and Exchange Commission, or any specific request from such an agency, any pro forma financial statements which may be required to be included therein, in each of clauses (i), (ii) and (iii), prepared in accordance with Regulation S-X and the rules and regulations of the Commission promulgated thereunder and in form and substance suitable for inclusion on Form S-1 (or other eligible or successor form) for the initial public offering of the equity interests of the Company or any parent company, subsidiary or successor registered under the Securities Act of 1933, as amended.  For the avoidance of doubt, the parties acknowledge and agree that Baker Hughes shall render the management representations reasonably necessary for the independent auditors to be able to issue their PCAOB opinion on any pre-Closing periods referenced above.

Section 7.11.      Consulting Agreement. The Company shall enter into the Consulting Agreement on the Closing Date.

Section 7.12.      Structuring Transactions. (a) The Company acknowledges and agrees that, (x) before the consummation of the BH Canadian Asset Transfer, each of LuxCo and CanCo shall not have conducted any business, shall have no, assets, liabilities or obligations of any nature other than (i) those incident to its formation and (ii) pursuant to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby and (y) it shall cause LuxCo and CanCo to consummate their applicable Structuring Transactions.

(b)           Partner acknowledges and agrees that it shall cause Allied NewCo to be treated as a disregarded entity for U.S. federal income tax purposes at all times following its formation.

Section 7.13.      Further Assurances. Baker Hughes and Partner agree, and Baker Hughes, prior to the Closing, agrees to cause the Company, to use their reasonable best efforts to execute and deliver, at no cost to the other party, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.14.      Pledge. From and after the Closing, in connection with Partner’s indemnification obligations pursuant to Article 11, Partner agrees that it will not provide a security interest in the equity securities of Investor JV held by Partner as of immediately following the Closing to any party (other than any security interest that arises by operation of law); provided, that in the event Partner (or any Permitted Transferee (as defined in the Post-Closing LLC Agreement) of Partner) sells or otherwise transfers any equity securities of Investor JV to a Permitted Transferee, such Permitted Transferee shall agree to be bound by the restriction set forth in this Section 7.14 (including the obligation to cause future Permitted Transferees to be bound by the restrictions set forth in this Section 7.14) and assume on a joint and several basis Partner’s (or such Permitted Transferee’s) indemnification  obligations under Article 11; provided, further, that the restriction set forth in this Section 7.14 shall in no respect limit Partner’s right or its Permitted Transferee’s right, as applicable, to sell or otherwise transfer such equity securities to any third party or otherwise limit the exercise of any of the rights of the Investor JV under Article 9 of the Post-Closing LLC Agreement, and upon such sale or other transfer to a third party the restrictions set forth in this Section 7.14 with respect to such transferred equity securities shall no longer be of any force or effect.

Article 8
Tax Matters

Section 8.01.      Tax Cooperation; Allocation of Taxes; Certain Refunds. (a) The Company and Baker Hughes agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Baker Hughes

Contributed Business and the Baker Hughes Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, that notwithstanding anything to the contrary in this Agreement, in no event shall any party or any of its respective Affiliates be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes Baker Hughes or any of its Affiliates (other than pro forma information relating solely to the Baker Hughes Contributed Business and the Baker Hughes Transferred Assets). The Company and Baker Hughes shall retain all books and records with respect to Taxes pertaining to the Baker Hughes Transferred Assets until at least 60 days following the expiration of the applicable statute of limitations (taking into account any extensions thereof). The Company and Baker Hughes shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Baker Hughes Transferred Assets or the Baker Hughes Contributed Business.

(b)           The Company and Partner agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Partner Contributed Business and the Partner Contributed Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided that notwithstanding anything to the contrary in this Agreement, in no event shall any party or any of its respective Affiliates be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes Partner or any of its Affiliates (other than pro forma information relating solely to the Partner Contributed Business and the Partner Contributed Assets). The Company and Partner shall retain all books and records with respect to Taxes pertaining to the Partner Contributed Assets until at least 60 days following the expiration of the applicable statute of limitations (taking into account any extensions thereof). The Company and Partner shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Partner Contributed Assets or the Partner Contributed Business.

(c)           All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the Baker Hughes Contributions, the BH Canadian Asset Purchase or the Allied NewCo Contribution shall be borne 50% by Baker Hughes and 50% by Partner, subject to the election provided for in Section 8.01(g) in respect of the transfer of any Canadian assets; provided, however, that any Transfer Taxes imposed solely as result of any other restructuring or similar transaction (including the BH SubCo Interim Contribution, the Allied NewCo Interim Contribution and the Partner Membership Interest Transfer) undertaken by the Baker Hughes Parties or Partner prior to Closing shall be borne by the Baker Hughes Parties or Partner, respectively. Each of the Company, Partner and Baker Hughes shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. Transfer Taxes shall be timely paid, and all applicable filings, reports and Tax Returns shall be timely filed, as provided by Applicable Law. Baker Hughes and Partner shall each be entitled to reimbursement from the Company for any Transfer Taxes paid by such party in accordance with this Section 8.01(c). Upon payment of any such Transfer Tax by Baker Hughes or Partner, such paying party shall present a statement to the Company setting forth the amount of reimbursement to which the paying party is entitled under this Section 8.01(c), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The Company shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the per-annum rate of the overnight U.S. Dollar LIBOR interest rate plus 300 basis points for each day until paid.

(d)           The Company shall promptly pay to Baker Hughes an amount equal to any refund or credit (including any interest paid or credited with respect thereto) received by the Company or any of its Affiliates in connection with the Baker Hughes Transferred Assets or the Baker Hughes Contributed Business that constitutes an Excluded Baker Hughes Asset. The Company shall, if requested by Baker Hughes and at Baker Hughes’ expense, file (or cause the relevant entity to file) for, and take such other actions as may be necessary to obtain, any refund or credit which would give rise to a payment under this Section 8.01(d).

(e)           The Company shall promptly pay to Partner an amount equal to any refund or credit (including any interest paid or credited with respect thereto) received by the Company or any of its Affiliates in connection with the Partner Contributed Assets or the Partner Contributed Business that constitutes an Excluded Partner Asset. The Company shall, if requested by Partner and at Partner’s expense, file (or cause the relevant entity to file) for, and take such other actions as may be necessary to obtain, any refund or credit which would give rise to a payment under this Section 8.01(e).

(f)            In the case of any Taxes that are payable with respect to a Straddle Period, for purposes of determining whether and to what extent a liability for Taxes is allocable to a Pre-Closing Tax Period (i) Taxes that are based upon or related to income and any gross receipts, sales or use Taxes shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date based on an interim closing of the books as of the end of the day on the Closing Date and (ii) Taxes not described in clause (i) above shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date by prorating each such Tax based on the number of days in the Pre-Closing Tax Period, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand.

(g)           CanCo and BHCC shall elect to have the provisions of subsections 167(1) and 167(1.1) of the Excise Tax Act (Canada) apply to the sale of the Baker Hughes Canadian Transferred Assets by BHCC to CanCo. The parties shall take all necessary actions in order to complete and CanCo shall file a valid joint election as provided in subsection 167(1) of the Excise Tax Act (Canada) on or before the date on which CanCo must submit its HST returns for the reporting period in which the Closing occurs.

(h)           The parties agree that the Company shall file an election under Section 754 of the Code for its first taxable year in existence and shall cause a Section 754 election to be maintained and in effect for the each taxable year Company.

(i)            Baker Hughes shall not, and shall cause its Affiliates not to, take any deductions under Sections 168(k) or 179 of the Code with respect to any Baker Hughes Transferred Asset that was placed in service in 2016.

(j)            Solely for purposes of any provision herein relating to Taxes, the licenses granted to the Company pursuant to the Intellectual Property License Agreement shall be treated as part of the Baker Hughes Transferred Assets.

(k)           Baker Hughes and BH SubCo shall refrain from taking any action that would cause their Membership Interests in the Company to be owned or treated for U.S. federal income tax purposes as owned by the same Person at any time from the completion of the Baker Hughes Contributions until the one-year anniversary of the Closing, unless such action is taken (i) in connection with any transaction with a third party or (ii) with the prior written consent of Investor JV, which shall not be unreasonably withheld, conditioned or delayed.

(l)            The Pre-Closing LLC Agreement shall be executed as of the completion of the Baker Hughes Contributions, shall remain in effect and shall not be amended after it is entered into and until the Closing, except with the prior written consent of Investor JV.

Article 9
Employee Matters

Section 9.01.      Offers of Employment. Section 9.01(a) of the Baker Hughes Disclosure Schedule provides a list of all Baker Hughes Business Employees as of the date hereof, such list to be updated immediately prior to the Closing. Section 9.01 of the Partner Disclosure Schedule provides an accurate list of all Partner Business Employees, such list to be updated immediately prior to the Closing. Not later than five days prior to the Closing Date, the Company will (or will cause its Subsidiaries to) (i) make a Baker Hughes Qualifying Offer to at least the percentage of Baker Hughes Business Employees set forth on Section 9.01(b) of the Baker Hughes Disclosure Schedule, as identified by Partner (each Baker Hughes Business Employee who accepts such offer and commences employment with the Company or one of its Subsidiaries, a “Baker Hughes Transferred Employee”) and (ii) make a Partner Qualifying Offer to all or substantially all of the Partner Business Employees as identified by Partner (each Partner Business Employee who accepts such offer and commences employment with the Company or one of its Subsidiaries, a “Partner Transferred Employee”). In selecting the Baker Hughes Business Employees and Partner Business Employees who will receive such offers, Partner shall comply with all Applicable Laws (including relating to discrimination) and shall provide Baker Hughes with documentation setting forth the criteria used in the selection of the Baker Hughes Business Employees as to reasonably allow Baker Hughes to assess such compliance. Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) any Baker Hughes Business Employee who is on long-term disability as of the Applicable Transfer Date shall not become a Baker Hughes Transferred Employee and any Baker Hughes Business Employee who is receiving or entitled to receive short-term disability benefits as of the date such employee received a Baker Hughes Qualifying Offer shall not become a Baker Hughes Transferred Employee unless such employee is able to (and does) return to work within six (6) months of the date of such offer, and all liabilities with respect to any such employees (other than any such employee on short-term disability who returns to work within six (6) months of the date such employee received a Baker Hughes Qualifying Offer) shall be Excluded Baker Hughes Liabilities, and (y) any Partner Business Employee who is on long-term disability as of the Closing Date shall not become a Partner Transferred Employee and any Partner Business Employee who is receiving or entitled to receive short-term disability benefits as of the Closing Date shall not become a Partner Transferred Employee unless such employee is able to (and does) return to work within six (6) months of the date of such employee's Company offer of employment, and all liabilities with respect to any such employees (other than any such employee on short-term disability who returns to work within six (6) months of the date of such employee's Company offer of employment) shall be Excluded Partner Liabilities.

Section 9.02.      Terms of Employment. (a) If, during the twelve (12) month period beginning on the relevant Applicable Transfer Date, the employment of any Baker Hughes Transferred Employee is terminated by the Company or any of its Affiliates without Cause (as defined in the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan), the Company shall provide such employee with severance and other termination-related payments and benefits that are described in Section 9.03 of the Baker Hughes Disclosure Schedule had such termination occurred immediately prior to the Applicable Transfer Date (taking into account service rendered by such employee for the Company and its Affiliates from the Applicable Transfer Date).

(b)           Service Credit. For purposes of eligibility to participate and vesting in any 401(k) plan and determination of level of paid time off benefits, the Company shall grant service credit to each Partner Transferred Employee and Baker Hughes Transferred Employee to the same extent credited by Partner or Baker Hughes to such employee prior to the Applicable Transfer Date under a comparable plan of Partner or Baker Hughes.

Section 9.03.      Severance. (a) Partner shall be responsible for the severance and other termination-related payments and benefits as described on Section 9.03 of the Baker Hughes Disclosure Schedule (x) that are paid to any Baker Hughes Business Employee whose employment is terminated if such Baker Hughes Business Employee rejects an offer of employment that is not a Baker Hughes Qualifying Offer and (y) that Baker Hughes pays as a result of the Company’s failure to offer employment to the number of Baker Hughes Business Employees required by Section 9.01.

(b)           Baker Hughes shall be responsible for the cash severance payments as described on Section 9.03 of the Partner Disclosure Schedule (x) that are required to be paid to any Partner Business Employee whose employment is terminated if such Partner Business Employee rejects an offer of employment that is not a Partner Qualifying Offer and (y) that Partner is required to pay as a result of the Company’s failure to offer employment to the number of Partner Employees required by Section 9.01.

Section 9.04.      Employee Communications. The parties hereto shall reasonably cooperate in communications with Baker Hughes Business Employees and Partner Business Employees with respect to employee benefit plans maintained by Baker Hughes, Partner or the Company or their respective Affiliates and with respect to other matters arising in connection with the transactions contemplated by this Agreement.

Section 9.05.      Employee List. (a) Promptly following the Closing, Baker Hughes will provide Partner with a list, by date and location, of each employee of Baker Hughes who worked in the Baker Hughes Contributed Business and whose employment was terminated (other than for cause) on or within the 90-day period immediately preceding the Closing Date.

(b)           Promptly following the Closing, Partner will provide Baker Hughes with a list, by date and location, of each employee of Partner who worked in the Partner Contributed Business and whose employment was terminated (other than for cause) on or within the 90-day period immediately preceding the Closing Date.

Section 9.06.      No Third Party Beneficiaries, Etc. Without limiting the generality of the last sentence of Section 13.08, nothing in this Article 9, express or implied, is intended to or shall confer upon any Person other than the parties hereto, including any Baker Hughes Business Employee, Partner Business Employee, or legal representative or beneficiary thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including any third-party beneficiary rights, or any right to employment or continued employment or any term or condition of employment, shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit or compensation plan, program, agreement, policy, contract or arrangement, shall alter or limit the ability of Baker Hughes, the Company, Partner or any respective Affiliates from amending, modifying or terminating any benefit or compensation plan, program, agreement, policy, contract or arrangement at any time following the Applicable Transfer Date, or shall create any obligation on the part of Baker Hughes, the Company, Partner or any of their respective Affiliates to employ any Baker Hughes Business Employee or Partner Business Employee for any period following the Applicable Transfer Date or shall limit the ability of Baker Hughes, the Company, Partner or any of their respective Affiliates to terminate the employment of any employee (including any Baker Hughes Business Employee or Partner Business Employee) following the Applicable Transfer Date at any time and for any or no reason.

Article 10
Conditions to Closing

Section 10.01.  Conditions to Obligations of Partner, Investor JV, Baker Hughes and the Company. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           Any applicable waiting period under the HSR Act and the Canadian Competition Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)           No provision of any Applicable Law or order of any Governmental Authority shall prohibit the consummation of the Closing.

Section 10.02.  Conditions to Obligation of Partner and Investor JV. The obligation of Partner and Investor JV to consummate the Closing is subject to the satisfaction of the following further conditions: Baker Hughes and the Company shall have performed in all material respects all of their obligations hereunder required to be performed by each on or prior to the Closing

Date; the representations and warranties of Baker Hughes (other than the representations and warranties contained in Sections 3.01, 3.02, the first sentence of Sections 3.03(a) and the second sentence of Section 3.03(b) (together, the “Baker Hughes Specified Reps”)) contained in this Agreement shall be true (without giving effect to any limitation as to “materiality” or “Baker Hughes Material Adverse Effect” or similar qualification therein) at and as of the Closing Date as if made at and as of such time, with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Baker Hughes Material Adverse Effect; the Baker Hughes Specified Reps shall be true and correct (other than de minimis inaccuracies); and Partner and Investor JV shall have received a certificate signed by a duly authorized officer of Baker Hughes to the foregoing effect.

Section 10.03.  Conditions to Obligation of Baker Hughes. The obligation of Baker Hughes to consummate the Closing is subject to the satisfaction of the following further conditions: Partner and Investor JV shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date; the representations and warranties of Partner and Investor JV (other than the representations and warranties contained in Sections 4.01, 4.02 and 4.03 (together, the “Partner Specified Reps”)) contained in this Agreement shall be true (without giving effect to any limitation as to “materiality” or “Partner Material Adverse Effect” or similar qualification therein) at and as of the Closing Date as if made at and as of such time, with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Partner Material Adverse Effect; the Partner Specified Reps shall be true and correct (other than de minimis inaccuracies); and Baker Hughes shall have received a certificate signed by a duly authorized officer of Partner to the foregoing effect.

Article 11
Survival; Indemnification

Section 11.01.  Survival. The representations and warranties of the parties hereto contained in this Agreement (other than the representations and warranties contained in Sections 3.17 and 4.17, which shall not survive the Closing) shall survive the Closing until the first anniversary of the Closing Date; provided, that the representations and warranties contained in Sections 3.16 and 4.16 shall survive until the third anniversary of the Closing Date; provided, further, that the Baker Hughes Fundamental Reps and the Partner Fundamental Reps shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall with respect to covenants and agreements to be performed before the Closing, survive the Closing until the first anniversary of the Closing Date and with respect to all other covenants and agreements, survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought or any other indemnification right set forth in Section 11.02 that contemplates a defined indemnification period under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences or shall survive following the indicated period in Section

11.02, if notice of the inaccuracy thereof giving rise to such right of indemnity or a claim for indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.  Indemnification. (a) Effective at and after the Closing, Baker Hughes hereby indemnifies:

(i)                 the Company, any direct or indirect member of the Company, its and their respective successors and assigns and its and their respective directors, officers and employees (collectively, the “Company Indemnified Parties”), other than the Baker Hughes Indemnified Parties, against, and agrees to hold each of them harmless from, any and all out of pocket damages, losses, Taxes, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto), excluding (except to the extent paid to a third party in connection with a Third Party Claim) any damages based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or any other financial metric (whether trailing, forward or otherwise), punitive, diminution in value, lost profits, speculative, remote, exemplary, special, incidental, indirect or consequential (or similar) damages, losses, liabilities or expenses except to the extent recoverable under applicable principles of New York contract law because they were the natural, probable and reasonably foreseeable consequence of the relevant breach or action and were not occasioned by the special circumstances relating to the applicable indemnified party hereunder (“Damages”), incurred or suffered by any Company Indemnified Party (other than the Baker Hughes Indemnified Parties) (including as a result of their direct or indirect ownership of equity interests of the Company, including with respect to Damages incurred or suffered by the Company) arising out of (A) any misrepresentation or breach of warranty by Baker Hughes in this Agreement (other than the representations and warranties contained in Section 3.17) (each such misrepresentation and breach of warranty a “Baker Hughes Warranty Breach”) or (B) any breach of covenant or agreement made or to be performed by Baker Hughes pursuant to this Agreement or, prior to the Closing, by the Company;

(ii)               for a period of two years following the Closing Date, the Company Indemnified Parties (other than the Baker Hughes Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Baker Hughes Interim Retained Obligations;

(iii)             for a period of three years following the Closing Date, the Company Indemnified Parties (other than the Baker Hughes Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Baker Hughes Specified Environmental Liabilities; and

(iv)             for an indefinite period following the Closing Date, the Company Indemnified Parties (other than the Baker Hughes Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Excluded Baker Hughes Asset or Excluded Baker Hughes Liability;

provided that (A) Baker Hughes shall not be liable for any Baker Hughes Warranty Breach (other than breaches of Baker Hughes Fundamental Reps) unless such Baker Hughes Warranty Breach involves Damages in excess of $250,000, and no such Damage in an amount below $250,000 shall be counted towards the Baker Hughes Basket, (B) Baker Hughes shall not be liable for any Baker Hughes Warranty Breach (other than breaches of Baker Hughes Fundamental Reps) unless the aggregate amount of Damages with respect to all such Baker Hughes Warranty Breaches exceeds the Baker Hughes Basket and then only to the extent of such excess and (C) Baker Hughes’ maximum liability for any and all Baker Hughes Warranty Breaches (other than breaches of Baker Hughes Fundamental Reps) shall not exceed the Baker Hughes Cap. Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of Baker Hughes under Section 11.02(a) shall be limited in the aggregate to an amount equal to $416,000,000.

(b)           Effective at and after the Closing, Partner hereby indemnifies:

(i)                 the Company Indemnified Parties (other than the Partner Indemnified Parties) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Company Indemnified Party (other than the Partner Indemnified Parties) (including as a result of their direct or indirect ownership of equity interests of the Company, including with respect to Damages incurred or suffered by the Company) arising out of (A) any misrepresentation or breach of warranty by Partner in this Agreement (other than the representations and warranties contained in Section 4.17) (each such misrepresentation and breach of warranty a “Partner Warranty Breach”) or (B) any breach of covenant or agreement made or to be performed by Partner pursuant to this Agreement;

(ii)               for a period of two years following the Closing Date, the Company Indemnified Parties (other than the Partner Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Partner Interim Retained Obligations;

(iii)             for a period of three years following the Closing Date, the Company Indemnified Parties (other than the Partner Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Partner Specified Environmental Liabilities; and

(iv)             for an indefinite period following the Closing Date, the Company Indemnified Parties (other than the Partner Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Excluded Partner Asset or Excluded Partner Liability;

provided, that (A) Partner shall not be liable for any Partner Warranty Breach (other than breaches of Partner Fundamental Reps) unless such Partner Warranty Breach involves Damages in excess of $250,000, and no such Damage in an amount below $250,000 shall be counted towards the Partner Basket, (B) Partner shall not be liable for any Partner Warranty Breach (other than breaches of Partner Fundamental Reps) unless the aggregate amount of Damages with respect to all such Partner Warranty Breaches exceeds the Partner Basket and then only to the extent of such excess and (C) Partner’s maximum liability for any Partner Warranty Breaches (other than breaches of Partner Fundamental Reps) shall not exceed the Partner Cap.

(c)           Without limiting and, for the avoidance of doubt, other than to the extent indemnification is owed to any Company Indemnified Party pursuant to Sections 11.02(a) and 11.02(b), effective at and after the Closing, the Company hereby indemnifies for an indefinite period following the Closing Date:

(i)                 Baker Hughes, its Affiliates, its and their respective successors and assigns and its and their respective directors, officers and employees (“Baker Hughes Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Baker Hughes Indemnified Party arising out of the Baker Hughes Transferred Assets or Baker Hughes Transferred Liabilities;

(ii)               Partner, any direct or indirect member of Partner, their respective Affiliates (including Investor JV), its and their respective successors and assigns and its and their respective directors, officers and employees (“Partner Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Partner Indemnified Party arising out of the Partner Contributed Assets or Partner Contributed Liabilities; and

(iii)             Company Indemnified Parties against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such parties arising out of any breach of covenant or agreement made or to be performed by the Company following the Closing pursuant to this Agreement.

(d)           For purposes of this Article 11 (including for determining whether or not any Baker Hughes Warranty Breach or Partner Warranty Breach has occurred), each representation and warranty contained in this Agreement (other than the representations and warranties contained in Sections 3.09(a), 3.10(a), 4.09(a) and 4.10(a)) shall be read without regard to any materiality, Baker Hughes Material Adverse Effect or Partner Material Adverse Effect qualifier or exception contained therein.

Section 11.03.  Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, however, that the Indemnifying Party shall not have the right to assume the control of the defense of any Third Party Claim brought by a material customer or material supplier of the Company. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have not yet given notice of the Third Party Claim as provided above).

(c)           If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement (A) does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim, (B) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates or (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that if the Indemnified Party determines in good faith that the representation of the Indemnified Party and the Indemnifying Party by the same counsel creates an actual or potential conflict of interest for such counsel, the reasonable fees and expenses of such separate counsel (limited to one counsel employed by the Indemnified Party) with respect to such matter shall be considered indemnifiable Damages hereunder.

(d)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04.  Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 15 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.06.

Section 11.05.  Calculation of Damages. (a) The amount of any Damages payable under this Article 11 by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor and (ii) the net Tax benefit actually realized by the Indemnified Party and its Affiliates as a result of the incurrence or payment of such Damages by the Indemnified Party, determined on a “with-and-without basis” (a “Tax Benefit”). If the Indemnified Party or any of its Affiliates receive any Tax Benefits subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefits. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall diligently prosecute any claims for recovery under applicable insurance policies, and from any other Person alleged to be responsible for any Damages, and shall diligently pursue any and all claims for Tax credits or refunds to the extent such Tax credits or refunds would give rise to a Tax Benefit.

(b)           Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(c)           Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

(d)           Neither Baker Hughes nor Partner shall be liable under Section 11.02(a)(i) or Section 11.02(a)(iii), or Section 11.02(b)(i) or Section 11.02(b)(iii), respectively, for any Damages for Remedial Actions with respect to Baker Hughes Transferred Facilities or Partner Contributed Facilities, as the case may be, arising under Environmental Laws (i) to the extent such Damages arise out of any subsurface or invasive sampling, testing or other invasive investigation of any environmental media, unless such sampling, testing or other invasive investigation is (A) required by Applicable Law, Environmental Law, any binding permit, license or authorization issued under any Environmental Law, or a Governmental Authority, (B) conducted to respond to an imminent and material threat to human health or the environment, (C)

for the purposes of construction, improvement, maintenance, repair or expansion of a building or other facility, which construction, improvement, maintenance, repair or expansion requires soil excavation which excavation results in visual, olfactory or other reasonable evidence of contamination, (D) conducted in response to a Third Party Claim, or (E) required at any leased real property pursuant to any lease agreement, or (ii) to the extent such Damages exceed those that are reasonably necessary to satisfy, in a reasonably cost-effective manner, the minimum requirements or standards acceptable or allowed under Environmental Law or to an applicable Governmental Authority pursuant to Environmental Law, using, where possible, risk-based standards, engineering or institutional controls, or deed or other restrictions, in each case so long as such does not materially inhibit those commercial or industrial (as the case may be) activities or operations being performed on the relevant real property or otherwise materially and adversely impact the value of the relevant real property as compared to the value on the Closing Date, it being understood there is no requirement to conduct remediation other than to commercial or industrial standards, as the case may be.

(e)           Each of Baker Hughes and Partner shall have the right (but not obligation) to defend, control or conduct any Remedial Action with respect to the matters for which it is responsible under Sections 11.02(a)(i), 11.02(a)(iii), 11.02(a)(iv), 11.02(b)(i), 11.02(b)(iii), or 11.02(b)(iv), as the case may be, as an Indemnifying Party; provided, however, that the Indemnifying Party shall not have the right to assume the control of the defense of any Third Party Claim brought by a material customer or material supplier of the Company. Company agrees to provide reasonable access to Baker Hughes and Partner so that they may be able to conduct any such defense or control or Remedial Action, and during such time Baker Hughes and Partner, as the case may be, shall (i) not unreasonably interfere with the continuing use of the subject property, (ii) reasonably consult with the Company and the Indemnified Party with respect to any such Remedial Action, (iii) promptly provide the Company and the Indemnified Party copies of any non-privileged reports, workplans, notices, correspondence, data or other documentation related to such Remedial Action, and (iv) allow the Company and the Indemnified Party to attend and participate in material meetings with respect to such Remedial Action.

Section 11.06.  Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 11.07.  Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing each party waives any rights and claims such party may have against each other party, whether in law or in equity, relating to the Baker Hughes Contributed Business, the Partner Contributed Business or the transactions contemplated hereby. The rights and claims waived by each party include claims arising under or relating to Environmental Laws (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, except for claims arising out of fraud or willful misconduct, Sections 11.02 and 13.13 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 5.02 and 7.07) or other claim arising out of this Agreement or the transactions contemplated hereby.

Section 11.08.  Tax Treatment of Indemnification Payments. Unless otherwise required by a final determination by the appropriate Taxing Authority, the parties agree to treat for all Tax purposes any amounts paid by an Indemnifying Party in respect of Damages described in Sections 11.02(a)(ii) or 11.02(b)(ii), as the reimbursement of a payment made by the Indemnified Party as agent for the Indemnifying Party. The parties shall cooperate in good faith to agree on the Tax treatment of any other payment in respect of Damages described in Section 11.02(a) or 11.02(b).

Article 12
Termination

Section 12.01.  Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Baker Hughes and Partner;

(b)           by either Baker Hughes or Partner if the Closing shall not have been consummated on or before August 29, 2017 (the “Termination Date”);

(c)           by either Baker Hughes or Partner if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)           by Partner if there is any breach of any representation, warranty, covenant or agreement on the part of Baker Hughes set forth in this Agreement, such that the conditions specified in Section 10.02 would not be satisfied at the Closing (a “Terminating BH Breach”), except that, if such Terminating BH Breach is curable by Baker Hughes through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Baker Hughes of notice from Partner of such breach (the “BH Cure Period”) such termination shall not be effective and the Termination Date shall be automatically extended until the first Business Day following the end of the BH Cure Period, and such termination shall become effective only if the Terminating BH Breach is not cured within the BH Cure Period; or

(e)           by Baker Hughes if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Partner or Investor JV set forth in this Agreement, such that the conditions specified in Section 10.03 would not be satisfied at the Closing (a “Terminating Partner Breach”), except that, if any such Terminating Partner Breach is curable by Partner through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Partner of notice from Baker Hughes of such breach (the “Partner Cure Period”) such termination shall not be effective and the Termination Date shall automatically be extended until the first Business Day following the end of the Partner Cure Period, and such termination shall become effective only if the Terminating Partner Breach is not cured within the Partner Cure Period or (ii) (1) all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than (x) those conditions which by their terms or nature are to be satisfied at the Closing, provided, that such conditions would reasonably be expected to be satisfied if the Closing were to occur at the time the Closing is required to occur pursuant to Section 2.17, and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Partner or Investor JV of this Agreement) as of the date the Closing should have occurred pursuant to Section 2.17 and (2) Partner or Investor JV has failed to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.17.

The party desiring to terminate this Agreement pursuant to Section 12.01(b), 12.01(c), 12.01(d) or 12.01(e) shall give notice of such termination to the other parties hereto.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under Section 12.01(b), Section 12.01(d) or Section 12.01(e)(i), shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

Section 12.02.  Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, subject to Section 12.03, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, that, subject to Section 12.03, if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, failure to perform a covenant of this Agreement or breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. Sections 6.02, 12.03, 13.02, 13.04, 13.05 and 13.06 shall survive any termination hereof pursuant to Section 12.01.

Section 12.03.  Termination Fee and Related Matters. (a) If this Agreement is terminated by Baker Hughes pursuant to Section 12.01(e) (or by Partner or Baker Hughes pursuant to Section 12.01(b), in each case at a time when Baker Hughes had the right to terminate the Agreement pursuant to Section 12.01(e)), then Investor JV shall pay to Baker Hughes an amount in cash equal to $25,000,000 in immediately available funds (the “Termination Fee”) within two Business Days of such termination (or, in the case of a termination by Partner pursuant to Section 12.01(b), prior to or concurrently with such termination). Any payment of the Termination Fee shall be deemed to be liquidated damages and not a penalty. Notwithstanding anything to the contrary set forth in this agreement but subject to Baker Hughes’ right to obtain specific performance pursuant to Section 13.13, each of Baker Hughes, Partner and Investor JV agrees that the payment of the Termination Fee (together with any amounts payable pursuant to Section 12.03(b)) shall be the sole and exclusive remedy of Baker Hughes against Partner, Investor JV and any of their respective Affiliates or of any director or indirect, former, current or future, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, advisors, representatives, successors or assigns of any of the foregoing (each, an “Investor JV Related Party”) for any damages or losses incurred by Baker Hughes and its Affiliates in circumstances where a Termination Fee is payable, and in no event will Baker Hughes or any of its Affiliates seek to recover any other money damages or seek any other remedy based on a claim in law or equity in circumstances where a Termination Fee is payable, subject to Section 12.03(b). Baker Hughes acknowledges, covenants and agrees that neither Baker Hughes nor any of its Affiliates has and shall have a right of recovery against, and no liability shall attach to, including in each case with respect to any actual or claimed loss or damages of any kind of Baker Hughes or any of its Subsidiaries, Affiliates, representatives or stockholders or any other Person claiming by, through or for the benefit of Baker Hughes, any of the Investor JV Related Parties (other than Baker Hughes’ right to recover (x) against Investor JV to the extent provided in this Agreement and (y) to the extent provided in the Guaranties), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Investor JV, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Applicable Law, through a claim based in tort, contract, statute or otherwise. For the avoidance of doubt, upon payment of the Termination Fee to Baker Hughes, none of Partner, Investor JV or any Investor JV Related Party shall have any further liability or other obligation (in each case, whether absolute, accrued, contingent, fixed or otherwise) to Baker Hughes or any of its Affiliates relating to or arising out of this Agreement, the Guaranties, the Equity Commitment Letters or the transactions contemplated hereby or thereby. The parties hereto acknowledge and agree that (i) in no event shall Baker Hughes and any of its Affiliates be entitled to both specific performance pursuant to Section 13.13 and payment of the Termination Fee, and (ii) in no event shall Baker Hughes be entitled to collect the Termination Fee on more than one occasion.

(b)           Partner acknowledges that the agreements contained in this Section 12.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Baker Hughes would not enter into this Agreement. Accordingly, if Partner fails promptly to pay any amount due pursuant to this Section 12.03, it shall also pay any costs and expenses incurred by Baker Hughes in connection with enforcing this Agreement (including by legal action), together with interest on the amount of such unpaid fee, costs and expenses, at a rate per annum equal to 8% from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Article 13
Miscellaneous

Section 13.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

BJ Services, LLC
17021 Aldine Westfield Road
Houston, Texas 77073
Attention: William D. Marsh
Facsimile No.: (281) 275-7320
E-mail: Will.Marsh@bakerhughes.com

if to Partner or Investor JV, to:

c/o CSL Capital Management, LLC
1000 Louisiana, Suite 3850
Houston, Texas 77002
Attention: Kent Jamison
Facsimile No.: 281-946-8967
E-mail: kent@cslenergy.com

with a copy to:

Kirkland & Ellis LLP
600 Travis, Suite 3300
Houston, Texas 77002
Attention: Andrew Calder, P.C.

Rhett Van Syoc
Facsimile No.: 713-835-3621
E-mail: andrew.calder@kirkland.com

rhett.vansyoc@kirkland.com

if to Baker Hughes, to:

Baker Hughes Oilfield Operations, Inc.
17021 Aldine Westfield Road
Houston, Texas 77073
Attention: William D. Marsh
Facsimile No.: (281) 275-7320
E-mail: Will.Marsh@bakerhughes.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason, Jr.

 Michael Davis

Facsimile No.: 212-450-5590

212-450-5745

E-mail: george.bason@davispolk.com

   michael.davis@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Expenses. Except as otherwise provided herein, all Transaction Expenses shall be paid by the party incurring such Transaction Expenses (and the Company shall have no obligation with respect to any Transaction Expenses).

Section 13.04.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 13.05.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws that would make the laws of another state applicable.

Section 13.06.  Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought in the courts of the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.  Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, the Partner Indemnified Parties, the Company Indemnified Parties and the Baker Hughes Indemnified Parties, and their respective successors and assigns.

Section 13.09.  Entire Agreement. This Agreement, the Guaranties and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10.  Bulk Sales Laws. The parties hereto each hereby waive compliance by each other party with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 13.11.  Severability. If any term, provision, covenant or restriction of this Agreement or any Ancillary Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the Ancillary Agreement, as applicable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement or the Ancillary Agreement, as applicable, so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby or by the Ancillary Agreement, as applicable, be consummated as originally contemplated to the fullest extent possible.

Section 13.12.  Disclosure Schedules. The parties have each set forth information on their respective disclosure schedules (with respect to the Baker Hughes, the “Baker Hughes Disclosure Schedule” and with respect to the Partner, the “Partner Disclosure Schedule”) in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that the disclosure schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the parties and the disclosure by a party of any matter in the applicable disclosure schedules shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 13.13.  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to (but at all times subject to the last sentence of Section 12.03(a)) any other remedy to which they are entitled at law or in equity.

Section 13.14.  Acknowledgement. Except as expressly set forth in this Agreement, for the avoidance of doubt, (i) none of the provisions of this Agreement, other than Section 4.18 but solely with respect to GS Investor, shall create or give rise to any obligations of, or require any action on the part of, Goldman, Sachs & Co., any of its Affiliates or any managed account, investment fund or other vehicle or person who is a passive investor in any investment funds, vehicles or accounts that are managed, sponsored or advised by Goldman, Sachs & Co. or any of its Affiliates (collectively, the “GS Entities”), and (ii) none of the provisions of this Agreement shall in any way limit the GS Entities from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

Section 13.15.  Tax Treatment of the Structuring Transactions.

(a)           Notwithstanding anything to the contrary herein, the parties intend, for U.S. federal income tax purposes, that the following transactions be treated as set forth below (the “Intended Tax Treatment”):

(i)                the BH SubCo Interim Contribution shall be treated as a transaction described in Section 351 of the Code;

(ii)               the Baker Hughes Contributions shall be treated as transactions described in Section 721 of the Code;

(iii)              the Company Entity Formations shall be disregarded;

(iv)             the Allied NewCo Formation and the Allied NewCo Interim Contribution shall be disregarded;

(v)              the JV Investor Initial Membership Acquisition shall be treated as a sale of a partnership interest in the Company governed by Section 1001, Section 741, and Section 754 of the Code;

(vi)             the JV Investor Second Membership Acquisition to be treated as a transaction described in Section 721 of the Code;

(vii)            the BH Capital Expenditure Reimbursement shall be treated as a reimbursement of Baker Hughes’ preformation capital expenditures as described in Treasury Regulation Section 1.707-4(d);

(viii)           the Allied NewCo Contribution shall be treated as a transaction described in Section 721 of the Code;

(ix)              the BH Canadian Asset Purchase shall be treated as a transaction described in Section 1001 of the Code;

(x)               the Partner Membership Interest Transfer shall be treated as a transaction described in Section 721 of the Code; and

(xi)             the license granted by Baker Hughes to the Company pursuant to the Intellectual Property License Agreement will be treated as property transferred in the Baker Hughes Contributions or the Baker Hughes Canadian Asset Purchase, as applicable.

(b)           The parties shall report the transactions described in Section 13.15(a) in a manner that is consistent with the Intended Tax Treatment and shall not take any position that is inconsistent with the Intended Tax Treatment in connection with any audit or other proceeding except to the extent otherwise required pursuant to a final determination, and shall not otherwise take any action that is inconsistent with the Intended Tax Treatment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BAKER HUGHES OILFIELD OPERATIONS, INC.

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: Chief Executive Officer

ALLIED COMPLETIONS HOLDINGS, LLC

By:	/s/ Kent Jamison
Name: Kent Jamison
Title: Vice President

BJ SERVICES, LLC

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Vice President

solely for the purposes of Sections 2.07, 2.12(b), 2.15, 2.17(a), 2.17(b), 4.18, 10.01 and 10.02 and Article 13

ALLIED ENERGY JV CONTRIBUTION, LLC

By:	/s/ Kent Jamison
Name: Kent Jamison
Title: Vice President

Exhibit A

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT

[Attached.]

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of [•], 2016 (the “Closing Date”), is entered into by and among BJ Services, LLC, a Delaware limited liability company (the “Company”), and Baker Hughes Incorporated, a Delaware corporation, on behalf of itself and its Subsidiaries (“Baker Hughes”). Company and Baker Hughes each may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Baker Hughes Oilfield Operations, Inc. and Company, among others, have entered into that certain Contribution Agreement, dated November 29, 2016 (the “Contribution Agreement”) with respect to the contribution to Company of the Baker Hughes Contributed Business by Baker Hughes and that certain Second Amended and Restated Limited Liability Company Agreement, dated [•], 2016 (the “LLC Agreement”);

Whereas, the Contribution Agreement contemplates that Baker Hughes shall grant to Company a license to use certain Intellectual Property Rights in connection with the business of the Company; and

Whereas, the Parties desire to enter into this Agreement in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions

1.1           Definitions. (a) Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms in the Contribution Agreement. For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

“Baker Hughes Licensed Technology” means the Baker Hughes Patents and Baker Hughes Know-How.

“Baker Hughes Patents” means the Patents listed on Schedule A (including, for the avoidance of doubt, any patents issuing after the Closing Date from any applications, reissues, divisions, continuations, continuation-in-part, extensions or reexaminations thereof) and any other Patent filed within twelve (12) months after the Closing Date by Baker Hughes or any of its Subsidiaries which is derived from or otherwise based upon any of the Baker Hughes Know-How or the Company Know-How. Notwithstanding the foregoing, for the avoidance of doubt, in no event shall the Baker Hughes Patents include any of the Contributed Patents or any Patent in any jurisdiction outside of the Territory.

“Baker Hughes Know-How” means, except as set forth on Schedule B of this Agreement, technical information and know-how (including any and all formulae, procedures, processes, methods, designs, know-how, show-how, trade secrets, inventions (whether or not patentable and whether or not reduced to practice), discoveries, computer software set forth on Schedule C of this Agreement (including source code and object code except as otherwise set forth on Schedule C), equipment operating systems, firmware, specifications prototypes, designs (including equipment design files, computer-aided design files, and related documentation), techniques, methods, ideas, concepts, data, research and development information, lab books, engineering and manufacturing information, manufacturing processes, sourcing information, quality control and testing procedures, testing data, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship (whether or not reduced to writing), copyrights, confidential information, licenses and similar proprietary rights in discoveries, analytic models, improvements, techniques, devices, patterns, formulations and specifications, copies and tangible embodiments of any of the foregoing (in whatever form or media)) and other tangible and intangible proprietary information, data, or material, in each case which are Licensable by Baker Hughes or any of its Subsidiaries as of the Closing Date but solely to the extent the foregoing constitute part of the Contributed Business immediately prior to the Closing Date or constituted part of the Contributed Business at any time in the eighteen (18) months prior thereto (including in each case to the extent relating to developments or work in process not yet commercialized as of the Closing Date); provided that the fact that the foregoing were not contributed by Baker Hughes to the Company under the Contribution Agreement shall not be deemed or alleged to mean that any of the foregoing did not “constitute part of” the Contributed Business.

“Company Business” means the business of the Company, comprising the Contributed Business and the Partner Contributed Business.

“Company Know-How” means, except as set forth on Schedule D of this Agreement, technical information and know-how (including any and all formulae, recipes, procedures, processes, methods, designs, know-how, show-how, trade secrets, inventions (whether or not patentable and whether or not reduced to practice), discoveries, computer software (including source code, object code, equipment operating systems, firmware, and specifications), prototypes, designs (including equipment design files, computer-aided design files, and related documentation), techniques, methods, ideas, concepts, data, research and development information, lab books, engineering and manufacturing information, manufacturing processes, sourcing information, quality control and testing procedures, testing data, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship (whether or not reduced to writing), copyrights, confidential information, licenses and similar proprietary rights in discoveries, analytic models, improvements, techniques, devices, patterns, formulations and specifications, copies and tangible embodiments of any of the foregoing (in whatever form or media)) and other tangible and intangible proprietary information, data, or material, in each case which are Licensable by Company or any of its Subsidiaries as of the Closing Date but solely to the extent the foregoing constitute part of the Partner Contributed Business immediately prior to the Closing Date or constituted part of the Partner Contributed Business at any time in the eighteen (18) months prior thereto (including in each case to the extent relating to developments or work in process not yet commercialized as of the Closing Date); provided that the fact that the

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foregoing were not contributed by Partner to the Company under the Contribution Agreement shall not be deemed or alleged to mean that any of the foregoing did not “constitute part of” the Partner Contributed Business.

“Company Licensed Technology” means the Company Patents and the Company Know-How.

“Company Patents” means the Contributed Patents and any other Patent filed within twelve (12) months after the Closing Date by the Company or any of its Subsidiaries which is derived from or otherwise based upon any of the Baker Hughes Know-How or the Company Know-How.

“Contributed Business” means the Onshore Pressure Pumping Business, as conducted by Baker Hughes and its Subsidiaries in the Territory immediately prior to the Closing Date.

“Contributed Patents” means the Patents listed on Schedule E of this Agreement (including, for the avoidance of doubt, any patents issuing after the Closing Date from any applications, reissues, divisions, continuations, continuation-in-part, extensions or reexaminations thereof).

“Exploit” means, with respect to Intellectual Property Rights, the right to use, reproduce, perform, display, distribute, test, modify, improve and create derivative works of, and to use, make, have made, sell, offer for sale, import, or export products or services under, such Intellectual Property Rights. “Exploitation” has a correlative meaning.

“Improvement” means any modification, improvement, extension, or derivative work of, or enhancement to, any Licensed IP.

“License” means any license granted pursuant to Article 2 of this Agreement.

“Licensable” means, with respect to any Intellectual Property Right that a Person has the power and authority to grant a license (or sublicense, as the case may be), on the terms and conditions set forth herein, to such Intellectual Property Right without any of the following: (a) the consent of any third party (unless such consent can be obtained without providing any additional consideration to such third party or the Party to which a License hereunder would be granted but for such consent requirement agrees to pay such consideration), (b) impairing such Person’s existing Intellectual Property Right (it being understood that the grant of a non-exclusive license on the terms hereunder, in and of itself, shall not be construed as an impairment of any of such Person’s rights), (c) imposing any additional material obligations on such Person under any preexisting agreement relating to such Intellectual Property Right, except to the extent such obligation (including any payment obligation) can reasonably be borne by the Licensed Party and the Licensed Party agrees to do so, and/or (d) the payment of royalties or other consideration on or after the Closing Date by such Person to any third party under any preexisting agreement relating to such Intellectual Property Right, unless the Party to which a License hereunder would be granted but for such consent requirement agrees to pay such consideration. For the avoidance of doubt, in no event shall any Intellectual Property Right be “Licensable” if any of the foregoing conditions in clauses (a)-(d) apply.

 3

“Licensed IP” means the Company Licensed Technology and the Baker Hughes Licensed Technology.

“Licensed Know-How” means any and all Baker Hughes Know-How and Company Know-How.

“Licensed Party” means a Party and its Subsidiaries, each in their capacity as licensee under any License.

“Licensed Patents” means any and all Baker Hughes Patents and Company Patents.

“Licensed Technology” means the Baker Hughes Licensed Technology or the Company Licensed Technology, as applicable.

“Licensing Party” means a Party and its Subsidiaries, each in their capacity as a licensor under any License.

“Onshore Pressure Pumping Business” shall mean the Company Principal Business (as defined in the LLC Agreement) anywhere in the United States of America or Canada.

“Proceeding” means any action, claim, lawsuit, litigation, proceeding, inquiry, or arbitration (in each case, whether civil, criminal or administrative) by or before any Governmental Authority.

“Representatives” means, with respect to a Party, any Subsidiary of such Party and any officers, directors, employees, contractors, advisors, agents and other representatives of such Party and its Subsidiaries.

“Territory” means onshore in United States and Canada, but for the avoidance of doubt, excluding the Gulf of Mexico.

“Transaction Documents” means the Transition Services Agreement, LLC Agreement and any other agreements contemplated with the Closing of the transactions contemplated by the Contribution Agreement.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Baker Hughes	Preamble
Closing Date	Preamble
Company	Preamble
Confidential Information	7.1.1
Contribution Agreement	Recitals
disclosing party	7.1.1
Indemnifying Party	5.2
Licensor Indemnitees	5.1
LLC Agreement	Recitals
Party, Parties	Preamble
receiving party	7.1.1

 4

Relevant Party	7.2
Relevant Patents	3.2

ARTICLE 2
GRANT OF RIGHTS

2.1           From Company to Baker Hughes. Subject to the terms and conditions of this Agreement, Company, on behalf of itself and its Subsidiaries, hereby grants to Baker Hughes and its Affiliates a perpetual, irrevocable, non-exclusive, non-sublicensable (except as otherwise provided in Section 2.5), non-transferable (except as otherwise provided in Section 9.2), royalty-free and fully paid up license under the Company Licensed Technology to Exploit any product, process or service in connection with any business of Baker Hughes and its Affiliates outside of the Territory including, for the avoidance of doubt, the right to engage in Exploitation in the Territory solely for (a) the purpose of commercializing any product, process or service outside of the Territory, and (b) any non-commercial purposes (e.g., research and development). Notwithstanding the nonexclusive nature of the License set forth above and notwithstanding anything to the contrary in the LLC Agreement (and without limiting any other restrictions or obligations in the LLC Agreement), during the period that Baker Hughes and its Affiliates are bound by the restrictions set forth in Section 10.02(a) of the LLC Agreement, neither Baker Hughes nor any of its Affiliates shall directly or indirectly (i) use any Baker Hughes Licensed Technology in a Company Principal Business onshore in the United States or Canada (it being understood that any breach of this provision and any applicable remedy thereto or thereof shall be governed solely by the terms and conditions of the LLC Agreement), (ii) sell or license to any third party any Baker Hughes Licensed Technology for use in a Company Principal Business onshore in the United States or Canada except (A) as any such Baker Hughes Licensed Technology relates to completion equipment, chemicals and additives, and (B) as determined by Baker Hughes in its reasonable business judgment as necessary or prudent to settle or resolve any dispute. claim or action involving such Baker Hughes Licensed Technology, provided that, prior to any such settlement or resolution, Baker Hughes shall provide Company an opportunity to review and comment on such settlement or resolution and shall reasonably consider Company’s comments with respect to any of the foregoing. For the avoidance of doubt and notwithstanding anything in this Section 2.1 to the contrary, none of this Section 2.1 shall override or otherwise modify any provisions of the LLC Agreement, including that in no event shall any reference to “Baker Hughes and its Affiliates” be interpreted to include any member of the GE Group (as such term is defined in the LLC Agreement) with respect to any Intellectual Property Rights other than the Baker Hughes Licensed Technology.

2.2           From Baker Hughes to Company. Subject to the terms and conditions of this Agreement, Baker Hughes, on behalf of itself and its Subsidiaries, hereby grants to Company and its Subsidiaries a perpetual, irrevocable, non-exclusive, non-sublicensable (except as otherwise provided in Section 2.5), non-transferable (except as otherwise provided in Section 9.2), royalty-free and fully paid up license under the Baker Hughes Licensed Technology to Exploit any product, process or service in connection with the Company Business and the reasonable and natural evolution thereof solely within the Territory, including, for the avoidance of doubt, the right to engage in Exploitation outside of the Territory solely for (a) the purpose of

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commercializing any product, process or service in the Territory, and (b) any non-commercial purposes (e.g., research and development).

2.3           Third Party Licenses. To the extent that any Intellectual Property Right owned by a third party is Licensable under Sections 2.1 or 2.2, the License of such Intellectual Property Right hereunder shall be subject to all of the terms and conditions of the relevant agreement with such third party pursuant to which such Intellectual Property Right has been licensed. Each Party shall endeavor to identify for such other Party any such terms and conditions with respect to any Intellectual Property Rights licensed from third parties, to the extent requested by such other Party for any specifically-identified Intellectual Property Rights but in any case subject to any applicable confidentiality obligations or restrictions with respect to such terms and conditions.

2.4           Delivery of Baker Hughes Know-How. Promptly after the Closing Date, but in no event later than one (1) year after the Closing Date, Baker Hughes shall cooperate with Company for the delivery of the Baker Hughes Know-How in such commercially reasonable manner and form as agreed between the Parties, including, to the extent reasonably available, the delivery of (a) all source code, developer notes, developer and end-user documentation, and related materials and files for the applicable software, and (b) electronic copies, paper copies, and tangible embodiments of the Baker Hughes Know-How then in Baker Hughes’ possession or control. Without limiting Baker Hughes’ contributions to Company under the Contribution Agreement, Company shall be solely responsible for acquiring all necessary information technology systems or hardware and all third party software required to Exploit the Baker Hughes Know-How; provided that Baker Hughes will take commercially reasonable efforts to assist Company in acquiring such information technology systems, hardware and third party software upon the request of Company. Except as otherwise expressly set forth in any of the Transaction Documents, in no event shall Baker Hughes or its Affiliates have any obligation to maintain, update or support any Baker Hughes Know-How, including, but not limited to, any software, licensed to Company pursuant to this Agreement.

2.5           Sublicense Rights. With respect to any License granted pursuant to Section 2.1 or Section 2.2, the applicable Licensed Party shall have the right to grant the following sublicenses under such License: (a) to its customers and distributors for such customers and distributors to utilize and/or otherwise distribute such Licensed Party’s products, processes or services and (b) to its suppliers and service providers to the extent such suppliers and service providers provide products, processes and services to, or on behalf of, such Licensed Party, provided, however, in each case, the Licensed Party shall be responsible for any breach by any of the sublicensees of the terms and conditions of this Agreement.

2.6           No Other Licenses. All rights not expressly granted by either Party or any of its Subsidiaries under this Agreement are reserved by such Party and its Subsidiaries. Without limiting the generality of the foregoing sentence, the Parties acknowledge and agree that nothing in this Agreement shall be construed or interpreted as a grant, by implication, estoppel or otherwise, of any license under or other right with respect to any Intellectual Property Rights of either Party or any of its Affiliates other than the Licenses and rights granted under Article 2, and neither Party shall make use of any Intellectual Property Rights licensed to it other than in accordance with the applicable License set forth herein. Other than as expressly provided herein,

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nothing contained in this Agreement shall be construed to obligate either Party or any of its Affiliates to license any additional Intellectual Property Rights to the other Party or any of its Affiliates in the future. Other than as expressly provided herein, neither Party nor any of its Subsidiaries shall be required to maintain, register, defend, or provide any support or other services to the other Party or any of its Subsidiaries with respect to, any Intellectual Property Rights licensed to such other Party and its Affiliates or Subsidiaries, as applicable, under this Agreement. For the avoidance of doubt, in no event shall any License granted under this Agreement or any other rights or obligations set forth in this Agreement extend to, or include any Intellectual Property Rights of, General Electric Company or any of its Affiliates other than as expressly set forth with respect to Baker Hughes and its Subsidiaries under this Agreement to the extent Baker Hughes or any of its Subsidiaries as of the Closing Date should become an Affiliate of General Electric Company after the Closing Date.

2.7           Improvements. Any Improvement created or developed by a Party or on its behalf shall, by and between the Parties, be owned by such Party. Other than as expressly set forth herein, including any License in this Article 2, neither Party hereby grants or shall be obligated to grant to the other Party any right or license in any Improvement that such Party owns. Notwithstanding the foregoing, nothing herein shall be construed as requiring a Licensed Party to relinquish any of its rights in or to any License.

ARTICLE 3
patent prosecution and maintenance

3.1           Responsibility for Prosecution and Maintenance. The Parties acknowledge and agree that (a) Baker Hughes shall be solely responsible for the prosecution and maintenance of the Baker Hughes Patents in the ordinary course of business after the Closing Date and (b) Company shall be solely responsible for the prosecution and maintenance of the Company Patents in the ordinary course of business after the Closing Date. Except as otherwise set forth herein, all expenses and fees incurred after the Closing Date in connection with the preparation, filing, prosecution and maintenance of the Baker Hughes Patents and the Company Patents shall be borne by Baker Hughes and Company, respectively.

3.2           Mutual Cooperation. To the extent that (a) any Baker Hughes Patents include any foreign counterpart to any Company Patent or (b) any Company Patent filed on or after the Closing Date by the Company or any of its Subsidiaries is derived from or otherwise based upon any of the Baker Hughes Know-How (collectively, the “Relevant Patents”), the Parties shall cooperate with each other as reasonably necessary in the preparation, filing, prosecution and maintenance of any such Relevant Patents, including executing and delivering, or causing to be executed and delivered, to the other Party such instruments and further assurances as may be necessary or desirable to give effect to the foregoing and furnishing all information and data in its possession necessary to obtain or maintain any such Relevant Patents.

ARTICLE 4
Representations and WARRANTIES;

DISCLAIMERS; LIMITATION OF LIABILITY

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4.1           Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that (i) it has the requisite authority and power, and has taken, or will take, all requisite actions, to execute and perform its obligations under this Agreement, (ii) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (iii) this Agreement does not conflict with or violate any other agreement or undertaking to which such Party is a party or by which it or its assets is otherwise bound.

4.2           No Implied Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH IN THE CONTRIBUTION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND/OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND SCOPE OF THE LICENSED IP, AND THE ABSENCE OF LATENT OF OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR THAT THE USE OF THE LICENSED IP WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGE.

4.3           Acknowledgement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement is intended to limit, restrict or otherwise prejudice any of the representations, warranties or other remedies available to the Parties or their Subsidiaries under the Contribution Agreement or any other Transaction Document.

ARTICLE 5
INDEMNIFICATION

5.1           Indemnification. Each Licensed Party hereby agrees to indemnify, defend and hold harmless the Licensing Party, together with their respective successors and permitted assigns, and their respective Representatives (collectively, the “Licensor Indemnitees”) from and against all losses, claims, damages, liabilities, and expenses (including any and all reasonable expenses and attorneys’ fees) arising out of or resulting from any third party claim brought, asserted or threatened against any Licensor Indemnitee but solely to the extent resulting or otherwise arising from (a) any material breach by the Licensed Party of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (b) the gross negligence or willful misconduct by the Licensed Party or its Subsidiaries or their respective Representatives in performing any obligations under this Agreement.

5.2           Indemnification Procedure. If a Licensor Indemnitee wishes to seek indemnification hereunder, such Licensor Indemnitee shall inform the Party under an obligation to indemnify (the “Indemnifying Party”) of the third party claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of such third party claim. The

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Indemnifying Party shall have the right to assume and control the defense or settlement of any such third party claim for which it is obligated to indemnify the Licensor Indemnitee under this Agreement. The Licensor Indemnitee shall cooperate with the Indemnifying Party (and its insurer) as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s sole cost and expense. The Licensor Indemnitee shall have the right to participate in such defense, subject to the Indemnifying Party’s control, using its own counsel at its own expense. The Indemnifying Party shall have no obligation to indemnify any Licensor Indemnitee in connection with any settlement made without the Indemnifying Party’s written consent.

ARTICLE 6
enforcement of intellectual property

6.1           Rights and Obligations of the Parties.

6.1.1        Company shall have the right, but not the obligation, to commence a Proceeding against any Person engaged in any actual or suspected infringement of any Company Patent anywhere in the world. Company shall keep Baker Hughes reasonably informed of the status and progress of such enforcement efforts, shall provide Baker Hughes an opportunity to review and comment on any material correspondence or court or tribunal filing or submission made in respect thereof and shall reasonably consider Baker Hughes’s comments with respect to any of the foregoing. If Company commences a Proceeding against a Person regarding the infringement of any Company Patent, Company shall control such Proceeding at its sole cost and expense using counsel of its choosing and shall keep Baker Hughes reasonably informed of the progress of such Proceeding. Company shall not settle any claim or Proceeding under this Section 6.1.1 in a manner that materially diminishes the rights or interests of Baker Hughes with respect to any foreign counterpart to any Company Patent without the prior written consent of Baker Hughes, which consent shall not be unreasonably withheld.

6.1.2        Baker Hughes shall have the right, but not the obligation, to commence a Proceeding against any Person engaged in any actual or suspected infringement of any Baker Hughes Patent anywhere in the world. Baker Hughes shall keep Company reasonably informed of the status and progress of such enforcement efforts, shall provide Company an opportunity to review and comment on any material correspondence or any court or tribunal filing or submission made in respect thereof and shall reasonably consider Company’s comments with respect to any of the foregoing. If Baker Hughes commences a Proceeding against a Person regarding the infringement of any such Baker Hughes Patent, Baker Hughes shall control such Proceeding at its sole cost and expense using counsel of its choosing and shall keep Company reasonably informed of the progress of such Proceeding. Baker Hughes shall not settle any claim or Proceeding under this Section 6.1.2 in a manner that materially diminishes the rights or interests of Company in the Territory with respect to any Baker Hughes Patent without the prior written consent of Company, which consent shall not be unreasonably withheld.

6.2           Cooperation of the Parties. In any Proceeding instituted under Section 6.1, the Parties shall cooperate with and assist each other in all commercially reasonable respects (including by joining as a necessary party to any suit, executing any affidavits and other documents requested, supplying evidence, or appearing as a witness).

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ARTICLE 7
confidentiality

7.1           Confidentiality.

7.1.1        “Confidential Information” means any non-public, proprietary or other confidential portion or embodiment of the Licensed IP disclosed by a Party or any of its Subsidiaries (“disclosing party”) to the other Party or any of its Subsidiaries (“receiving party”) without the need for any further notice or marking, excluding any information that: (a) the receiving party independently develops without reference to the disclosed information; (b) the receiving party independently receives on a non-confidential and authorized basis from a source other than the disclosing party; (c) becomes publicly available through no fault of the receiving party; (d) is in the public domain at the time the receiving party receives the disclosed information; or (e) the receiving party already knows at the time the receiving party receives the disclosed information.

7.1.2        The receiving party will use the Confidential Information of the disclosing party solely for the purposes set forth in this Agreement, including, for the avoidance of doubt, for the Exploitation of the Licensed IP by the relevant Licensed Party in accordance with the terms of this Agreement. The receiving party will not directly or indirectly disclose the Confidential Information of the disclosing party to any third party except as permitted by this Agreement (including permitted disclosures to any permitted sublicensee), and will provide such Confidential Information only to its Representatives who need it in connection with this Agreement and are informed of the confidential nature of such Confidential Information; provided, however, that, notwithstanding the foregoing, a Licensed Party may make disclosure of any Confidential Information included in any Licensed Know-How of the Licensing Party hereunder for purposes of filing and prosecuting any patent application filed by such Licensed Party, but provided further that (a) solely with respect to any proposed patent application filing made during the period that the restrictions set forth in Section 10.02(a) of the LLC Agreement apply to Baker Hughes and its Affiliates, such Licensed Party shall notify the Licensing Party no less than thirty (30) days prior to any such filing or prosecution, shall allow the Licensing Party to review and comment on such patent application with respect to the disclosure of such Licensed Know-How, and shall reasonably consider such Licensing Party’s comments with respect thereto, and (b) any such patent application shall only extend to the territory and field to which such Licensed Party is licensed hereunder. The receiving party shall (a) take all reasonable measures to protect the confidentiality of the disclosing party’s Confidential Information, which shall be no less protective than the steps the receiving party uses to protect the confidentiality of its own confidential information of a similar nature, and (b) notify the disclosing party in writing of any unauthorized use or disclosure of such Confidential Information of which the receiving party is aware, and reasonably assist the disclosing party in remedying any unauthorized use or disclosure.

7.1.3        The Parties shall keep the contents of this Agreement confidential except for disclosure: (a) in confidence to Persons with a “need to know” and that are investors, potential investors, acquirers, potential acquirers, insurers, lenders, investment bankers, auditors, attorneys and similar Persons; (b) pursuant to an order or subpoena of a court or Governmental Authority, or as may otherwise be required by Applicable Law; (c) in confidence to Persons with

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a “need to know” in connection with the enforcement of this Agreement or rights under this Agreement; or (d) to their respective Representatives who need to know and who are informed of the confidential nature of such information.

7.2           Disclosure Related to Legal Process. If either Party (“Relevant Party”) becomes legally required, or receives a request from any Governmental Authority, to disclose any Confidential Information or the contents of this Agreement, such Relevant Party shall, if legally permitted, provide prompt written notice to other Party so that such other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or the other Party waives compliance with the provisions of this Agreement, the Relevant Party shall furnish only that portion of the Confidential Information or this Agreement, as applicable, that is legally required or that the Relevant Party otherwise determines to be reasonably necessary to respond to such request, provided that the Relevant Party exercises its reasonable efforts, at the other Party's request and expense, to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

7.3           Parties Responsible for Their Representatives. Each Party shall be liable for any breach of Section 7.1 or 7.2 by any of its Representatives.

ARTICLE 8
term; no termination

8.1           Term. Subject to Section 8.2, this Agreement shall remain in full force and effect in perpetuity.

8.2           No Termination. This Agreement may only be terminated upon the mutual written agreement of the Parties. In the event of any breach of this Agreement, the sole and exclusive remedy of the non-breaching Party shall be to recover damages and/or to obtain injunctive or other equitable relief (it being understood that neither Party shall be entitled to any injunctive or equitable relief which would (a) prohibit the Licensed Party or any of its Affiliates or Subsidiaries, as applicable, from using or otherwise exploiting any Licensed IP licensed to it hereunder within the scope, and subject to the restrictions, of the applicable License, or (b) otherwise have the effect of limiting the rights granted to the Licensed Party or any of its Affiliates or Subsidiaries, as applicable, hereunder.

ARTICLE 9
Miscellaneous

9.1           No Challenge; No Assert.

9.1.1        In no event shall either Party or any of its Affiliates or their successors and assigns (or any of their respective sublicensees) challenge, or assist any Person in any Proceeding challenging (including in connection with any interference or opposition Proceeding), the validity or enforceability of any of the Licensed IP by the other Party hereunder, except in response to any Proceeding first initiated or otherwise asserted by such other Party in violation of this Section 9.1.1.

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9.1.2        In no event shall either Party or any of its Affiliates or their successors and assigns (or any of their respective sublicensees) initiate any Proceeding alleging infringement, misappropriation or other violation against the other Party or any of its Affiliates or any customer of such other Party or any of its Subsidiaries on account of such Party’s, Subsidiary’s or customer’s Exploitation of any Licensed IP pursuant to the rights and obligations set forth herein, except in response to any Proceeding first initiated or otherwise asserted by such other Party in violation of this Section 9.1.2.

9.1.3        Notwithstanding anything in this Agreement to the contrary, in connection with any Proceeding initiated by a Licensed Party in contravention of Section 9.1.1 or 9.1.2, as applicable, in no event shall any License granted to such Licensed Party pursuant to this Agreement be used as a defense by such Licensed Party to any claim or response by the Licensing Party in any such Proceeding and, for the pendency of any such Proceeding, such License to such Licensed Party shall be suspended.

9.2           Entire Agreement; Assignment; Successors. This Agreement, together with the Schedules, expressly contemplated hereby and attached hereto, the Contribution Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of Applicable Law, without the prior written consent of the other Party; provided that either Party may assign this Agreement (a) in whole to a successor to all or substantially all of its business or assets (whether voluntarily or by operation of Applicable Law) to which this Agreement relates or (b) to any of its direct or indirect wholly-owned Subsidiaries, in each case without the consent of the other Party, or (c) in part to a successor to all or substantially all of a material business unit or material business line or the assets thereof (whether voluntarily or by operation of Applicable Law) to which this Agreement relates (it being understood that, in the case of clause (c), (x) any such purported assignment shall be subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld, and to any prior written agreement required by such other Party setting forth the terms and conditions of such license, including any royalty or licensing fees payable in respect thereof and (y) such successor or assignee shall only be permitted to exercise such license in connection with the business unit or business line that is divested). Any successor, transferee or whole or partial assignee of a Party must agree in writing to be bound by the terms and conditions of this Agreement and no assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer or that continue to be owing by a Party in the case of a partial assignment. Any purported assignment of this Agreement in contravention of this Section 9.2 will be null and void and of no force or effect. Subject to the preceding sentences of this Section 9.2, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Each Party acknowledges and agrees that the Licenses granted hereunder shall encumber and follow all applicable Licensed Technology owned by a Licensing Party and shall be binding upon any successor owner or assignee of any of the Licensed Technology owned by a Licensing Party, and each Licensing Party shall take such steps as required to ensure that the Licenses to the Licensed Party hereunder

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remain in effect and are not modified or extinguished as a result of such Licensing Party’s sale or disposition of any such Licensed Technology.

9.3           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Agreement will be performed as originally contemplated to the fullest extent possible.

9.4           Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, (b) upon electronic confirmation of receipt by facsimile if by facsimile, (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), (d) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (e) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below:

9.4.1        if to Company:

BJ Services, LLC

[#address]

Attention:

Fax:

Email:

with a copy to (which copy will not constitute notice):

[•]

[#address]

Attention:

Fax:

Email:

9.4.2        if to Baker Hughes:

Baker Hughes Oilfield Operations, Inc.
17021 Aldine Westfield Road
Houston, Texas 77073
Attention: William D. Marsh
Facsimile No.: (281) 275-7320
E-mail: Will.Marsh@bakerhughes.com

with a copy to (which copy will not constitute notice):

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Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Frank J. Azzopardi

Fax:            (212) 450-6277
Email:         frank.azzopardi@davispolk.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.5           Attorneys’ Fees. In the event an action is brought to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

9.6           Governing Law. This Agreement and all disputes related thereto will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware.

9.7           Submission to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the U.S. located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement or any disputes related thereto, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.4 as permitted by Applicable Law, will be valid and sufficient service thereof. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

9.8           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

9.9           Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections and clauses are references to Articles, Sections, subsections and clauses, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive.

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References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day will instead be taken on the next Business Day. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires.

9.10        Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) and a facsimile or electronic signature in portable document format (.pdf) will constitute an original for all purposes.

9.11        Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized Representative of each of the Parties.

9.12        Waivers. No failure or delay of a Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such Party.

9.13        No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.14        Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 9.7, in addition to any other remedy to which they are entitled at law or in equity.

9.15        Duty to Effectuate. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

9.16        Bankruptcy. All Licenses will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and the Parties acknowledge and agree that if a case under the United States Bankruptcy Code is filed by or against a Licensing Party, and in that case this Agreement is rejected pursuant to Section 365 of

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the United States Bankruptcy Code, a Licensed Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Closing Date.

BJ Services, LLC

By:
Name:
Title:

Baker Hughes Incorporated

By:
Name:
Title:

[Signature Page to Intellectual Property License Agreement]

EXHIBIT B

FORM OF POST-CLOSING LLC AGREEMENT

[Attached.]

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THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BJ SERVICES, LLC

DATED AS OF [●]

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Member Information

SCHEDULES

Schedule 3.01	Initial Capital Contributions
Scheduel 5.01(c)	Initial Directors
Schedule 5.08(c)	Additional Actions Requiring Board Approval
Schedule 8.02(a)	Distributions Illustration
Schedule 10.07	Initial Approved Budget

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of BJ Services, LLC, a Delaware limited liability company (the “Company”), is made as of [●], by and among Baker Hughes Oilfield Operations, Inc., a California corporation (“BHOO”), Baker Hughes International Holding Company, a Delaware corporation and a wholly owned subsidiary of BHOO (“BH SubCo” and, together with BHOO, the “Initial BHI Members”), Allied Energy JV Contribution, LLC, a Delaware limited liability company (the “Initial Investor JV Member”), the Company, and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS

WHEREAS, the Company was formed on February 8, 2016, by the filing of a Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware and the adoption of that certain Limited Liability Company Agreement of the Company dated as of February 8, 2016 by BHOO (the “Original LLC Agreement”);

WHEREAS, the Original LLC Agreement was amended, restated and superseded in its entirety by that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of [●] by and among the Company, BHOO and BH SubCo (the “Amended and Restated LLC Agreement”);

WHEREAS, pursuant to a Contribution Agreement dated as of November 29, 2016 (as amended or otherwise modified from time to time, the “Contribution Agreement”) by and among the Company, the Initial BHI Members, the Initial Investor JV Member and Allied Completions Holdings, LLC, a Delaware limited liability company (“Allied Holdings”), on [●], the Initial BHI Members contributed (or caused to be contributed) certain assets and liabilities to the Company in exchange for interests in the Company;

WHEREAS, pursuant to the Contribution Agreement, on the date hereof, the Initial Investor JV Member and Allied Holdings are contributing (or causing to be contributed) cash and certain assets to the Company in exchange for interests in the Company, Allied Holdings is contributing to the Initial Investor JV Member the interest in the Company that Allied Holdings receives from the Company in exchange for such contribution, the Initial Investor JV Member is purchasing an interest in the Company from BHOO for cash, and Company is causing CanCo to purchase certain assets from Baker Hughes Canada Corporation for cash and distributing cash to BHOO (the “Special Distribution”);

WHEREAS, pursuant to the Contribution Agreement, the parties thereto agreed that as of immediately after the Closing, the Initial BH Members would own Membership Interests representing 46.69% of the capital interests in the Company and the Initial Investor JV Member would own a Membership Interest representing 53.31% of the capital interests in the Company;

WHEREAS, the parties to the Contribution Agreement intend for the transactions described in Section 13.15 of the Contribution Agreement to have the Intended Tax Treatment (as defined therein);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Closing contemplated by the Contribution Agreement has been consummated; and

WHEREAS, the parties hereto desire that this Agreement amend, restate and supersede in its entirety the Amended and Restated LLC Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend and restate the Amended and Restated LLC Agreement and hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. (a) In this Agreement, except where the context otherwise requires:

“2x Threshold” means, with respect to a Member, an amount equal to 2.0 multiplied by such Member’s Capital Contributions.

“3x Threshold” means, with respect to a Member, an amount equal to 3.0 multiplied by such Member’s Capital Contributions.

“8% Preference Amount” means, with respect to each Class B Unit, as of the time of determination, an amount equal to a pre-tax return of 8% per annum, compounded monthly and accreted on a daily basis, on the Unreturned Capital attributable to such Class B Unit (calculated with respect to such Class B Unit assuming the Capital Contributions in respect of such Class B Unit were funded on the date such Class B Unit was issued as set forth on Exhibit A).

“8% Unpaid Preference” means, with respect to each Class B Unit, as of the time of determination, an amount equal to (i) the 8% Preference Amount accrued with respect to such Class B Unit for all periods prior to such date (including partial periods) less (ii) the aggregate amount of distributions made with respect to such Class B Unit pursuant to Section 8.02(a)(i)(A) (including any advances against such distributions under Section 8.02(a)(ii) and any distributions made under Section 12.05 in accordance with Section 8.02(a)(i)(A)).

“Act ” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance (i) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to Member liabilities to the Company) and the

 2

penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5) (relating to Minimum Gain or Member Nonrecourse Debt Minimum Gain), as of the end of the Company’s Tax Year, after taking into account thereunder any changes during such year in Minimum Gain or Member Nonrecourse Debt Minimum Gain. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means with respect to any Member as of the end of any Tax Year, the amount by which the balance in such Member’s Adjusted Capital Account is less than zero.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that the term Affiliate (i) when used with respect to BHI, the Investor JV, or any of their respective Affiliates, shall not include the Company or any of its Subsidiaries, and (ii) when used with respect to the Company or any of its Subsidiaries, shall not include BHI, the Investor JV or any of their respective Affiliates (other than the Company and its Subsidiaries). The terms “Affiliated” and “Affiliation” shall have correlative meanings.

“Aggregate Class A Vested Percentage” means the quotient (expressed as a percentage) obtained by dividing (x) the total number of Class A Units issued and outstanding at the time of determination that are Vested Class A Units by (y) the total number of Class A Units that are issued and outstanding at the time of determination.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended or otherwise modified from time to time in accordance with Section 13.02.

“Alternative Method” has the meaning set forth in Section 7.05(g)(i).

“Ancillary Agreements” has the meaning set forth in the Contribution Agreement.

“Annual Tax Distribution Amount” means, with respect to each Member for a Tax Year, an amount equal to the product of (x) the aggregate amount of net taxable income and gain allocated to such Member pursuant to Section 8.01(d) in respect of such Tax Year and (y) the Applicable Tax Rate.

“Applicable Tax Rate” means the highest stated combined federal, state and local income tax rate as determined by the Tax Matters Member in good faith equal to the sum of the highest stated combined federal, state and local income tax rate applicable to a corporation doing business in New York, New York (giving effect to the deductibility of state and local income taxes for federal income tax purposes) as of the date of determination.

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their subsidiaries and Affiliates, including the Bank Holding Company Act, the Federal Reserve Act and the Dodd-Frank Wall Street Reform and Consumer

 3

Protection Act, in each case as amended, and applicable rules and regulations thereunder, and any successor to such statutes, rules or regulations.

“BH/GE Merger” means the merger transaction, described in GE’s Form 8-K filed on October 31, 2016 with the Commission, to combine GE’s oil and gas business and Baker Hughes Incorporated.

“BHI” means the Initial BHI Members as of the Closing and, thereafter, any of Baker Hughes Incorporated, a Delaware corporation, or any of its direct or indirect wholly-owned Subsidiaries that then is a Member or any of their Permitted Transferees.

“Board” means the board of directors of the Company.

“Book Value” means, with respect to any of the Company’s property, the Company’s adjusted basis for federal income tax purposes, except that:

(i)                 the initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value as set forth on the Valuation Statement (as defined in the Contribution Agreement);

(ii)               if the Board determines, in its reasonable discretion, that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Book Value of all assets of the Company shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board, upon the occurrence of an event specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5);

(iii)             as of the date on which any Company asset is distributed to a Member in kind, the Book Value of such asset shall be adjusted to equal the gross fair market value of such asset on such date, as determined by the Board in its reasonable discretion;

(iv)             the Book Value of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that the Book Value shall not be adjusted pursuant to this clause (iv) if the Board reasonably determines that an adjustment pursuant to clause (ii) of this definition of “Book Value” is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

the Book Value of an asset shall be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses, rather than by the depreciation, amortization or other cost recovery allowable with respect to such asset for U.S. federal income tax purposes.

“Budget Act” has the meaning set forth in Section 7.05(g).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

 4

“Capital Contributions” means Initial Capital Contributions and Additional Capital Contributions.

“Capital Expenditures” means, with respect to the Company and its Subsidiaries, any expenditure that is required to be capitalized for purposes of the Company’s financial statements in accordance with GAAP.

“Cause” has the meaning set forth in the Class A Equity Plan.

“Class A Equity Plan” means the plan adopted by the Company on the date hereof in respect of Class A Units and referred to in Section 5.09.

“Class A Participation Percentage” means the quotient (expressed as a percentage) obtained by dividing (x) the total number of Class A Units issued and outstanding at the time of determination by (y) the total number of Class A Units authorized for issuance at the time of determination.

“Class A Unit” means a limited liability company interest in the Company designated as a Class A Unit.

“Class B Unit” means a limited liability company interest in the Company designated as a Class B-1 Unit or Class B-2 Unit.

“Class B-1 Unit” means a limited liability company interest in the Company designated as a Class B-1 Unit.

“Class B-2 Unit” means a limited liability company interest in the Company designated as a Class B-2 Unit.

“Closing” has the meaning set forth in the Contribution Agreement.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Company Auditors” means the independent certified public accountants of the Company, as may be engaged by the Company from time to time.

“Company Group” means the Company, each Subsidiary of the Company and each other Person that is controlled directly or indirectly by the Company.

“Company Principal Business” means (i) Land Based Hydraulic Fracturing Services and (ii) Land Based Well Cementing & Acidizing Services, in each case as provided by the Baker Hughes Contributed Business (as defined in the Contribution Agreement) as of immediately prior to the Closing.

 5

“Company Securities” means any securities (including debt securities) issued by the Company.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“CSL Entities” means any vehicle or person who is a passive investor in any investment funds, vehicles or accounts that are managed, sponsored or advised by CSL Capital Management, LLC.

“Damages” has the meaning set forth in the Contribution Agreement.

“Debt ” means, with respect to any Person, (i) all debt of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables and other similar obligations incurred in the ordinary course of business), (ii) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases, (iv) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale- leaseback transaction or leveraged lease, (v) all obligations of such Person in respect of letters of credit or similar instruments (other than such obligations incurred in the ordinary course of business), and (vi) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Debt of any other Person referred to in clauses (i) through (v) above.

“Deemed Liquidation Event” means (i) a merger or consolidation of the Company with any other Person (other than a merger or consolidation in which BHI and Investor JV own a majority by voting power of the outstanding equity interests of the surviving or acquiring company), (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, (iii) an IPO or (iv) any other transaction in which 50% or more of the voting power of the Company will be transferred to a third party unaffiliated with the Drag-Along Seller.

“Employee Permitted Transferees” means, with respect to a Member holding Class A Units or Class B-2 Units, (i) an investment vehicle wholly-owned and controlled by the transferor and/or his or her family members (in accordance with the following clause (ii)) or (ii) family members (within the meaning of Rule 701 of the Securities Act) through gifts or domestic relations orders, as permitted by Rule 701 of the Securities Act; provided, that such transferee is an accredited investor and the transferor remains liable for all obligations under this Agreement related to the transferred Class A Units or Class B-2 Units, as applicable, and the transferor retains rights of notice with respect to such transferred Class A Units or Class B-2 Units, as applicable. If a transferee meeting the qualifications in clauses (i) or (ii) ceases to meet such qualifications at any time, then such Person shall be required to transfer such Person’s Class A Units or Class B-2 Units, as applicable, back to the original transferor.

“Employer” has the meaning set forth in the Class A Equity Plan.

 6

“Equity Securities” means (i) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests) (collectively, “Interests”), (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any security described in clause (i) or clause (ii), or (iv) any such warrant or right described in clause (iii).

“Estimated Tax Period” means a calendar period commencing on January 1 of each year, and ending on March 31, May 31, August 31, and December 31 of such year.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means the price that a willing buyer not Affiliated with the seller and under no compulsion to buy would pay in an arm’s-length transaction to a willing seller not Affiliated with the buyer and under no compulsion to sell, as of the relevant time and as determined by the Board in the exercise of its reasonable discretion; provided, that the Company shall deliver to each holder of Class B Units the Board’s determination of Fair Market Value at least 15 Business Days prior to the applicable event, and if within 15 Business Days thereafter any Member holding greater than 5% of the Company’s Class B Units objects in good faith in writing to such determination (which shall provide reasonable detail describing the basis of such objection), the Company shall retain a nationally recognized appraiser with experience in valuing companies similar to the Company, who has not received any material fees from the Company, BHI or Investor JV in the past five years, and who is reasonably acceptable to the objecting Member, to determine such fair market value, and the expense of such appraiser shall be borne by the Company; provided, further, that such determination shall not discount the value of Membership Interests either because (i) they are subject to restrictions set forth in this Agreement, (ii) they are illiquid, (iii) they constitute only a minority interest in the Company or (iv) any similar discounts regarding illiquidity or minority status.

“GAAP” means generally accepted accounting principles in the United States of America.

“GE” means General Electric Company, a New York corporation.

“GE Group” means GE and each Affiliate of GE (other than BHI and its Subsidiaries following the consummation of the BH/GE Merger).

“Good Reason” has the meaning set forth in the Class A Equity Plan.

“Governmental Approval” means any authorization, consent, waiver, order and approval of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any domestic or foreign federal, state or local government, political subdivision, governmental, regulatory or administrative authority,

 7

instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Initial Capital Contribution” means, with respect to a Member, the amount set forth as an Initial Capital Contribution of such Member on Schedule 3.01 hereto.

“Investor JV” means the Initial Investor JV Member as of the Closing and, thereafter, any of its Permitted Transferees.

“IPO” means (i) the first Public Offering of common Equity Securities of the Company, or of a newly formed entity that controls the Company, that results in such common Equity Securities of the Company, or such newly formed entity, being registered under the Exchange Act and publicly traded on a national securities exchange or automated quotation system, or (ii) the acquisition of the Company (or any successor entity) via a merger, the sale of all or substantially all of the Company’s assets, equity exchange or other business combination with a publicly traded special purpose acquisition company that is traded on a national securities exchange or automated quotation system (a “SPAC”) or the acquisition of 100% of the Membership Interests by a SPAC, in each case, that results in the Members receiving common stock of the SPAC or Equity Securities exchangeable or convertible into common stock of the SPAC (as applicable, “SPAC Securities”) or a combination of cash and SPAC Securities (any such transaction described in this clause (ii), a “SPAC IPO”).

“Land Based Hydraulic Fracturing Services” means on land services performed on oil and gas land wells through the application of fluids pumped at high pressure and rate into the reservoir interval to be treated, causing a fracture to open, for the purpose of enhancing production using equipment, products and services with mobile/skid/wheeled hydraulic horsepower and specific support equipment associated with land based oil and gas well fracturing services provision (but not using any purpose built offshore stimulation fracturing vessel or water craft based well stimulation equipment) . For the avoidance of doubt, Land Based Hydraulic Fracturing Services shall not include BHI’s, GE’s or any of their respective Affiliates’ Completions products such as “Gravel Pack” or “Frac Pack” equipment, service tools, services or products associated with Sand Control Well Inflow Control, Frac Packers/Plugs or multi Stage Frac Completions product line of business nor does it include any chemical or additives products or services provided by their respective Chemicals product lines.

“Land Based Well Cementing & Acidizing Services” means on land services utilizing (i) Cementing equipment, Cementing products and Cementing technology associated with zonal isolation, remedial cementing services and ultimate plug and abandon services performed through the application of specially designed Cementing products to meet specific fluid type and temperature requirements or (ii) Acidizing equipment, Acidizing products, and Acidizing technology associated with matrix acidizing, near wellbore stimulation, and near wellbore cleanup services performed through the application of specifically designed Acidizing products and techniques used to address specific wellbore and production enhancement requirements. For the avoidance of doubt, Land Based Well Cementing & Acidizing Services shall not include BHI’s or any of its Affiliates’ offshore designed cementing & acidizing equipment (namely the SeahawkTM), services, products and associated offshore technology.

 8

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Majority Member” means, at any time, the Member, if any, that, together with its Affiliates, has a Membership Percentage of more than 50% of Class B-1 Units at such time.

“Management Member” means a Member holding Class A Units (or any Person who was a Member holding Class A Units prior to making a transfer in accordance with Section 9.06) or a Member holding Class B-2 Units (or any Person who was a Member holding Class B-2 Units prior to making a Permitted Transfer in accordance with this Agreement).

“Member” means, at any time, for so long as he, she or it holds any Membership Interests, (i) BHI and Investor JV, as applicable, (ii) any Person holding Class A Units in accordance with this Agreement, (iii) any Person holding Class B-2 Units in accordance with this Agreement and (iv) any other Person who, after the Closing, is admitted to the Company as a member in accordance with the terms of this Agreement. No Person that is not a Member shall be deemed a “member” of the Company under the Act.

“Member Nonrecourse Debt Minimum Gain” means partner nonrecourse debt minimum gain as defined in Treasury Regulation 1.704-2(i)(2).

“Member Syndication Party” means CSL Entities and GS Entities.

“Membership Interest” means the entire limited liability company interest(s) of a Member in the Company (it being acknowledged that such interest in the case of Class A Units held by a Member shall at all times consist solely of the respective economic interests provided therefor and shall include no voting or other rights that would otherwise be possessed by a member of a limited liability company under the Act or any other Applicable Law). Except as set forth in the preceding sentence with respect to Class A Units, a Member’s Membership Interests include such Member’s share of the Net Profits and Net Losses, its rights in its Capital Account, its right to receive distributions of Company assets, and any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The Membership Interests are divided into equal proportionate units of limited liability company interests (including fractional units), with the number of Membership Interests held by each Member set forth on Exhibit A, as amended from time to time.

“Membership Percentage” means, with respect to any Member as of any time, the number of Class B Units owned by such Member at such time divided by the aggregate number of Class B Units owned by all Members in the aggregate at such time. No Member holding Class A Units shall be entitled to a Membership Percentage (in its capacity as such).

“Minimum Gain” means partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Net Profit” and “Net Loss” means, for each Tax Year, an amount equal to the Company’s taxable income or loss for such Tax Year, determined in accordance with

 9

Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(i)                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

(ii)               Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted from such taxable income or loss;

(iii)             In the event Book Value of any asset of the Company is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(iv)             Items of depreciation, amortization and other cost recovery deductions with respect to the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(g);

(v)               Income, gain, loss or deduction resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of (adjusted for accumulated depreciation with respect to such property as determined pursuant to clause (iv) of this definition), notwithstanding that the adjusted tax basis of such property differs from its Book Value; and

(vi)             Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 8.01(c) hereof shall not be taken into account in computing Net Profit or Net Loss. The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 8.01(c) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

“PE Fund” means (i) a private equity investment fund that makes investments in multiple portfolio companies and was not formed primarily to invest in the Company, Investor JV or any of their respective Subsidiaries, together with (A) any alternative investment vehicles related to that private equity investment fund and (B) any Member Syndication Party, and (ii) any investment vehicle directly or indirectly controlled by any fund described in clause (i).

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.

“Public Offering” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

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“Registrable Securities” means shares of HoldCo Stock owned by the Members and their respective Affiliates; provided, that Registrable Securities shall not include any such securities which have been registered under the Securities Act. As to any particular securities referred to in the immediately preceding sentence, once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been disposed of in compliance with Rule 144 under the Securities Act or (iii) they shall have ceased to be outstanding.

“Regulatory Concern” means (i) any set of facts or circumstances in which any member of Investor JV or any of such member’s Affiliates (a “Regulated Member”) reasonably believes, based on the advice of counsel, that, or (ii) in the event a Regulated Member receives notice from or is otherwise informed in any manner by a Government Authority that, in each case, such Regulated Member’s direct or indirect ownership of the Membership Interests or securities of the Company, or any governing agreement of the Company or any of its Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party (including the transactions contemplated thereby), (i) is or would be (after expiration of any applicable conformance period or otherwise) in conflict with the requirements of the Banking Regulations, (ii) gives rise to a limitation in Law (solely with respect to the Banking Regulations) that will materially impair the ability of such Regulated Member or any of its Affiliates to conduct its business or (iii) could otherwise present a material adverse regulatory risk for such Regulated Member or any of its Affiliates.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” means, with respect to any specified Person, (i) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (ii) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).

“Tag-Along Portion” means, with respect to any Member and for any Tag-Along Sale,

(i) the number of Class B Units owned by such Member immediately prior to such Tag-Along Sale multiplied by (ii) a fraction (A) the numerator of which is the number of Class B Units proposed to be Transferred by the Tag-Along Seller in such Tag-Along Sale and (B) the denominator of which is the aggregate number of Class B Units held by all Members immediately prior to such Tag-Along Sale.

“Tax Allowance Amount” means, with respect to any Member, for any Estimated Tax Period (i) the product of the Applicable Tax Rate and such Member’s share of the estimated net

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taxable income for U.S. federal income tax purposes of the Company that is allocable to such Member under Section 8.01(d) arising from its ownership of an interest in the Company for such Estimated Tax Period (determined by taking into account any adjustments under Section 743(b) of the Code) minus (ii) the sum of all prior distributions made pursuant to Section 8.02(a)(ii) to such Member with respect to such Tax Year, all as determined by the Tax Matters Member in its good faith discretion, subject to oversight by the Board.

“Tax Year” means (i) the fiscal year of the Company determined pursuant to Section 7.01 or (ii) if after the date of this Agreement, the taxable year is required by the Code or the Treasury Regulations promulgated thereunder to be a period other than the period described in clause (i), then each period that is the taxable year of the Company determined in accordance with the requirements of the Code or the Treasury Regulations promulgated thereunder; provided, that (i) in the case of a dissolution, Tax Year means the period from the day after the end of the most recently ended Tax Year until the dissolution of the Company and (ii) for purposes of making allocations of Net Profit and Net Loss (or items thereof), Tax Year means any portion of a taxable year of the Company to the extent required to comply with Section 706 of the Code or the Treasury Regulations promulgated thereunder. For the avoidance of doubt, Tax Year shall include any portion of a taxable year of the Company with respect to which the allocation of Net Profit and Net Loss (or items thereof) is determined based on a “closing of the books.”

“Termination” has the meaning set forth in the Class A Equity Plan.

“Transfer” means, with respect to a Class B Unit, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to such Class B Unit, including by means of the Transfer of an interest in a Person that directly or indirectly holds such Class B Unit (which, for the avoidance of doubt, includes direct or indirect transfers or issuances of any equity interests in (x) Investor JV, (y) Persons holding equity interests in Investor JV or (z) intermediate holding companies holding the Membership Interests owned by BHI); provided, that a transfer of interests in any PE Fund or in any Person that holds a direct or indirect interest in such PE Fund shall not be deemed a “Transfer” hereunder. “Transferred” and “Transferring” shall have correlative meanings.

“Transition Services Agreement” means that certain Transition Services Agreement, dated [●], between the Company and BHOO.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding, temporary, proposed and final regulations).

“Unreturned Capital” means, with respect to each Class B Unit, as of the time of determination, the Capital Contributions made in respect of such Class B Unit less the cumulative amount of all prior distributions made in respect of such Class B Unit pursuant to Section 8.02(a)(i)(B).

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“Unvested Class A Units” means Class A Units subject to vesting pursuant to the terms of the Class A Equity Plan or which are listed as unvested Class A Units in the books and records of the Company.

“Vested Class A Units” means any Class A Units that have vested and remain vested as of the date of determination pursuant to the terms of the Class A Equity Plan.

“Whole Board” means, at any time, the total number of Directors comprising the Board at such time.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Capital Contribution	3.02(b)
Additional Member	9.07(a)
Allied Holdings	Recitals
Alternative Method	7.05(f)(i)
Approved Budget	10.07
Capital Account	3.05(a)
Certificate of Formation	Recitals
Covered Audit Adjustment	7.05(g)(i)
BHOO	Preamble
BH SubCo	Preamble
Budget Act	7.05(g)
Company	Preamble
Company Level Taxes	7.05(g)(ii)
Confidential Information	10.01(b)
Contribution Agreement	Recitals
Covered Audit Adjustment	7.05(g)(i)
Covered Persons	6.01(a)
Defaulting Member	5.02(a)(xii)
Director	5.01(a)
Drag-Along Rights	9.04(a)
Drag-Along Sale	9.04(a)
Drag-Along Sale Notice	9.04(b)
Drag-Along Sale Notice Period	9.04(c)
Drag-Along Sale Price	9.04(b)
Drag-Along Seller	9.04(a)
GS Entities	13.14
HoldCo IPO Entity	10.03(a)
HoldCo Stock	10.03(b)
Initial Approved Budget	10.07
Initial Capital Contribution	3.01
Initial BHI Members	Preamble
Initial Investor JV Member	Preamble
Interests	1.01

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Term	Section
International Trade Laws	10.10(a)
Issuance Notice	3.07(a)
Liquidating Agent	12.04(a)
Lockup Period	9.01(a)
New Class A Units	2.01(c)
Notice	7.05(c)
Option A	7.05(g)(ii)
Option B	7.05(g)(ii)
Original LLC Agreement	Recitals
Permitted Transferee	9.01(a)
Permitted Transfers	9.01(a)
Preemptive Rights Exercise Notice	3.07(b)
Qualifying Member	11.01
Regulatory Allocations	8.01(c)(vii)
Representatives	10.01(b)
Revenue Procedure	7.05(c)
ROFO Offer	9.02(b)
ROFO Offer Price	9.02(b)
ROFO Selling Member	9.02(a)
Sale Notice	9.02(a)
Second Notice	3.07(b)
Second Offer	9.02(c)
Second Sale Notice	9.02(c)
Significant Business Need Contribution	5.02(a)(xii)
Section 13(r)	10.10(b)
Special Distribution	Recitals
Subject Interests	3.08(a)
Tag-Along Notice	9.03(a)
Tag-Along Notice Period	9.03(c)
Tag-Along Offer	9.03(b)
Tag-Along Response Notice	9.03(c)
Tag-Along Right	9.03(c)
Tag-Along Sale	9.03(a)
Tag-Along Seller	9.03(a)
Tagging Person	9.03(c)
Tax Matters Member	7.05(c)
Three Year Budget	10.07
Threshold Value	2.01(c)
UP-C Entity Stock	10.03(c)
UP-C IPO	10.03(a)
UP-C IPO Entity	10.03(a)
WSEP	10.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

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Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “dollars” or “$” shall mean United States dollars. All references to a particular statute or other Law shall be deemed to include all rules and regulations thereunder in effect from time to time and any amendments or successors to such statutes or Laws. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

ORGANIZATIONAL MATTERS AND GENERAL PROVISIONS

Section 2.01 Formation. (a) The Company was formed as a Delaware limited liability company on February 8, 2016 by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the Act and the adoption of the Original LLC Agreement. The Members hereby continue the Company for the purposes and upon the terms and conditions set forth herein.

(b) The Company shall initially have three classes of interests, Class A Units, Class B-1 Units and Class B-2 Units, and each Class A Unit, Class B-1 Unit or Class B-2 Unit shall represent the same rights and preferences as each other Class A Unit, Class B-1 Unit or Class B-2 Unit, respectively, except as otherwise expressly provided herein. A Membership Interest shall for all purposes be personal property. Each Membership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8- 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(c) It is intended that the Class A Units will constitute “profits interests” under IRS Revenue Procedure 93-27, IRS Revenue Procedure 2001-43 and IRS Notice 2005-43. The Class A Units have a Threshold Value and an initial Capital Account of zero dollars ($ 0.00). If Class A Units are issued after the Closing Date (the “New Class A Units”), the Board shall, from time to time coinciding with such issuance, designate a “Threshold Value” such that any New Class A Units constitute a “profits interest.” The Threshold Value shall equal the amount that would, in the reasonable determination of the Board, be distributed in respect of each then

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outstanding Class A Unit if, immediately prior to the issuance of the New Class A Units, the assets of the Company were liquidated and distributed to the Members pursuant to Section 12.05(a); provided, that the Threshold Value shall in no event be less than zero. The Threshold Value will be subject to adjustment to account for any unit split, distribution of units or other similar or non-reciprocal transaction, as reasonably determined by the Board to be necessary to maintain the applicable Threshold Value in light of such transactions. Until the holders of Class A Units have received, since the issuance of such New Class A Units, distributions under Section 8.02(a)(i)(C) equal to the Threshold Value, such New Class A Units shall not be entitled to participate in distributions under Section 8.02(a)(i)(C), and shall not be treated as outstanding for purposes of calculating distributions under Section 8.02(a)(i)(C).

(d) Upon the execution and delivery of this Agreement or a counterpart to this Agreement, each of BHI, Investor JV, holders of Class A Units and holders of Class B-2 Units on the date hereof hereby is admitted or continues, as applicable, as a member of the Company and shall hold the number of Units set forth on, and, only in the case of BHI, Investor JV and holders of Class B-2 Units, representing the Membership Percentages set forth on, Exhibit A hereto. BHI, Investor JV, holders of Class A Units and holders of Class B-2 Units on the date hereof each hereby acknowledges the receipt (by initial issuance of Membership Interests) on the date hereof of the number of Membership Interests indicated on Exhibit A hereto.

(e) This Agreement amends, restates and supersedes in its entirety the Amended and Restated LLC Agreement.

Section 2.02 Name. The name of the Company as of the date hereof is “BJ Services, LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as the Board reasonably deems necessary or appropriate. The Board shall have the power at any time to change the name of the Company in its reasonable discretion.

Section 2.03 Principal Place of Business. The principal place of business of the Company shall be located at such location as the Board may reasonably determine from time to time. The Company may also maintain such other office or offices at such other locations as the Board may reasonably determine from time to time.

Section 2.04 Registered Agent. The Company’s registered agent and office in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Section 2.05 Purpose and Powers of the Company. (a) The Company is formed for the object and purpose of engaging in any and all lawful activities permitted under the Act.

(b) Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.05. Without limiting the foregoing, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates,

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or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.

(c) The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement and the Act.

Section 2.07 Filings; Qualification in Other Jurisdictions. The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board’s or an authorized executive officer’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board may cause or authorize an executive officer to cause the Company to be qualified or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified or registered. Each executive officer shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing. The Board may appoint any other authorized persons to execute, deliver and file any such documents.

Section 2.08 Company Property. All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity. A Member has no interest in specific Company property.

Section 2.09 Transactions with Members and Directors. Subject to the terms and conditions of this Agreement, including Section 5.02, any Member or Director may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to applicable Law and the terms and conditions of this Agreement, shall have the same rights and obligations with respect to such matter as a Person who is not a Member or Director, and any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act.

Section 2.10 Certificated Membership Interests. Membership Interests shall be in certificated form.

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ARTICLE 3

CAPITAL CONTRIBUTIONS AND PREEMPTIVE RIGHTS

Section 3.01 Initial Capital Contributions. In connection with the transactions contemplated by the Contribution Agreement, each of the Initial BHI Members and the Initial Investor JV Member has made (or caused one or more of their Affiliates to make) contributions, transfers or payments in accordance with the Structuring Transactions (as defined in the Contribution Agreement) and in respect thereof shall have an Initial Capital Contribution at the Closing as specified on Schedule 3.01.

Section 3.02 Additional Capital Contributions. (a) From and after the Closing, no Member shall be required or permitted to make any additional capital contributions (other than Initial Capital Contributions) to the Company except as provided in this Article 3.

(b) Subject to Sections 3.07 and 5.02, in addition to the Initial Capital Contributions, Members holding Class B Units may (but shall not be required to) from time to time make capital contributions to the Company (each, an “Additional Capital Contribution”) at such times and in such amounts as the Board may reasonably determine.

Section 3.03 Issuance of Membership Interests. (a) No Membership Interests or other equity interests shall be issued in respect of any Additional Capital Contribution until such Additional Capital Contribution is actually made. All Membership Interests in respect of the Initial Capital Contributions are hereby duly authorized and issued on the date of this Agreement and no additional Membership Interests shall be issued by the Company after the date of this Agreement in respect of any Initial Capital Contributions.

(b) Subject to Sections 3.07 and 5.02, the Board may authorize the Company to issue additional Membership Interests and/or create and issue new series, types or classes of equity interests in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may reasonably determine, and authorize obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Membership Interests or other equity interests in the Company and warrants, options or other rights to purchase or otherwise acquire Membership Interests or other equity interests in the Company, in each case to any Person in such amounts and on such terms as so approved by the Board; provided, that any such issuance will be made only in exchange for payment of Fair Market Value for such interest. The Company may issue whole or fractional Membership Interests or other equity interests in the Company. In the event the Company issues any equity interests (other than Membership Interests that are authorized for issuance in this Agreement at such time) in accordance with the terms of this Agreement, this Agreement will be appropriately amended to reflect the terms of such other equity interests and the issuance thereof.

Section 3.04 Withdrawal of Capital. (a) No Member shall be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company, except as expressly provided herein. Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash. No

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Member shall have the right to cause the sale of any Company asset. No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member.

(b) No Member shall have any liability for the return of the Capital Contributions of any other Member. Except as otherwise required by Law, no Member shall be required to make up a negative balance in its Capital Account. No Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company (except to the extent granted by Company Securities hereinafter approved by the Board pursuant to Section 3.03(b)).

Section 3.05 Maintenance of Capital Accounts. (a) The Company shall maintain a separate capital account for each Member according to the rules of Treasury Regulation Section 1.704-l(b)(2)(iv) (a “Capital Account”). For this purpose, the Company may, upon the occurrence of any of the events specified in Treasury Regulation Section 1.704-l(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-l(b)(2)(iv)(g) to reflect a revaluation of the Company’s property.

(b) No Member shall be required to make any payment to any other Member or the Company by reason of any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

(c) Upon a Transfer of any Membership Interest in accordance with the terms of this Agreement, the transferee Member shall succeed to the Capital Account of the transferor which is attributable to such Membership Interest.

Section 3.06 No Interest. No interest shall be paid on Capital Contributions or on the balance in a Member’s Capital Account.

Section 3.07 Preemptive Rights. (a) Other than for issuances of Company Securities contemplated in Section 3.07(f), the Company shall give the Members written notice (an “Issuance Notice ”) of any proposed issuance by the Company of any Company Securities at least 20 Business Days prior to the proposed issuance date, except with respect to any such issuance in connection with a Significant Business Need Contribution, in which case the Company shall provide the Members with an Issuance Notice as promptly as reasonably practicable prior to such issuance taking into account the nature and urgency of the need giving rise to such Significant Business Need Contribution and establish other exercise and issuance periods as it may reasonably determine notwithstanding any other timing requirements of this Section 3.07 at the direction of a majority of the Directors of the Board. The Issuance Notice shall specify the price at which such Company Securities are to be issued and the other material terms of the issuance (including the terms of the Company Securities proposed to be issued). Subject to Section 3.07(f), each of the Members shall be entitled to purchase (or to cause its Affiliates to purchase) up to its respective Membership Percentage of the Company Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice. Notwithstanding anything herein to the contrary, this Section 3.07 shall only apply with respect

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to Members holding a Membership Percentage of at least five percent (5%), and no Class A Units shall be considered in the calculations contemplated herein; provided that for purposes of calculating Membership Percentage pursuant to this sentence, the Class B Units held by all Members comprising BHI shall be aggregated.

(b) If any Member desires to purchase or to have any of its Affiliates purchase any or all of its Membership Percentage of the Company Securities specified in the Issuance Notice, it shall deliver a written notice to the Company (each a “Preemptive Rights Exercise Notice”) of its election to purchase such Company Securities within 15 Business Days of receipt of the Issuance Notice. The Preemptive Rights Exercise Notice shall specify the number (or amount) of Company Securities to be purchased by such party or its Affiliates and shall constitute exercise by such party of its rights under this Section 3.07 and a binding agreement of such party or such party’s applicable Affiliates to purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Company Securities specified in the Preemptive Rights Exercise Notice with such purchase to be consummated as promptly as reasonably practicable. If, at the termination of such 15 Business Day period, any Member shall not have delivered a Preemptive Rights Exercise Notice to the Company, such party shall be deemed to have waived all of its rights under this Section 3.07 with respect to the purchase of such Company Securities. Promptly following the termination of such 15 Business Day period, the Company shall deliver to each of the Members a copy of any Preemptive Rights Exercise Notice it has received or notify each of the Members that no Preemptive Rights Exercise Notices have been received (each a “Second Notice”).

(c) If a Member fails to exercise its preemptive rights under this Section 3.07 or elects to exercise such rights with respect to less than its Membership Percentage of the issuance and another Member has exercised its rights under this Section 3.07 with respect to its entire Membership Percentage, such other Member shall be entitled to purchase from the Company any or all of the remaining portion of the issuance. If any such Member desires to purchase or to have any of its Affiliates purchase such remaining portion, it shall deliver a written notice to the Company of its election to purchase such remaining portion within 10 Business Days following receipt of the Second Notice from the Company.

(d) The Company shall have 60 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Company Securities that the Members have not elected to purchase at a price equal to or greater than the price specified in the Issuance Notice and otherwise upon terms that are not less favorable to the Company than those specified in the Issuance Notice; provided, that, if any Governmental Approvals are required in connection with such issuance, such 60-day period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional 90 days. If the Company proposes to issue any such Company Securities after such 60-day (or longer, as permitted by the preceding sentence) period, it shall again comply with the procedures set forth in this Section 3.07.

(e) At the consummation of the issuance of such Company Securities the Company shall issue certificates or other appropriate instruments representing the Company Securities to be purchased by each party exercising preemptive rights pursuant to this Section

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3.07 registered in the name of such party, against payment by such party of the purchase price for such Company Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(f) Notwithstanding the foregoing and any other provision of this Section 3.07, no Member shall be entitled to purchase Company Securities as contemplated by this Section 3.07 in connection with issuances of Company Securities (i) to employees of the Company or any of its Subsidiaries pursuant to employee benefit plans, incentive equity plans (including the Class A Equity Plan) or other arrangements approved by the Board in accordance with the terms of this Agreement, (ii) to any Person that is not a Member or an Affiliate thereof as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or technology transfer or development arrangement) approved in accordance with this Agreement or (iii) in respect of any split, distribution or recapitalization of the Company, each of which must be offered, on a pro rata basis, to each Member. The Company shall not be obligated to consummate any proposed issuance of Company Securities, nor be liable to any Member if the Company has not consummated any proposed issuance of Company Securities, pursuant to this Section 3.07 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Preemptive Rights Exercise Notices in respect of such proposed issuance.

(g)       This Section 3.07 shall not apply in connection with, and shall terminate upon, an IPO.

Section 3.08 Repurchase Rights.

(a) In the event of any Termination by Employer of a Management Member for Cause or because such Management Member leaves his or her employment with the Company or its Affiliates without Good Reason, the Company (or its designees) shall have the option to purchase from such terminated Management Member and its Employee Permitted Transferees all (and not less than all) of any Vested Class A Units or Class B-2 Units held by such Management Member(s) or its Employee Permitted Transferees (collectively, the “Subject Interests”) for cash consideration equal to the lesser of (i) such Management Member’s and its Employee Permitted Transferees’ Capital Contributions made in respect of such Subject Interests minus the aggregate amount of distributions pursuant to Section 8.02(a)(i) received by such Management Member and its Employee Permitted Transferees in respect of such Subject Interests prior to the date of purchase by the Company (or its designees) and (ii) the Fair Market Value as of the date of the applicable Termination. For purposes of this Section 3.08, Management Members holding Class A Units shall be deemed to have Capital Contributions equal to zero dollars ($0.00).

(b) In the event of any Termination of a Management Member without Cause (other than a termination by such Management Member for Good Reason), by reason of such Management Member’s death or permanent disability, or because such Management Member leaves his or her employment with the Company or its Affiliates with Good Reason, the Company (or its designees) shall have the option to purchase from such terminated Management Member and its Employee Permitted Transferees all (and not less than all) of the Subject

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Interests for cash consideration equal to the Fair Market Value as of the date of the applicable Termination.

(c) In the event a Management Member is in material breach of the terms of any agreement between such Management Member, on the one hand, and the Company and/or any of its Subsidiaries, on the other hand, the Company (or its designees) shall have the option to purchase from such Management Member and its Employee Permitted Transferees all (and not less than all) of the Subject Interests for consideration equal to the lesser of (i) such Management Member’s and its Employee Permitted Transferees’ Capital Contributions made in respect of such Subject Interests minus the aggregate amount of distributions pursuant to Section 8.02(a)(i) received by such Management Member and its Employee Permitted Transferees in respect of such Subject Interests prior to the date of purchase by the Company (or its designees) and (ii) the Fair Market Value as of the date of determination.

(d) The Company (or its designees) shall exercise the foregoing purchase options, by written notice to the applicable Management Members and their Employee Permitted Transferees beginning on the date that is six months and one day, and by no later than the date that is 211 days, following the applicable Termination. Each of the Members hereby agrees that the foregoing remedy is a liquidated damage, and not a penalty. The Company (or its designee) will receive customary representations and warranties from the applicable Management Member and/or its Employee Permitted Transferees regarding the sale of the Subject Interests, including but not limited to the representation that the applicable Management Member and/or each of its Employee Permitted Transferees has good and marketable title to the Subject Interests to be transferred free and clear of all liens, claims and other encumbrances on the date of closing the transfer. The Management Member hereby consents to the taking of any reasonable steps by the Company purchaser which the latter party deems are necessary or convenient to effect any legal formalities in relation to such transfer. Once the Company (or its designee) has actually paid the applicable Management Member and their Employee Permitted Transferees for the Subject Interests to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such Subject Interests are to be repurchased shall no longer have any rights as a holder of such Subject Interests, and such Subject Interests shall be deemed purchased in accordance with the applicable provisions hereof and the Company (or its designee) shall be deemed the owner and holder of such Subject Interests.

(e) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Subject Interests by the Company shall be subject to applicable restrictions contained in the Act and in the Company’s and any of its Subsidiaries’ debt financing agreements. If any such restrictions prohibit the repurchase of the Subject Interests hereunder which the Company is otherwise entitled to make, the time periods provided in this Section 3.8 shall be suspended, and the Company (or its designee) shall make such repurchases at the applicable purchase price therefore within 60 days following the lapse, inapplicability or satisfaction of such restrictions.

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ARTICLE 4

CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS

Section 4.01 Members. The Members of the Company and their respective numbers of Membership Interests, Membership Percentages, initial Capital Account balances, share of Net Profits and Net Losses, each as applicable, and addresses and other contact information for purposes of Section 13.12, are listed on Exhibit A attached hereto. The Board shall amend Exhibit A from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement. No Person may be a Member without the ownership of a Membership Interest. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and, unless otherwise provided herein, the Act.

Section 4.02 No Action on Behalf of the Company. No Member (in its capacity as such) shall have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement.

Section 4.03 No Right to Withdraw. Except in connection with the Transfer of Membership Interests in accordance with the terms of this Agreement such that the Transferring Member no longer holds any Membership Interests, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of the Company and each of the other Members. A resigning Member shall not be entitled to a distribution of the fair value of its Membership Interests under Section 18-604 of the Act.

Section 4.04 Member Meetings. A meeting of the Members for any purpose or purposes may be called at any time by the Board. At a meeting, no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting unless all Members entitled to vote are present at such meeting and agree that other business not stated in the notice of the meeting can be transacted.

Section 4.05 Notice of Meetings. Written notice stating the place, day and hour of every meeting of the Members and the purpose or purposes for which the meeting is called shall be mailed not less than five nor more than 15 Business Days before the date of the meeting (or if sent by facsimile, not less than five Business Days before the date of the meeting), in either case to each Member entitled to vote at such meeting, at its address maintained in the records of the Company by the Company’s Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Members entitled to vote at the meeting are present in person or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting. Presence at a meeting by a Member shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement. In the case of extraordinary circumstances, a meeting of the Members may be called on 24 hours’ notice.

Section 4.06 Quorum; Telephonic Meetings. (a) Provided that notice of the meeting has been given in accordance with Section 4.05, Members holding a majority of the outstanding

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Membership Interests entitled to vote with respect to the business to be transacted, who shall be present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business; provided that the presence of each of BHI and Investor JV shall be required for a quorum to be constituted. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the Members present or represented by proxy and the Company shall promptly give notice of when the meeting will be reconvened. If a meeting is adjourned due to a lack of a quorum, and the sole reason for such lack was the failure of either BHI or Investor JV to be present, then, if the reconvened meeting is held at least 72 hours after the meeting at which a quorum was not present, at such reconvened meeting, a quorum shall consist of Members holding a majority of the outstanding Membership Interests entitled to vote with respect to the business to be transacted.

(b) Members may participate in meetings of the Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 4.06(b) shall constitute presence at such meeting for purposes of Section 4.06(a) and shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 4.07 Voting. (a) At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the number of Membership Interests held in its name on the relevant record date established pursuant to Section 4.09. All Membership Interests with voting rights shall constitute a single class and group of Equity Securities of the Company and the holders of Membership Interests shall vote together as a single class and group of Members.

(b) When a quorum is present, the affirmative vote or consent of Members holding a majority of the outstanding Membership Interests present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall constitute the act of the Members. Every proxy shall be in writing, dated and signed by the Member entitled to vote or its duly authorized attorney-in-fact.

(c) Except as otherwise provided in this Agreement in respect of any class or series of interests in the Company created and issued after the date of this Agreement in accordance with the terms of this Agreement or as required by Law, no class or series of such interests, other than the Membership Interests, shall have any voting rights whatsoever, and no Member shall have any right to vote with respect to any business or matter to be voted or acted upon by the Members by virtue of its ownership of any such interests in the Company other than the Membership Interests.

Section 4.08 Action Without a Meeting. On any matter requiring an approval or consent of Members under this Agreement or the Act at a meeting of Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Members

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entitled to vote thereon. Approval of any such action by email confirmation shall constitute consent in writing for purposes of this Section.

Section 4.09 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 70 days prior to the date on which the particular meeting or action, requiring such determination of such Members, is to be held or taken. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, or Members entitled to receive payment of any kind, the date on which notices of the meeting are mailed or faxed or the date on which the resolution of the Board declaring such payment is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.09, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 4.10 Member Approval Rights. Except as otherwise expressly set forth in this Agreement or as required by Law, the Members shall have no right to vote on any matter and hereby expressly waive any right to vote that can be waived. Without limiting the generality of the foregoing, in the event any matters are submitted to a vote of the Members, the Members holding Class B-1 Units shall have the sole right to exercise such vote, and the Members holding Class A Units or Class B-2 Units (in each case, in their capacity as such) shall not have any right to vote in respect of any such matter so submitted and the Membership Interests of such Members holding Class A Units or Class B-2 Units (in each case, in their capacity as such) shall not be taken into account when calculating Membership Interests or Membership Percentages for any matters requiring a vote or approval hereunder.

Section 4.11 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 4.12 Liability. Except as otherwise set forth herein or in the Contribution Agreement, or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or Company officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or Company officer.

ARTICLE 5

BOARD AND OFFICERS

Section 5.01 Board. (a) The property, affairs and business of the Company shall be managed by or under the direction of the Board, except as otherwise expressly provided in this Agreement. The Board shall be made up of the number of individuals (who need not be Members) (each, a “Director”) as specified in this Agreement. Each Director shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the

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foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement.

(b)	The Board shall be made up of seven Directors and:

(i)	BHI shall have the right to designate three Directors; and

(ii)	Investor JV shall have the right to designate four Directors.

(c)           BHI and Investor JV shall be entitled to select their respective designees to the Board in their sole discretion. The Directors initially designated by each of BHI and Investor JV shall be set forth on Schedule 5.01(c). Notwithstanding the foregoing, in the event that the aggregate Membership Interest of any Member and its Affiliates is equal to or less than 15% at any time, such Member (including BHI or Investor JV) shall only have the right to designate one Director, and the number of Directors constituting the Whole Board shall be reduced accordingly.

(d)           Each Director shall hold such position until his or her successor is appointed or elected or until his or her earlier death, disability, resignation or removal.

(e)           The Board, by taking action in accordance with this Article 5, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may reasonably deem necessary or advisable in connection therewith.

(f)             Each Director will serve without compensation from the Company. Any Member may elect to provide compensation to the Directors appointed by it, at such Member’s sole discretion and expense. Each Director shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred by such Director during the course of conducting the Company’s business.

(g)           No Director (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a resolution authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

(h)           Each Director may authorize another individual (who may or may not be a Director) to act for such Director by proxy at any meeting of the Board, or to express consent to or dissent from a Company action in writing without a meeting. A writing authorizing a Person to act for such Director as proxy, which has been executed by such Director and entered into the books and records of the Company, shall be a valid means by which a Director may grant such authority.

Section 5.02 Required Board Actions. (a) Prior to an IPO (except in the case of Section 5.02(a)(vi), which shall continue to apply following an IPO), the Company shall, and shall cause its Subsidiaries to, take no action (including any action by the Board or any committee of the Board) after the date hereof with respect to any of the following matters set

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forth in this Section 5.02 without the affirmative majority approval (which approval must include at least one affirmative vote from a Director designated by BHI and a Director designated by Investor JV; provided, that, approval for the matters set forth in clauses (xi) through (xxiv) must only include at least (A) one affirmative vote from a Director designated by BHI for all periods during which BHI and its Affiliates continue to own an aggregate Membership Interest equal to or greater than 15% of all outstanding Membership Interests and (B) one affirmative vote from a Director designated by Investor JV for all periods during which Investor JV and its Affiliates continue to own an aggregate Membership Interest equal to or greater than 15% of all outstanding Membership Interests) of the Directors in attendance at a meeting of the Board in person or by proxy:

(i) any amendment to the Certificate of Formation or this Agreement which by its terms disproportionately materially adversely affects any Member relative to the other Members shall not be effective without the approval of a Director designated by such Member;

(ii) any transactions, agreements, arrangements or payments between a Member or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand that is (A) material or (B) involves aggregate payments or receipts in excess of $500,000;

(iii) to the fullest extent permitted by Law, any voluntary liquidation, dissolution, winding up, commencement of or consent to bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its Subsidiaries;

(iv) any change to the Company’s or any of its Subsidiaries’ accounting principles or practices, other than as required to comply with GAAP or other applicable Laws;

(v) any approval, removal or replacement of the Company Auditors;

(vi) any making of, or change in, any tax election of the Company, change of any annual tax accounting periods, adoption or change of any method of tax accounting, adoption or change to any Section 704(c) allocation method, or any other material decision with respect to taxes; provided, that the Company shall make and maintain an effective election under Section 754 of the Code for each Tax Year of the Company;

(vii) any change in the Company’s entity classification for tax purposes or any other change in matters affecting tax status;

(viii) any entry into any agreement or commitment that binds, or purports to bind, the Company’s affiliates, that does not expressly exclude each Member and its Affiliates;

(ix) if the obligations set forth in Section 10.02(a) have not expired, any entry into any new line of business (including operating outside of onshore in the United States of America and Canada, but excluding other natural extensions of the existing business) or

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any material modification of the scope of any existing line of business, in each case only to the extent such entry or material modification may give rise to a Regulatory Concern or adversely affect the Tax status of a Member, a member of a Member or an Affiliate thereof;

(x) any entry into any agreement, resolution or commitment with respect to any of the foregoing matters set forth in clauses (ii) through (ix) of this Section 5.02(a);

(xi) any amendment to the Certificate of Formation or this Agreement;

(xii) any declaration or imposition of any Additional Capital Contribution; provided, that, if the Board reasonably determines in good faith that there is a significant business need for additional capital that does not exceed $10 million in the aggregate per fiscal year (a “Significant Business Need Contribution”), the Board may declare or impose a mandatory Additional Capital Contribution (up to such amount) on the Members holding Class B Units, and if any such Member fails to make such capital contribution (such Member a “Defaulting Member”), then the non-defaulting Members holding Class B Units may contribute such Defaulting Member’s share of the capital call to the Company in exchange for additional Membership Interests of Class B Units at fair market value as determined by the Board in the exercise of its reasonable discretion; provided, further, that such Defaulting Member shall have 90 days following the non-Defaulting Member’s contribution of the Defaulting Member’s share of Significant Business Need Contribution to reimburse such non-Defaulting Member for its contribution of the Defaulting Member’s share of the Significant Business Need Contribution before the Capital Accounts of each Member are adjusted to reflect any Significant Business Need Contribution;

(xiii) any issuance of any Equity Securities, excluding (A) the issuance of any Equity Securities in respect of any convertible or exchangeable securities issued under any equity incentive plan approved by the Board, (B) issuances by (1) wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company or (2) joint ventures or non-wholly owned Subsidiaries to the extent that neither the Company nor any of its Subsidiaries has control over such issuance, (C) issuances in connection with a Significant Business Need Contribution or the proceeds of which are used to fund an acquisition approved pursuant to Section 5.02(a)(xvi) and (D) issuances of Class A Units pursuant to the Class A Equity Plan and issuances of Class B-2 Units to holders of Class A Units in an aggregate issuance amount not greater than $2,500,000;

(xiv) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries, declaration or payment of cash or other dividends or distributions on the Equity Securities of the Company or any of its Subsidiaries, other than (A) dividends or other distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) dividends or other distributions made in accordance with Section 8.02(a) or (C) Class A Units;

(xv) any creation, incurrence, or assumption of Debt by the Company or any of its Subsidiaries that, immediately after such creation, incurrence or assumption, would result in the aggregate Debt of the Company Group exceeding an amount equal to $10 million;

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(xvi) except as otherwise previously approved in an Approved Budget for a given year and for so long as the notice contemplated by Section 10.02(f) has not been delivered by BHI, any acquisition (whether by merger, consolidation or otherwise) of Equity Securities or other investment in any Person or business (including through an acquisition of assets, operations or business and any joint venture, partnership or similar arrangement) with a value (including any liabilities assumed in connection with such acquisition) in excess of (A) $7.5 million individually or (B) $15 million in the aggregate per fiscal year;

(xvii) except as otherwise previously approved in an Approved Budget for a given year, any sale, lease, exchange or other disposition of any asset or property having a value in excess of (A) $5 million individually or (B) $10 million in the aggregate per fiscal year;

(xviii) any settlement of any dispute, claim, litigation or an arbitration proceeding, in each case (A) if such settlement would result in an obligation of or benefit to any member of the Company Group in excess of $5 million or subject the Company to any non-monetary remedies or (B) if such settlement involves any officer of any member of the Company Group;

(xix) any modification to an Approved Budget which would cause Capital Expenditures to be in excess of ten percent (10%) more than the amounts of Capital Expenditures projected in such Approved Budget;

(xx) if the obligations set forth in Section 10.02(a) have not expired, entering into any new line of business (including operating outside of onshore in the United States of America and Canada, but excluding other natural extensions of the existing business) or any material modification of the scope of any existing line of business;

(xxi) any consummation of a Deemed Liquidation Event other than pursuant to Section 9.04;

(xxii) subject to compliance with Article 9 and except in connection with an IPO or rights of a Member pursuant to Section 9.04 and for so long as the notice contemplated by Section 10.02(f) has not been delivered by BHI, any merger, amalgamation or consolidation with or into any Person;

(xxiii) any change in corporate structure, constituent documents or matters affecting regulatory status; or

(xxiv) any entry into any agreement, resolution or commitment with respect to any of the foregoing matters set forth in clauses (xi) through (xxiii) of this Section 5.02(a).

(b) Notwithstanding the foregoing, in the event that BHI delivers the notice contemplated by Section 10.02(f), the following clauses (i), (ii), (iii) and (iv) of Section 5.02(a) shall be deemed to replace the above clauses (xii), (xiii), (xv) and (xxiii) of Section 5.02(b), respectively:

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(i) any declaration or imposition of any Additional Capital Contribution (other than a Significant Business Need Contribution) that, when taken together with all prior Additional Capital Contributions (other than any Significant Business Need Contribution) and all other Capital Contributions made in respect of the issuance of new Equity Securities, in each case, made without the approval of at least one affirmative vote from a Director designated by BHI and a Director designated by Investor JV, would exceed $ 300 million in the aggregate; provided, that, if there is a Significant Business Need Contribution, the Board may declare or impose a mandatory Additional Capital Contribution (up to such amount) on the Members holding Class B Units, and if there is a Defaulting Member, then the non-defaulting Members holding Class B Units may contribute such Defaulting Member’s share of the capital call to the Company in exchange for additional Membership Interests of Class B Units at fair market value as determined by the Board in the exercise of its reasonable discretion; provided, further, that such Defaulting Member shall have ninety (90) days following the non-Defaulting Member’s contribution of the Defaulting Member’s share of Significant Business Need Contribution to reimburse such non-Defaulting Member for its contribution of the Defaulting Member’s share of the Significant Business Need Contribution before the Capital Accounts of each Member are adjusted to reflect any Significant Business Need Contribution;

(ii) any issuance of any Equity Securities in respect of Capital Contributions that, when taken together with all prior Capital Contributions made in respect of the issuance of new Equity Securities and all Additional Capital Contributions (other than Significant Business Need Contributions), in each case, made without the approval of at least one affirmative vote from a Director designated by BHI and a Director designated by Investor JV, would exceed $300 million in the aggregate, excluding (A) the issuance of any Equity Securities in respect of any convertible or exchangeable securities issued under any equity incentive plan approved by the Board, (B) issuances by (1) wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company or (2) joint ventures or non-wholly owned Subsidiaries to the extent that neither the Company nor any of its Subsidiaries has control over such issuance, (C) issuances in connection with a Significant Business Need Contribution or the proceeds of which are used to fund an acquisition approved pursuant to Section 5.02(a)(xvi) and (D) issuances of Class A Units pursuant to the Class A Equity Plan and issuances of Class B-2 Units to holders of Class A Units in an aggregate issuance amount not greater than $2,500,000;

(iii) any creation, incurrence, or assumption of Debt by the Company or any of its Subsidiaries that, immediately after such creation, incurrence or assumption, would result in the aggregate Debt of the Company Group exceeding an amount equal to $250 million (excluding any Debt of the Company Group previously approved by at least one affirmative vote from a Director designated by BHI and a Director designated by Investor JV); and

(iv) any change in corporate structure or constituent documents.

Section 5.03 Removal and Resignation. (a) Each Member shall at all times have the exclusive right to remove, with or without cause, any Director designated by such Member, upon the giving of written notice to such Director and the Board.

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(b) Any Director may resign by written notice to the Board. Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery. Vacancies created on the Board resulting from the resignation, removal, death, retirement or disability of a Director shall be filled by the Member or group of Members that designated such Director with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Members and the Company.

Section 5.04 Meetings of the Board. (a) Regular meetings of the Board shall be held on at least a quarterly basis at such place, date and time as the Board may reasonably designate. Special meetings of the Board may be called at any time by any Director.

(b) Notice of a meeting of the Board or any committee thereof stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting. Notice of any meeting may be waived by any Director. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

(c) The Secretary of the Company shall circulate to each Director an agenda for the quarterly meeting not less than five Business Days in advance of such quarterly meeting (or if sent by facsimile or electronic mail, three Business Days before the date of such quarterly meeting) . Such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01, as the case may be, and any other matters that a Director may reasonably request be included on such agenda (subject, however, to the other provisions of this Agreement).

(d) The presence in person or by proxy of a number of Directors equal to a majority of the Whole Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided, that in order to constitute a quorum, (i) at least one Director present in person or by proxy must be a Director designated by BHI and (ii) at least one Director present in person or by proxy must be a Director designated by Investor JV. If such quorum shall not be present at any meeting of the Board, the Directors present shall adjourn the meeting and promptly give notice of when it will be reconvened. If a meeting is adjourned due to a lack of a quorum, and the sole reason for such lack of a quorum was the failure of at least one Director designated by BHI or at least one Director designated by Investor JV to be present, then, if the reconvened meeting is held at least 72 hours after the meeting at which a quorum was not present, at such reconvened meeting, a quorum shall consist of a number of Directors equal to the majority of the Whole Board, irrespective of whether at least one Director designated by BHI or at least one Director designated by Investor JV is present.

(e) Members of the Board may participate in a meeting of the Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another. Participation in a meeting pursuant to this Section 5.04(e) shall constitute presence in person at such meeting pursuant to Section 5.04(d) and shall constitute a waiver of any deficiency of notice, except

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when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

(f) Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Director is a member) for approval; provided, that, if only one Director designated by such Member is present at any meeting, such Director shall be entitled to cast the vote of any other Director designated by such Member who is not present at such meeting. Except as otherwise provided by this Agreement, the affirmative vote of a majority of the Directors in attendance at any meeting at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.

(g) The Secretary of the Company or, if he or she is not present, any individual whom the Chairman may appoint, shall keep minutes of each meeting which shall reflect all actions taken by the Board thereat.

(h) The Board may establish other reasonable provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

Section 5.05 Action Without a Meeting. Notwithstanding Section 5.04, on any matter requiring an approval or consent of the Board under this Agreement or the Act, the Board or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the number of Directors constituting the Whole Board. Approval of any such action by email confirmation shall constitute consent in writing for purposes of this Section.

Section 5.06 Chairman of the Board. The Chairman of the Board shall be appointed by the affirmative vote of a majority of the Directors. The Chairman shall preside at all meetings of Members and the Board at which he or she is present and perform such other duties as from time to time may be assigned to him or her by the Board.

Section 5.07 Committees of the Board. (a) The Board may designate one or more committees, with each committee to consist of one or more of the Directors, subject to the requirements set forth in this Section 5.07. Subject to Section 5.02, any committee, to the extent permitted by Law and provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board when required.

(b) Each Member shall be entitled to appoint a number of representatives to each committee in the same proportion as such Member is entitled to designate Directors to the Board.

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(c) A majority of the members of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.04(b).

Section 5.08 Officers; Designation and Election of Officers; Duties. (a) The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as officers of the Company, with titles including but not limited to “chief executive officer,” “chief financial officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel” and “director,” as and to the extent authorized by the Board. Any number of offices may be held by the same Person. In the Board’s reasonable discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Each officer shall hold office until his successor shall be duly designated or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(b) Removal of Officers; Vacancies. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any officer may be removed as such, either with or without cause, at any time by the Board or any authorized committee thereof. Vacancies may be filled by approval of the Board or any authorized committee thereof. Designation of any Person as an officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(c) Powers and Duties. The officers of the Company shall have such authority and perform such duties in the management of the Company as may be reasonably prescribed by the Board and, to the extent not so prescribed, as generally pertain to their respective offices in a public company incorporated under the Delaware General Corporation Law, subject to the control of the Board or any authorized committee thereof. Notwithstanding the foregoing, the following actions by the Company or any of its Subsidiaries, among other customary matters, shall require approval by the Board in accordance with this Article 5:

(i)                adopting an Approved Budget or any modification thereto;

(ii)               entering into any transaction or agreement involving hedging or forward sales arrangements;

(iii)              commencing or settling any litigation, investigation or proceeding, other than any such litigation, investigation or proceeding;

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(iv)             except as specified in an Approved Budget, entering into any agreement, contract or commitment or series of related agreements, contracts or commitments, in each case involving expenditures which, when fully funded are expected to be, in excess of $5,000,000 individually or $10,000,000 in the aggregate in any fiscal year;

(v)              (A) electing or removing officers, (B) changing compensation for any officer or entering into or amending any employment or severance agreement with any officer or (C) adopting or amending any employee benefit, welfare plans or equity incentive plans (including the Class A Equity Plan);

(vi)            engaging in any transactions or entering into any contract or arrangement between two or more Members or between the Company and one or more Members;

(vii)           such matters as are approved by the Board pursuant to an express delegation of authority matrix;

(viii)          any action requiring approval under Section 5.02;

(ix)             any action specified in Schedule 5.08(c); and

(x)              entering into any agreement or otherwise committing to do any of the foregoing.

(d) Officers as Agents; Reliance by Third Parties.

(i)               The officers, to the extent of their powers set forth in this Agreement or in a resolution of the Board or authorized committee thereof, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

(ii)               Any Person dealing with the Company may rely upon a certificate signed by any officer as to:

(A)       the identity of any Member, Director or officer;

(B)        the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by Members, the Board or officers or in any other manner germane to the affairs of the Company;

(C)        the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company;

(D)        the authenticity of any copy of this Agreement and amendments hereto;

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(E)        any act or failure to act by the Company or as to any other matter whatsoever involving the Company or, solely with respect to the activities of the Company, any Member; and

(F)        the authority of the Board, any officer, any employee or agent of the Company, or the Tax Matters Member.

Section 5.09 Management Equity Matters.1 On the Closing Date, the Company shall issue [●] Class A units in accordance with the terms of the Class A Equity Plan, to the individuals, and in the proportions, set forth on Exhibit A. From time to time, the Company may issue up to [●] additional Class A units to individuals as specified pursuant to the Class A Equity Plan until such time as [●] Class A Units have been issued in full.

ARTICLE 6

EXCULPATION AND INDEMNIFICATION

Section 6.01 Exculpation and Indemnification. (a) To the fullest extent permitted by Law, no Person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a member, shareholder, partner, director, manager or executive officer of the Company or any of its Subsidiaries (collectively, “Covered Persons”) shall be liable to the Company or its Subsidiaries or to any other Person that is a party hereto or is otherwise bound hereby for any act or failure to act with respect to or in connection with the Company or the Company’s business or affairs, except in the case of bad faith, willful misconduct or breach of this Agreement. Notwithstanding the foregoing, other than in the case of bad faith or willful misconduct, no Person shall have any liability hereunder for any incidental, indirect, special, punitive, exemplary or consequential damages, or damages for lost profits or diminution of value. The Company shall also have the power to exculpate, to the same extent set forth in this Section 6.01(a), employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(b) Except in the case of bad faith or willful misconduct, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Covered Person, in each case acting in their capacities as such, and such action, suit or proceeding relates to an act or omission of such Covered Person acting in its capacity as such, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Laws of the State of Delaware (including indemnification for acts or omissions constituting negligence, gross negligence or breach of duty); provided, that the foregoing indemnification shall not be available to a Member in the case of an action, suit or proceeding brought by a Member or any other party to this Agreement against such Member. The right to indemnification conferred in this Section 6.01(b) shall also include the right to be paid by the Company the expenses incurred in connection with any such action, suit or proceeding in

1 Parties to reasonably agree on amounts.

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advance of its final disposition to the fullest extent authorized by the Laws of the State of Delaware; provided, that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Covered Person to repay all amounts so paid in advance if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this Section 6.01(b) or otherwise. The rights to indemnification and advancement conferred in this Section 6.01(b) constitute contract rights. Notwithstanding the foregoing provisions of this Section 6.01, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board; provided, however, that a Covered Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Covered Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 6.01 to the extent that the Covered Person is successful on the merits in such proceeding (or part thereof). The Company shall also have the power to indemnify and hold harmless, to the same extent set forth in this Section 6.01(b), employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(c) The Company may, by action of the Board, provide indemnification to such officers, employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Board shall reasonably determine to be appropriate.

(d) The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Laws of the State of Delaware.

(e) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.01 shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Covered Person or other Person as to whom the provisions of this Section 6.01 apply as such and the termination of this Agreement or dissolution of the Company.

(f) The provisions of this Section 6.01 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Covered Person arising from any act or omission of such Covered Person acting in its capacity as such, whether occurring before or after the date of this Agreement. No amendment to or repeal of this Section 6.01, or, to the fullest extent permitted by Law, any amendment of Law, shall have any effect on the rights provided under this Section 6.01 with respect to any act or omission occurring prior to such amendment or repeal.

(g) The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Section 6.01 on the Board shall not be exclusive of any other

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rights to which any Person may be entitled (including under a separate indemnification agreement for each of the Directors), including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Section 6.01. Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) reasonably approved by the Board (whether or not any of the Members, Directors or Company officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Section 6.01 or applicable Law.

(h) Nothing contained in this Section 6.01 is intended to relieve any Member or any other Person from any liability or other obligation of such Person pursuant to the Contribution Agreement or any other Ancillary Agreement or to in any way impair the enforceability of any provision of such agreements against any party thereto.

(i) Any indemnity under this Section 6.01 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Covered Person pursuant to this Section 6.01. None of the provisions of this Section 6.01 shall be deemed to create any rights in favor of any Person other than Covered Persons and any other Person to whom the provisions of this Section 6.01 expressly apply.

(j) Each Member acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Company. Each Member agrees with respect to the other Members, that such Member, together with its controlling persons, investors, officers, directors, partners, agents, or employees or its Affiliates, shall not be liable to the other Members for any action heretofore taken or omitted to be taken by such other party in connection with any Member’s Initial Capital Contribution or Additional Capital Contribution.

Section 6.02 Other Activities; Business Opportunities. (a) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, and subject only to Section 10.02, no Member, Affiliate of any Member (other than any Affiliate that is a natural person), Director or Company officer who is also an employee of a Member or an Affiliate of a Member (in each case only when acting on behalf of such Member or such Member’s Affiliate in connection with such Member’s or such Member’s Affiliate’s own business and operations) shall have any obligation to refrain from, directly or indirectly, (i) engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest, publicly or privately, in, developing a business relationship with, or serving as an employee, officer, director, consultant or agent of, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or (iii) doing business with (directly or as an employee, officer, director, consultant or agent of a Person who does business with) the Company or any Person who conducts business with the Company; and

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neither the Company nor any Member (or Affiliate of any Member (other than any Affiliate that is a natural person)) shall have any right in or to, or to be offered any opportunity to participate or invest in, any business or venture engaged or to be engaged in by any other Member, Affiliate of any other Member, officer of the Company who is also an employee of any other Member (or an Affiliate of any other Member) or Director or shall have any right in or to any income or profits derived therefrom. It is understood and agreed by the Members that each Person referred to in this Section 6.02(a) shall be permitted to undertake any and all actions of the type referred to in this Section 6.02(a) without limitation (in each case acting on behalf of the applicable Member or Affiliate of a Member in connection with such Member’s or such Member’s Affiliate’s own business and operations) and that the taking of any such actions shall not violate any legal obligation or duty (including any fiduciary duty) to any Member or other Person under or in connection with this Agreement or the Company, subject only to the provisions of Section 10.02.

(b) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, and subject only to Section 10.02, if a Member, any Director designated by a Member, any Affiliate of such Member (other than any Affiliate that is a natural person) or any officer of the Company who is also an employee of such Member (or any of such Member’s Affiliates) acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member or an Affiliate of such Member, on the one hand, and the Company or another Member or another Member’s Affiliate (other than any Affiliate that is a natural person), on the other hand, no such Member, Director, Affiliate or officer shall have a duty to communicate or offer such business opportunity to the Company or such other Member or such other Member’s Affiliate, and no such Person shall be liable to the Company, the other Members and their Affiliates in respect of any such matter (including for any breach of fiduciary or other duties) by reason of the fact that such Member or any Affiliate of such Member (other than any Affiliate that is a natural person) pursues or acquires such business opportunity for itself or by reason of the fact that such Member, Director, Affiliate or officer directs such opportunity to such Member or an Affiliate of such Member (other than any Affiliate that is a natural person) or does not communicate information regarding such opportunity to the Company. Notwithstanding the foregoing, the first sentence of this Section 6.02(b) shall not apply to any such knowledge or business opportunity acquired by any Director who is an officer of the Company (other than an officer of the Company who is an employee of BHI, Investor JV or any of their respective Affiliates) in his or her capacity as an officer of the Company. For the avoidance of doubt, a Director shall not be considered to be an officer of the Company by virtue of holding such position, the position of Chairman of the Board or any other Board-level position.

(c) The Members acknowledge and agree that nothing in this Agreement shall create (i) a fiduciary duty in any Member, its investors or any Affiliate thereof to the Company or its Members by virtue of its or their status as a member or direct or indirect investor in the Company or (ii) a fiduciary duty of any Directors with respect to the Company and its Members, and all such fiduciary duties are hereby disclaimed to the extent permissible under applicable Law. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of a Member or any of its Affiliates in whatever capacity, including as a Director, it is understood that neither Member, their investors nor any of their respective Affiliates is

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acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement which agreement shall itself govern the terms and condition on which such services are provided and all related matters.

ARTICLE 7

ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS

Section 7.01 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year or on such other day as may be fixed from time to time by resolution of the Board.

Section 7.02 Bank Accounts. In the absence of instructions from the Board to the contrary, an authorized officer of the Company shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 7.03 Books of Account and Other Information. The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.

Section 7.04 Auditors. The Company Auditors shall be such firm of certified independent public accountants as shall be selected by the Board in its reasonable discretion.

Section 7.05 Certain Tax Matters. (a) The Company shall prepare and file its tax returns (including on Internal Revenue Service Form 1065) in a timely manner (taking into account extensions) and shall cause all tax returns of the Company’s Subsidiaries to be filed in a timely manner (taking into account extensions) . The Company shall cause to be delivered a draft of each IRS Form 1065 and Schedules K-1 as proposed to be filed by the Company to BHI and Investor JV for review and comment no later than sixty (60) days after the end of each Tax Year, and the Company shall cooperate in good faith to address and resolve any comments provided. The Company shall make a Section 754 election on the first IRS Form 1065 it files after the date hereof.

(b) The Company shall prepare such information (including a Schedule K-1 and any comparable foreign, state and local tax forms) as shall be necessary to enable each Member to prepare its income tax returns and shall provide such information no later than sixty (60) days after the end of each Tax Year; provided, that the Company shall provide reasonable estimates of the information to be set forth on such Schedule K-1 on a quarterly basis to the Members holding Class B Units no later than the last day of each quarter of the Tax Year; provided, that the Company shall provide such estimate for the last quarter of each year no later than December 1.

(c) By executing a joinder to this Agreement, each Member holding Class A Units authorizes the Company, at the election of the Board, to elect, to the extent applicable, to

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have the “Safe Harbor” described in the proposed Revenue Procedure (the “Revenue Procedure”) set forth in IRS Notice 2005-43 (the “Notice”) and Proposed Regulations Section 1.83-3(l) apply to any Class A Units in the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Tax Matters Member is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Member will constitute execution of a “Safe Harbor Election” in accordance with Section 3.03 of the Notice. To the extent such election is made, the Company and each Member holding Class A Units hereby agree to comply with all requirements of the Safe Harbor described in the Notice and in the Proposed Regulations Section 1.83-3(l), to the extent such requirements are imposed in the Revenue Procedure or such Proposed Regulation, including the requirement that each Member holding Class A Units will prepare and file all federal income tax returns reporting the income tax effects of each interest in the Company issued by the Company covered by the Safe Harbor in a manner consistent with the requirements of the Revenue Procedure.

(d) Each Member who acquires Class A Units shall make a timely election under Section 83(b) of the Code with respect to such Class A Units. It is the sole responsibility of a Member, and not the Company, to file the election under Section 83(b) of the Code even if such Member requests the Company or any of its representatives to assist in making such filing. Each Member who files an election under Section 83(b) of the Code with respect to Class A Units (including each Member who is required to file such an election under this Section 7.05(d)) shall provide a copy of such election to the Company on or before the due date for the filing of such election.

(e) Investor JV or any Member designated by Investor JV shall be the tax matters partner of the Company as defined in Section 6231(a)(7)(A) of the Code (as in effect prior to the Budget Act) and, as of the Tax Year for which the Budget Act becomes effective and is applicable with respect to the Company, the “partnership representative” for all purposes of Section 6223 of the Code (as in effect following the Budget Act), as applicable (the “Tax Matters Member”). Without the prior written consent of all the Members holding Class B Units, the Tax Matters Member may not enter into or execute on behalf of all Members any agreement with the Internal Revenue Service, whether for the purpose of extending the statute of limitations for making an assessment of federal income taxes or the time periods relating to submitting administrative adjustment requests for the Company, affecting the amount, deductibility or credit of any Company item, or for any other purpose. The Tax Matters Member will promptly provide all the Members with copies of all correspondence received in its capacity as Tax Matters Member. The Company shall not pay any fees or other compensation to the Tax Matters Member in its capacity as such. However, the Company shall reimburse the Tax Matters Member for any and all reasonable costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Tax Matters Member.

(f) The Members intend that the Company shall be treated as a partnership for federal, state, and local income tax purposes to the extent such treatment is available (and neither the Company nor any Member will make an election otherwise) and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith. Notwithstanding the foregoing, the Members intend that the Company

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shall not be a partnership (including a limited partnership) or joint venture and that no Member or the Company shall be a partner or joint venturer of any other Member or the Company for any purposes other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary, and no Member shall be liable for the debts, liabilities or obligations of the Company or any other Member.

(g) The Company shall, to the extent such election is available to the Company under applicable law and other associated interpretative guidance, use commercially reasonable efforts to make the election described under Section 6221(b) of the Code (as in effect upon the effective date of Section 1101 of the Bipartisan Budget Act of 2015, as may be amended from time to time, and any similar provisions of state or local law (the “ Budget Act”) with respect to each Tax Year of the Company that is governed by the provisions of the Budget Act, unless the Board reasonably and in good faith determines that making such an election is not in the best interest of all of the Members. To the extent such election is not available or made for any Tax Year of the Company that is governed by the provisions of the Budget Act, the Tax Matter Member shall apply the following provisions in a commercially reasonable manner in order to minimize the aggregate amount of Tax assessed and equitably allocate such amount among the Members:

(i)  If the Internal Revenue Service, in connection with an audit governed by the Budget Act, proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Budget Act (a “Covered Audit Adjustment”), the Tax Matters Member shall elect, to the extent that such election is available and in the best interest of the Company under the Budget Act to apply the alternative method provided by Section 6226 of the Budget Act (the “Alternative Method”). To the extent the Alternative Method is not elected with respect to a Covered Audit Adjustment, the Tax Matters Member shall use commercially reasonable efforts to (A) make any modifications available under Section 6225(c)(3) and (4) of the Budget Act to the extent that such modifications are available (taking into account whether the Tax Matters Member has received any reasonably requested information on a timely basis from the Members) and would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (B) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Budget Act. Similar procedures shall be followed in connection with any state or local income tax audit that incorporates rules similar to the Budget Act.

(ii)  Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable under the Budget Act by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (or former Members, as applicable), and the Tax Matters Member shall reasonably allocate in good faith the burden of any such Company Level Taxes to those Members (or former Members, as applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 7.05(f)(i)(A) that reduce the amount of Company

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Level Taxes. All Company Level Taxes allocated to a Member (or former Member) at the option of the Tax Matters Member, shall (i) be promptly paid to the Company by such Member (of former Member) (“Option A”) or (ii) shall be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 8.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 12.05 (“Option B”). If the Tax Matters Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member) shall be characterized in a manner as if the payment by the Company were a distribution to such Member (or former Member) and as if the payment by such Member (or former Member) to the Company were a capital contribution for federal income tax purposes; provided, however, that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Members) under this Agreement. If the Tax Matters Member selects Option B, the amount of any such reduction in a distribution shall be treated for all purposes of this Agreement as if it had been distributed to the applicable Member pursuant to Sections 8.02 or 12.05, as applicable. To the fullest extent permitted by Law, each Member (whether or not such Member becomes a former Member after the date of this Agreement) hereby agrees to indemnify and hold harmless the Company and the other Members (including other former Members, as applicable) from and against any liability for Company Level Taxes reasonably allocated to such Member in good faith pursuant to this Agreement (including, without limitation, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member held a Company interest). For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the liabilities and obligations of each Member under this Section 7.05(f) shall survive any transfer of Company interests by such Member or such Member ceasing to be a Member under this Agreement.

ARTICLE 8

ALLOCATIONS AND DISTRIBUTIONS

Section 8.01 Allocations.

(a) Membership Percentages of the Members. The Membership Percentage of each Member shall be indicated on Exhibit A, as amended from time to time.

(b) Allocation of Profit and Loss. Except as otherwise provided in this Section 8.01, or required pursuant to Treasury Regulations Section 1.704-1(b)(1)(i), items of Net Profit and Net Loss of the Company for each Tax Year of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocations, as nearly as possible, equals the excess of (a) the distribution that would be made to such Member pursuant to Section 12.05(a) if (i) the Company were to sell the assets of the Company for an amount equal to their Book Value, (ii) all Unvested Class A Units became Vested Class A Units, (iii) liabilities of the Company were satisfied in full according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Book

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Value of the assets securing such liability if such Book Value is less than such nonrecourse liability) and (iv) the Company were to distribute the proceeds of such sale (and any other cash on hand) pursuant to Section 12.05(a) to the Members, over (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the deemed sale of the Company’s assets.

(c) Special Allocations.

(i)  Member Nonrecourse Debt Minimum Gain Chargeback. Net Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Tax Year in Member Nonrecourse Debt Minimum Gain, Net Profit for such Tax Year (and, if necessary, for subsequent Tax Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 8.01(c)(i) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(ii) Minimum Gain Chargeback. Except as otherwise provided in Section 8.01(c)(i), if there is a net decrease in the Minimum Gain during any Tax Year, each Member shall be allocated Net Profit for such Tax Year (and, if necessary, for subsequent Tax Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 8.01(c)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(iii) Nonrecourse Deductions. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Tax Year shall be allocated to each Member ratably among such Members based upon the manner in which Net Profit (determined without regard to such non-recourse deductions) are allocated among the Members for such Tax Year.

(iv) Qualified Income Offset. If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Tax Year, computed as if all other allocations provided for in this Article 8 had been tentatively made (other than pursuant to this paragraph), then items of Company income and gain for such Tax Year shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as soon as possible (and, if two or more Members have such deficits, in proportion to their deficits). This Section 8.01(c)(iv) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

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(v) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Tax Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any other provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.01(c)(v) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 8.01(c)(iv) and this Section 8.01(c)(v) were not in this Agreement.

(vi) Allocation of Certain Net Profits and Net Losses. Items of gain or loss described in clause (iii) of the definition of “Net Profit and Net Loss” as a result of an adjustment to the Book Value of an asset of the Company pursuant to clause (iv) of the definition of “Book Value” shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(vii) Regulatory Allocations. The allocations set forth in Section 8.01(c)(i)-(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-l(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate items of Net Profit and Net Loss of the Company or make the Company’s distributions. Accordingly, notwithstanding the other provisions of this Article 8, but subject to the Regulatory Allocations, items of income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Profit and Net Loss (or items thereof) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other items of Net Profit and Net Loss among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Tax Year there is a decrease in Minimum Gain, or in Member Nonrecourse Debt Minimum Gain, and application of the Member Nonrecourse Debt Minimum Gain chargeback or Minimum Gain chargeback requirements set forth in Section 8.01(c)(i) or 8.01(c)(ii), respectively, would cause a distortion in the economic arrangement among the Members, the Board may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

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(d)       Tax Allocations.

(i) Allocations Generally. Subject to the other provisions of this Section 8.01(d), the items of income, gains, losses, and deductions of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such items of income, gains, losses, and deductions among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable Law, the Company’s items of income, gains, losses and deductions will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii) Code Section 704(c) Allocations. Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. In addition, if the Book Value of any asset of the Company is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). The Members agree that all allocations made pursuant to this Section 8.01(d)(ii) shall be made using the “remedial method” as described in Treasury Regulation Section 1.704-3(d). The Members further agree that the election to utilize any method other than the “remedial method” for purposes of making allocations pursuant to this Section 8.01(d)(ii) shall constitute an election that is subject to Section 5.02(a)(vi).

(iii) Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(iv) Effect of Allocations. Allocations pursuant to this Section 8.01(d) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit or Net Loss (or items thereof) pursuant to any provision of this Agreement.

Section 8.02 Distributions.

(a)       Distributions; Withholding.

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(i) Distributions of cash shall be made to the Members by wire transfer of immediately available funds to the account designated by the relevant Member. Subject to Section 8.02(a)(ii), any distribution shall be made to the Members as follows (and, for illustrative purposes only, the parties contemplate that such distributions shall be made as specified on Schedule 8.02(a)):

(A)    First, to the holders of outstanding Class B Units (ratably among the holders of Class B Units based upon the proportion that each such holder’s 8% Unpaid Preference bears to the aggregate 8% Unpaid Preference), until the 8% Unpaid Preference with respect to each outstanding Class B Unit has been reduced to zero dollars ($0);

(B)     Second, to the holders of outstanding Class B Units (ratably among the holders of Class B Units based upon the proportion that each such holder’s Unreturned Capital bears to the aggregate Unreturned Capital), until the Unreturned Capital with respect to each outstanding Class B Unit has been reduced to zero dollars ($0);

(C)     Third, thereafter to the holders of the Vested Class A Units pro rata in proportion to their ownership of the issued and authorized Vested Class A Units an amount equal to (x) 10% of the portion of any distribution to which this Section 8.02(a)(i)(C) applies, multiplied by (y) the Class A Participation Percentage multiplied by (z) the Aggregate Class A Vested Percentage (provided, that, in respect of any Unvested Class A Unit, the Company shall set aside the amount of any distribution to which such Unvested Class A Unit would have been entitled to pursuant to this Section 8.02(a)(i)(C) if it was a Vested Class A Unit at the time of such distribution and shall distribute any such amounts to the holders of such Unvested Class A Units at the time they become Vested Class A Units notwithstanding the other provisions of this Section 8.02(a)(i), provided, further, that if such Unvested Class A Unit does not become a Vested Class A Unit and ceases to be an Unvested Class A Unit, such amounts set aside for distribution to the holders of such Class A Unit shall be distributed to the holders of outstanding Class B Units in accordance with the other provisions of this Section 8.02(a)(i)), and the remainder to the holders of Class B Units in accordance with Section 8.02(a)(i)(C)(1)-(4) below;

(1) to the holders of outstanding Class B Units (on a pro rata basis in accordance with their respective Membership Percentages) until each holder of outstanding Class B Units, including each of BHI and Investor JV, receives its 2x Threshold;

(2) Thereafter, to BHI, for so long as BHI and its Permitted Transferees hold any Class B Units, until BHI and its Permitted Transferees have received distributions in the aggregate in an amount equal to $25,000,000 pursuant to this Section 8.02(a)(i)(C)(2);

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(3) Thereafter, 5% of the portion of any distributions to which this Section 8.02(a)(i)(C)(3) applies to BHI, and the remainder to holders of Class B Units (including BHI) on a pro rata basis in accordance with their respective Membership Percentages until each holder of outstanding Class B Units, including each of BHI and Investor JV, receives its 3x Threshold; and

(4) Thereafter, 10% of the portion of any distributions to which this Section 8.02(a)(i)(C)(4) applies to BHI, and the remainder to holders of Class B Units (including BHI) on a pro rata basis in accordance with their respective Membership Percentages.

(ii) Notwithstanding the foregoing:

(A) The Company shall, within 15 days following the end of each Estimated Tax Period, distribute on a pro rata basis in accordance with each Member’s Membership Percentage an amount of cash pursuant to this Section 8.02(a)(ii) until each Member holding B Units has received an amount at least equal to its Tax Allowance Amount; provided, however, that to the extent the Board reasonably determines in good faith that the Company lacks sufficient cash, each Member’s share of such distribution shall be reduced proportionately in accordance with such Member’s Membership Percentage. All distributions made to a Member pursuant to this Section 8.02(a)(ii) shall constitute an advance of amounts that otherwise would have been distributed to such Member at a later time pursuant to Section 8.02(a)(i) or Section 12.05(a)(ii).

(B) If a Member’s Annual Tax Distribution Amount for a Tax Year exceeds the sum of the amounts distributed to such Member pursuant to Section 8.02(a) during such Tax Year, the Company shall, within 20 days after filing its Internal Revenue Service Form 1065, distribute to the applicable Member an amount of cash equal to such excess. If the sum of the amounts distributed to such Member pursuant to Section 8.02(a)(ii)(A) during a Tax Year exceeds such Member’s Annual Tax Distribution Amount for such Tax Year, the Company shall so notify the applicable Member and shall offset such excess against such Member’s future distributions pursuant to Section 8.02(a)(ii)(A).

(iii) The Company is authorized to withhold from payments and distributions to the Members any amounts required to be withheld under Law. All amounts withheld with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement. Provided the Company determined the amount of any required withholding reasonably and in good faith, neither the Company nor the Tax Matters Member shall be liable for any over-withholding in respect of any Member’s Membership Interest, and, in the event of any such over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority. The Company shall cooperate with a Member in the preparation and filing of such refund claims.

(b) Distributions in Kind. No Member has any right to demand or receive property other than cash. Assets of the Company distributed in kind shall be valued based on the Book Value thereof.

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(c) Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary:

(i) no distribution shall be made in violation of the Act or other applicable Law; and

(ii) all amounts distributed to Members in respect of their Membership Interests representing Class B Units shall be distributed to them pro rata in accordance with their respective Membership Percentages.

(d) Special Distribution to BHI. Notwithstanding anything herein to the contrary, the Company and each Member intend, to the extent permitted by law, that the Special Distribution be treated as a reimbursement of BHOO’s preformation capital expenditures under Treasury Regulation Section 1.707-4(d), and the Special Distribution shall not be taken into account for purposes of Section 8.02(a) or Section 12.05.

(e) Exculpation. The Members hereby consent and agree that, except as expressly provided herein or required by applicable Law, no Member shall have an obligation to return cash or other property paid or distributed to such Member under Section 18-502(b) of the Act or otherwise.

ARTICLE 9

TRANSFERS, REDEMPTION/PURCHASE RIGHTS AND ADDITIONAL MEMBERS

Section 9.01 Restrictions on Transfers. (a) Prior to the earlier to occur of (1) the day that is 15 months following the Closing Date (provided, that this period shall be indefinite with respect to Members holding Class B-2 Units (in their capacity as such)) and (2) the expiration of any underwriter lock -up period associated with the IPO (the “Lockup Period”), no Member may Transfer or permit a Transfer of any Membership Interests held by such Member; provided, that, subject to Section 9.01(c), such prohibition shall not apply to Transfers (i) to any Affiliate of BHI (including, for the avoidance of doubt, any member of the GE Group following the consummation of the BH/GE Merger) so long as such Affiliate remains an Affiliate of BHI and agrees to be bound by the provisions of this Agreement applicable to BHI, (ii) by Investor JV or any direct or indirect member of Investor JV to any Affiliate of Investor JV or any Affiliate of any direct or indirect member of Investor JV so long as such Affiliate remains an Affiliate of Investor JV or any Affiliate of any direct or indirect member of Investor JV (which Affiliates shall include, for the avoidance of doubt, both CSL Capital Management, LLC, Goldman, Sachs & Co. and any of their respective Affiliates) and agrees to be bound by the provisions of this Agreement applicable to Investor JV, (iii) with respect to Class B-1 Units, otherwise from a direct or indirect member (or other holder of Equity Securities) of a Member to such Member or other member or indirect member (or other holder of Equity Securities) of a Member, (iv) to any Member Syndication Party within six months of the Closing, (v) due to a Regulatory Concern, (vi) with respect to Class B-2 Units, to any Employee Permitted Transferee (the Transfers described in clauses (i), (ii), (iii), (iv), (v) and (vi), “Permitted Transfers” and the Person to which such Transfer is made, a “Permitted Transferee”) or (vii) with respect to Class B-2 Units, (x) to the Company (or its designee) in a repurchase pursuant to Section 3.08, (y) pursuant

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to a Tag-Along Right or (z) pursuant to a Drag-Along Sale; provided, further, that an IPO may be effected pursuant to Section 9.04 of this Agreement at any time following the Closing Date.

(b) Following the earlier to occur of (i) the day that is 15 months following the Closing Date and (ii) the expiration of the Lockup Period, all Transfers of Class B-1 Units shall be subject to Sections 9.01(c), 9.02 and 9.03.

(c) Notwithstanding anything herein to the contrary, in no event may a holder of Class B Units Transfer any of its Membership Interests if such Transfer would, in the reasonable judgment of the Board, cause the Company to cease to be treated as a partnership for U.S. federal income tax purposes or cause the Company to be considered as terminated under Section 708(b)(1)(b) of the Code. In no event shall the Company participate in the establishment of a secondary market or the substantial equivalent thereof as defined in U.S. Treasury Regulations Section 1.7704-1(c) or the inclusion of its interests on such a market or on an established securities market as defined in U.S. Treasury Regulations Section 1.7701-1(b), or recognize any Transfers made on any of the foregoing.

Section 9.02 Right of First Offer. (a) If BHI, Investor JV or any of their respective Affiliates (the “ROFO Selling Member”) desires to Transfer (or cause to be Transferred) all or part of the ROFO Selling Member’s Membership Interests in accordance with Section 9.01(b), then the ROFO Selling Member will notify the other Members in writing that it intends to effect such Transfer and indicate the number of Membership Interests proposed to be Transferred (the “Sale Notice”). This Section 9.02 shall only apply with respect to Members holding Class B-1 Units and no Membership Interest in respect of Class A Units or Class B-2 Units shall be considered in the calculations contemplated herein.

(b) Within 25 calendar days after receipt of the Sale Notice, each other Member shall have the right, but not the obligation, to make a first offer to purchase such other Member’s pro rata portion (based on each other Member’s Membership Percentage, it being understood that if the only Members are BHI and Investor JV, such pro rata portion shall be 100% of the Membership Interests proposed to be Transferred) of the Membership Interests to be sold in whole but not in part, in its sole discretion, by delivering a written offer (the “ROFO Offer”) setting forth the cash price that such Member proposes to pay for such securities (the “ROFO Offer Price”) and in reasonable detail any other material terms sought by such Member. Such ROFO Offer will constitute an offer by such other Members to purchase from the ROFO Selling Member such securities at the ROFO Offer Price for cash. Upon giving a ROFO Offer, such Member will be bound to (and, as applicable, to require its Affiliates to) purchase such Membership Interests on the terms and conditions set forth in the ROFO Offer.

(c) In the event that there is one or more third party Members in addition to BHI or Investor JV or any of their Affiliates, then if any other Member fails to respond to the Sale Notice within the 25 calendar day period referred to above, the ROFO Selling Member shall provide notice to all of the Members who gave a ROFO Offer informing such Members that they have the right to increase the amount of the Membership Interests that they offered to purchase in their respective ROFO Offer (the “Second Sale Notice”). Each such Member shall then have 10 Business Days in which to give notice to the ROFO Selling Member, as to its intent to purchase, on the same terms and conditions set forth in the ROFO Offer (the “Second Offer”), the portion

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of the Membership Interests specified in the Second Sale Notice (on the basis of such Member’s pro rata portion of the Membership Percentage of Members receiving the Second Sale Notice) plus any additional Membership Interests not offered to be purchased by any Member after receipt of the Second Sale Notice.

(d) If the ROFO Selling Member accepts such ROFO Offer or ROFO Offers within the first 30 calendar day period and/or pursuant to the initial ROFO Offer or Second Offer, as applicable, then the ROFO Selling Member shall (and, as applicable, require its Affiliates to) consummate the purchase and sale of the Membership Interests as to which the ROFO Selling Member has accepted the ROFO Offer on the terms set forth therein within 20 calendar days of (i) if there was no Second Offer, the last day of the initial 30 calendar day period and (ii) if there was a Second Offer, the end of the 10 Business Day period referred to in Section 9.02(c); provided, that, if any Governmental Approvals are required in connection with such transaction, such 20 calendar day period shall be extended until the expiration of three Business Days following the date on which all Governmental Approvals required with respect to such proposed transaction are obtained (including the expiration or termination of any applicable waiting periods under applicable Law) but in no event will such period be extended for more than an additional 120 calendar days (it being understood that, if any such required Governmental Approvals are not obtained within such 120 calendar day period, the applicable purchasing Member and the ROFO Selling Member shall not be obligated to proceed with the proposed transaction and the ROFO Selling Member may include the Membership Interests which were to have been sold to the applicable purchasing Member in any transaction effected pursuant to Section 9.02(e), provided, however, that the ROFO Selling Member may not proceed with any transaction effected pursuant to Section 9.02(e) if the failure to obtain Governmental Approvals was due to such ROFO Selling Member’s failure to use reasonable best efforts to obtain such required Governmental Approvals) . The parties to any such transaction shall use their respective reasonable best efforts to obtain any such required Governmental Approvals. In the event that a purchasing Member is unable to secure all required Governmental Approvals, such Member shall lose all rights to acquire Membership Interests under this Section 9.02 thereafter. At the closing of the Transfer, the ROFO Selling Member shall sell the applicable securities free and clear of all liens and encumbrances (other than those arising under this Agreement).

(e) If (i) the ROFO Selling Member rejects a ROFO Offer, (ii) the Members fail to give ROFO Offers with respect to all of the Membership Interests to be sold pursuant to the Sale Notice or (iii) a Member timely gives a ROFO Offer and the proposed transaction contemplated by such offer is not consummated solely as a result of a failure to receive all required Governmental Approvals within the 120 calendar day period referred to in Section 9.02(d), then, subject to Section 9.03, the ROFO Selling Member may enter into a binding agreement to Transfer or cause to be Transferred all (but not less than all) of the securities set forth in the Sale Notice for which the ROFO Selling Member rejected ROFO Offers, which the other Members have not elected to purchase, or which the other Members are not able to purchase solely as a result of a failure to receive all required Governmental Approvals, to an unaffiliated third party acquirer at a price no less than 100% of the price proposed in the ROFO Offers and on other terms and conditions that are no more favorable to the unaffiliated third party acquirer than the terms and conditions specified in the ROFO Offer, at any time during the period ending 180 calendar days after the delivery date of the Sale Notice and such Transfer shall

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be consummated within 240 calendar days after the delivery date of the Sale Notice. If, however, the ROFO Selling Member (or, as applicable, its Affiliate) fails to complete or cause to be completed the proposed Transfer to an unaffiliated third party acquirer within such time periods, then any proposed Transfer shall again become subject to the right of first offer pursuant to this Section 9.02.

(f) The provisions of this Section 9.02 shall terminate upon the consummation of an IPO and shall not apply to any proposed Transfer pursuant to Section 9.04 or any Permitted Transfers.

Section 9.03 Tag-Along Right. (a) Subject to Sections 9.03(h) and 9.05, if following the application of Section 9.02, (i) BHI proposes to Transfer Membership Interests pursuant to Section 9.02(e) or (ii) Investor JV proposes to Transfer Membership Interests pursuant to Section 9.02(e) (the Member that proposes to make such Transfer, the “Tag-Along Seller” and the Transfer of such Membership Interests, (the “Tag-Along Sale”), the Tag-Along Seller shall provide each other Member written notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each other Member the opportunity to participate in such Transfer in accordance with this Section 9.03. Notwithstanding anything herein to the contrary, this Section 9.03 shall only apply with respect to Members holding Class B Units and no Membership Interest in respect of Class A Units shall be considered in the calculations contemplated herein.

(b) The Tag-Along Notice shall identify the number and class of Membership Interests proposed to be sold by the Tag-Along Seller (the “Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any.

(c) Each other Member shall have the right (a “Tag-Along Right”), exercisable by written notice (a “Tag-Along Response Notice”) given to the Tag-Along Seller within 10 Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer up to a number of Membership Interests representing such other Member’s Tag-Along Portion (each such exercising other Member, a “Tagging Person”); provided, that each Tagging Person shall be entitled to include in the Tag -Along Sale no more than its Tag-Along Portion of Membership Interests and the Tag-Along Seller shall be entitled to include the number of Membership Interests proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion) and such additional Membership Interests as permitted by Section 9.03(f). Each Tag-Along Response Notice shall include wire transfer or other instructions for payment of any consideration for the Membership Interests being transferred in such Tag-Along Sale. Each Tagging Person shall also deliver to the Tag-Along Seller, together with its Tag-Along Response Notice, the certificates or other applicable instruments representing the Membership Interests of such Tagging Person to be included in the Tag-Along Sale, together with a notarized, limited power-of-attorney authorizing the Tag-Along Seller or its representative to Transfer such Membership Interests on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificates and limited power-of-attorney shall constitute an

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irrevocable acceptance of the Tag-Along Offer by such Tagging Person, subject to the provisions of this Section 9.03 and Section 9.05. If at the termination of the Tag-Along Notice Period any other Member shall not have elected to participate in the Tag-Along Sale, such other Member shall be deemed to have waived its rights under Section 9.03(a) with respect to the Transfer of its Membership Interests pursuant to such Tag-Along Sale.

(d) If at the end of a 120-day period after delivery of such Tag-Along Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to Governmental Approvals until the expiration of five Business Days after all such Governmental Approvals have been received, but in no event later than 180 days following receipt of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Membership Interests proposed to be sold by the Tag-Along Seller and all Tagging Persons on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) return to each Tagging Person the limited power-of-attorney and all certificates and other applicable instruments representing the Membership Interests that such Tagging Person delivered for Transfer pursuant to this Section 9.03 and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Membership Interests shall continue in effect.

(e) Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof, (ii) if not remitted directly to the Tagging Persons, remit to the Tagging Persons the total consideration for the Membership Interests of the Tagging Persons Transferred pursuant thereto less the Tagging Persons’ pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.05, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons. The Tag-Along Seller shall promptly remit to the Tagging Persons, if not remitted directly to the Tagging Persons, any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.

(f) If (i) any other Member declines to exercise its Tag-Along Rights or (ii) any Tagging Person elects to exercise its Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion, the Tag-Along Seller shall be entitled to Transfer, pursuant to the Tag-Along Offer, up to a number of Membership Interests held by it equal to the number of Membership Interests constituting, as the case may be, the Tag-Along Portion of such other Member or the portion of such Tagging Person’s Tag-Along Portion with respect to which Tag-Along Rights were not exercised.

(g) Notwithstanding anything contained in this Section 9.03, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Membership Interests and limited powers-of-attorney received by the Tag-Along Seller) or any other Person if the Transfer of Membership Interests pursuant to this Section 9.03 is not consummated for whatever reason. Whether to effect a Transfer of

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Membership Interests pursuant to this Section 9.03 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(h) The provisions of this Section 9.03 shall terminate upon the consummation of an IPO and shall not apply to any proposed Transfer pursuant to Section 9.04 or any Permitted Transfers.

Section 9.04 Drag-Along Right. (a) Subject to Section 9.05, in connection with the proposed Transfer (by merger, consolidation, sale or otherwise and whether in one transaction or a series of related transactions) that would result in a Deemed Liquidation Event (a “Drag-Along Sale”), the Majority Member (the “Drag-Along Seller”) may at its option (the “Drag-Along Rights”) require each other Member to: (i) Transfer a pro rata portion of its Membership Interests in such Drag -Along Sale on the same terms and conditions applicable and for the same type of consideration payable as the Drag-Along Seller and (ii) agree to vote to approve such transaction, waive all dissenters’ rights and otherwise take all other actions necessary or desirable to consummate the Drag-Along Sale as requested by the Drag-Along Seller.

(b) If the Drag-Along Seller elects to exercise its Drag-Along Rights, the Drag-Along Seller shall provide notice of such Drag-Along Sale to the other Members (a “Drag-Along Sale Notice”) not later than 15 Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the purchaser in the Drag-Along Sale, the number and class of Membership Interests subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. Each other Member shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender a pro rata portion of its Membership Interests as set forth below.

(c) If requested by the Drag-Along Seller, not later than 10 Business Days after the date of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each other Member shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice (i) the certificates and other applicable instruments representing the Membership Interests of such other Member to be included in the Drag-Along Sale, together with a notarized, limited power-of-attorney authorizing the Drag-Along Seller or its representative to Transfer such Membership Interests on the terms set forth in the Drag-Along Sale Notice and wire transfer or other instructions for payment of the consideration for the Membership Interests being Transferred in such Drag-Along Sale and/or (ii) all other documents required to be executed in connection with the Drag-Along Sale. If a Member should fail to deliver such certificates or other applicable instruments to the Drag-Along Seller, the Company (subject to Section 9.04(d)) shall cause the books and records of the Company to show that such Membership Interests are bound by the provisions of this Section 9.04 and that such Membership Interests shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(d) The Drag-Along Seller shall have a period of 120 days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice; provided, that, if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five

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Business Days after all such approvals have been received, but in no event later than 240 days following the date of delivery of the Drag-Along Sale Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag -Along Seller shall return to each of the other Members the limited power-of-attorney and all certificates and other applicable instruments representing Membership Interests that such other Members delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the other Members in connection with the proposed Drag-Along Sale, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Membership Interests owned by the other Members shall again be in effect.

(e) Promptly after the consummation of the Drag-Along Sale pursuant to this Section 9.04, the Drag-Along Seller shall (i) notify the other Members thereof, (ii) if not remitted directly to the other Members, remit to each other Member the total consideration for the Membership Interests of such other Member Transferred pursuant thereto less the other Member’s pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.05, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by such Members and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the other Members. If not remitted directly to the other Members, the Drag-Along Seller shall promptly remit to the other Members any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.

(f) Notwithstanding anything contained in this Section 9.04, there shall be no liability on the part of the Drag-Along Seller to the other Members (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Membership Interests received by the Drag-Along Seller) or any other Person if the Transfer of Membership Interests pursuant to this Section 9.04 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice. Whether to effect a Transfer of Membership Interests pursuant to this Section 9.04 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

(g) The provisions of this Section 9.04 shall terminate upon the consummation of an IPO.

Section 9.05 Additional Conditions to Tag-Along Sales and Drag-Along Sales. Notwithstanding anything contained in Section 9.03 or 9.04, the rights and obligations of the other Members to participate in a Tag-Along Sale under Section 9.03 or a Drag-Along Sale under Section 9.04 are subject to the following conditions:

(a) upon the consummation of such Tag-Along Sale or Drag-Along Sale, (i) all of the Members participating therein will receive the same form of consideration, (ii) participating Members shall receive the same proportion of the aggregate consideration from such Tag-Along Sale or Drag-Along Sale, as applicable, that such holder would have received if such aggregate consideration had been distributed by the Company to the participating Members in accordance with the rights and preferences set forth in Section 8.02(a)(i) as in effect immediately prior to the consummation of such Tag-Along Sale or Drag-Along Sale; provided,

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that no consideration for any additional agreements entered into in connection with such transaction, such as non-competition agreements, be included in the amount of consideration (to the extent such agreements are not entered into by all Members participating in such Tag-Along Sale or Drag-Along Sale) and (iii) if any Members are given an option as to the form and amount of consideration to be received, all Members participating therein will be given the same option; and

(b) each other Member shall (i) make such representations, warranties and covenants, provide such indemnities, releases and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided, that if the other Members are required to provide any representations or indemnities in connection with such Transfer, liability for misrepresentation or indemnity shall (as to such other Members) be expressly stated to be several but not joint and each other Member shall not be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller or Drag-Along Seller, as the case may be, (iii) be required to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price, and (iv) with respect to a Drag-Along Sale (A) not be obligated to enter into any non-competition or non-solicitation covenant, (B) not be obligated to provide indemnification obligations that exceed its proceeds from the transaction, (C) not receive consideration other than cash or securities of a publicly traded company and (D) not be obligated to make any representations or warranties other than in relation to its due organization, title to the securities it is selling, its authority and capacity to effect the transfer and the absence of any conflict under Law or its organizational documents or any contract that would prevent or delay the transfer (it being understood that this Section 9.05(b)(iv)(D) shall not limit, and each Member shall be responsible for, such Member’s pro rata share (based on the proceeds received) of any breach of the Company’s representations and warranties).

Section 9.06 Class A Permitted Transfers. Except for transfers to Class A Permitted Transferees or pursuant to a Drag-Along Sale, no Member shall, directly or indirectly, sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to such Member’s Class A Units without the prior written consent of the Board. For the avoidance of doubt, no Member holding Class A Units shall, directly or indirectly, sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to any Class A Units that are not Vested Class A Units without the prior written consent of the Board. The terms of Section 9.07 through Section 9.09 shall apply to a transfer of Class A Units in accordance herewith, mutatis mutandis.

Section 9.07 Additional Members. (a) In connection with a Transfer of Membership Interests other than in connection with a Transfer pursuant to a Public Offering or pursuant to a Rule 144 Sale, each such Person who receives Membership Interests in accordance with, and as permitted by, the terms of this Agreement, in each case who is not already a Member (in the case of a Transfer of Membership Interests), shall, in addition to complying with the requirements of the last sentence of Section 13.06, execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the transferor (including the restrictions on Transfer contained in this

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Article 9), and, in the case of a transferee of Membership Interests, shall thereupon be admitted as an additional Member of the Company (an “Additional Member”).

(b) Each Person who is issued new Membership Interests in accordance with the terms of this Agreement and who is not already a Member shall execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement, and shall thereupon be admitted as an Additional Member.

(c) A transferee of Membership Interests who is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

(d) Each Additional Member shall be named as a Member on Exhibit A. Unless and until admitted as an Additional Member, a transferee of any Membership Interest, or a recipient of any newly issued Membership Interests, shall have no powers, rights or privileges of a Member of the Company.

(e) Following a Transfer of any Membership Interests in accordance with this Article 9, the transferee of such Membership Interests shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Membership Interests, and shall receive allocations and distributions in respect of such Membership Interests as if such transferee were a Member. Unless otherwise prohibited by Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the “closing of the books” method (including the “calendar day” convention described in Proposed Treasury Regulations Section 1.706-4(e)(1)) shall be utilized for determining the distributive share of the Company’s income, gains, losses, deductions, credits and other items of a Member whose interest is disposed of, in whole or in part.

(f) The Company shall maintain books for the purpose of registering the transfer of interests in the Company. Upon a transfer of interests in the Company, the transferor of such interests shall notify the Company so that such transfer may be registered in the books of the Company. A transfer of interests in the Company shall be effective upon registration of the transfer in the books of the Company.

Section 9.08 Termination of Member Status. Any Member that Transfers all of its, and owns no, Membership Interests shall immediately cease to be a Member and shall no longer be a party to this Agreement (in its capacity as a Member), and Exhibit A shall be updated to eliminate such Person; provided, however, that such Member (i) shall not thereby be relieved of its liability for breach of this Agreement prior to such time or from any obligations under this Agreement not related to its capacity as a Member; (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time; (iii) shall retain the right to indemnification hereunder; and (iv) shall not thereby be relieved of any of its obligations under Article 9 or, for the two year period following the Closing Date, under Section 10.02.

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Section 9.09 Void Transfers. To the greatest extent permitted by the Act and other Law, any Transfer by any Member of any Membership Interests or other interest in the Company (including, for the avoidance of doubt, any Transfer of any Person which directly or indirectly owns Membership Interests) in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

ARTICLE 10

COVENANTS

Section 10.01 Confidentiality. (a) Each Member agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. Each Member agrees that it shall be responsible for any breach of the provisions of this Section 10.01 by any of its Representatives to whom it discloses Confidential Information. Each Member further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)          to such Member’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Member;

(ii)         to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Member is subject; provided, that, unless otherwise prohibited by Law, such Member agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Member shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law));

(iii)        to any Person to whom such Member is contemplating a Transfer of its Company Securities; provided, that such Transfer (x) would not be in violation of the provisions of this Agreement, (y) the potential transferee agrees in advance of any such disclosure to be bound by a confidentiality agreement consistent with the provisions hereof and (z) such Member shall be responsible for breaches of such confidentiality agreement by such potential transferee;

(iv)        (x) to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Member uses reasonable best efforts to seek confidential treatment of such information to the extent available and (y) Investor JV may

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disclose Confidential Information (A) as is requested by a regulatory or Governmental Authority with jurisdiction over Investor JV, its members or their respective Affiliates or (B) to a banking regulator with jurisdiction over Investor JV, its members or their respective Affiliates after it is determined by counsel to be advisable in light of ongoing review or oversight by such regulator;

(v)          to the extent required by the rules and regulations of the Commission or stock exchange rules; or

(vi)         if the prior written consent of the Whole Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Member.

(b) “Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any Member (including by virtue of its present or former right to designate a Director); provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its directors, officers, employees, shareholders, members, partners, agents, counsel, investment advisers or other representatives, including any managed account, investment fund or other vehicle or Person who is a current or prospective passive investor in any investment funds, vehicles or accounts that are managed, sponsored or advised by any member of Investor JV or any of its Affiliates and, for the avoidance of doubt, including with respect to BHI, following the consummation of the BH/GE Merger, the GE Group and its Representatives, (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or any of the other Ancillary Agreements, (ii) was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company or (iii) becomes available to such Member on a non-confidential basis from a source other than the Company Group, another Member, its Affiliates or its Representatives after the disclosure of such information to such Member or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to such Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person; provided, that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of BHI, Investor JV or any of their respective Affiliates prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clauses (ii) or (iii) be deemed Confidential Information and BHI and Investor JV shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of this Section 10.01 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

Section 10.02 Non-Competition. (a) Until the earlier to occur of (x) the consummation of any IPO at or after which BHI’s Membership Percentage (including the ownership of all Affiliates of BHI) (or, as applicable, the ownership percentage of BHI and its Affiliates in any

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Up-C IPO Entity, HoldCo IPO Entity or other applicable IPO entity, in each case on an as-converted basis) falls below 20% or other Deemed Liquidation Event and (y) the delivery by BHI of a notice described in Section 10.02(f), except (i) with respect to their ownership of Membership Interests in the Company and (ii) as permitted by this Section 10.02, no Member or any Affiliate of a Member shall engage, directly or indirectly, as a stockholder, investor, manager, operator, member, partner, by contract, or otherwise in any Company Principal Business anywhere in the United States of America or Canada. For the avoidance of doubt, any Member and any Affiliate of any Member is permitted to engage, directly or indirectly, as a stockholder, investor, manager, operator, member, partner, by contract, or otherwise in the pressure pumping business in the Gulf of Mexico or any other geographic location besides on shore (or on land) in the United States of America and Canada. This Section 10.02 shall cease to be applicable to any Person upon the date such Person and such Person’s Affiliates are no longer Members. Each Member shall be responsible for any breach of this Section 10.02 by any Affiliate of such Member. For the avoidance of doubt, subject to the other terms and conditions of this Agreement, any Member or its Affiliates may provide products or services to the Company or any of its Subsidiaries. The parties hereto acknowledge and agree that for purposes of this Section 10.02(a), any “Affiliate” of (x) Investor JV shall be deemed to include only (i) West Street Energy Partner Funds (“WSEP”) and no other Affiliates of WSEP, including any GS Entities, and (ii) CSL Capital Management, LLC and its Controlled Affiliates and no other Affiliates of CSL Capital Management, LLC and (y) BHI shall be deemed not to include any member of the GE Group.

(b) Notwithstanding the provisions of Section 10.02(a), nothing in this Agreement shall preclude, prohibit or restrict any Member or Affiliate of a Member from (i) acquiring or investing or directly or indirectly owning any Person that owns or operates a business that engages in a Company Principal Business in the United States of America or Canada; provided, that in the event the Fair Market Value of such Person’s Company Principal Business operations exceeds $ 25 million, such Member shall use reasonable best efforts to divest such competing operations or a portion of such competing operations such that the Fair Market Value of such operations no longer exceeds $25 million; provided, further, that the Company shall have a right of first offer with respect to divestitures of such competing operations, (ii) making any debt investment in any Person that owns or operates a business that engages in a Company Principal Business in the United States or Canada, or (iii) with respect to any equity investments held as of the date hereof, continuing to hold, divest or make any additional equity investments in any Person that owns or operates a business that engages in a Company Principal Business in the United States or Canada.

(c) Notwithstanding the provisions of Section 10.02(a), (x) BHI and its Affiliates will not be limited in any respects in their ability to (i) own or operate any Excluded Baker Hughes Assets (as defined in the Contribution Agreement), (ii) sell or have sold under license any materials, tools, chemicals, additives or other assets to any Person (including competitors of the Company), subject to the terms of the Intellectual Property License Agreement, (iii) own or operate businesses, product lines, tools, or services consistent with past practices (including any pressure pumping-, coiled tubing- or acidizing-related materials, tools, chemicals, additives or other assets in BHI’s other businesses) or (iv) for the avoidance of doubt, own or operate any other business that is not expressly contemplated by the restrictions set forth in Section 10.02(a) and (y) Investor JV and its Affiliates will not be limited in any respects in

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their ability to (i) own or operate any Excluded Partner Assets (as defined in the Contribution Agreement), (ii) sell any materials, tools, chemicals, additives or other assets to any Person (including competitors of the Company), (iii) subject to Section 10.02(a), own or operate businesses, product lines, tools, or services consistent with past practices (including any pressure pumping-related materials, tools, chemicals, additives or other assets in Investor JV’s other businesses) or (iv) for the avoidance of doubt, own or operate any other business that is not expressly contemplated by the restrictions set forth in Section 10.02(a).

(d) Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit Goldman, Sachs & Co., any of its affiliates or any managed account, investment fund or other vehicle or person who is a passive investor in any investment funds, vehicles or accounts that are managed, sponsored or advised by Goldman, Sachs & Co. or any of its Affiliates (collectively, the “GS Entities”), from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling (other than this Section 10.02 but solely with respect to WSEP), merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

(e) For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the business or other activities of any member of the GE Group or any minority equity investment by GE or any of its Affiliates in any Person (other than BHI and its Subsidiaries following the consummation of the BH/GE Merger).

(f) At any time following the third anniversary of the Closing, BHI may deliver to the Company a notice stating that the provisions of this Section 10.02 shall be terminated, which termination shall be effective immediately upon the delivery of such notice.

Section 10.03 Structuring of an IPO. (a) Any IPO shall be structured as either (i) a publicly traded partnership that meets the gross income requirements of Section 7704(c)(2) of the Code or (ii) an “Up-C” transaction (an “UP-C IPO”) as determined by Investor JV. Notwithstanding the foregoing, BHI’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with any other IPO structure not contemplated by the prior sentence. In the case of an Up-C IPO, prior to an Up-C IPO, the Company shall form a corporation that will control the Company (an “UP-C IPO Entity”), the shares of which UP-C IPO Entity shall be offered in the IPO and for which shares the Membership Interests of the Company shall be exchangeable from time to time at the election of the Member holding such Membership Interests with such exchange ratios fixed at the consummation of the UP-C IPO as though the Company effected a dissolution at such time and shares of the UP-C IPO Entity were distributed pursuant to Section 8.02 pursuant to the Fair Market Value as reasonably determined by the Board in connection with such UP-C IPO. If BHI Consents to an IPO other than an Up-C IPO or IPO described in Section 10.03(a)(i), the Company may, as reasonably determined by the Board, (i) form a corporation into which each Member will contribute such Member’s Membership Interests (a “HoldCo IPO Entity”), or (ii) engage in any other restructuring transaction (including the conversion of the Company into a corporation) in each case, for purposes of effecting the IPO and as described below. The Members shall use commercially reasonable efforts to cooperate with the Company in

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implementing any restructuring of the Company undertaken in accordance with the terms of this Section 10.03.

(b) In the case of an IPO of a HoldCo IPO Entity, as a result of the contributions of the Membership Interests to the HoldCo IPO Entity, BHI and its Affiliates (in the aggregate), Investor JV and its Affiliates (in the aggregate) and any Member that is not BHI or Investor JV will receive shares of the HoldCo IPO Entity (the “HoldCo Stock”) as though the Company effected a dissolution upon the consummation of such HoldCo IPO and such HoldCo Stock were distributed pursuant to Section 8.02 pursuant to the Fair Market Value as reasonably determined by the Board in connection with such HoldCo IPO, as applicable. After the formation of the HoldCo IPO Entity and the contributions referred to above, (i) except where the context clearly requires otherwise, the term, “Company”, shall refer to the HoldCo IPO Entity, (ii) the terms “Membership Interests” and “Members” and similar terms that are applicable to limited liability companies and used in this Agreement shall refer to the HoldCo Stock, the HoldCo IPO Entity shareholders and similarly corresponding terms applicable to the corporate form and (iii) the parties agree to enter into, and to cause the HoldCo IPO Entity to enter into, an agreement setting forth, to the extent applicable to a corporation and permitted by applicable Law, shareholder rights and obligations substantially equivalent to those applicable to Members set forth in this Agreement. In addition, the Members shall be entitled to the registration rights with respect to Registrable Securities as set forth in Section 10.06. For the avoidance of doubt, the registration rights provided to the Members and their Affiliates pursuant to this Section 10.03(b) shall be with respect to the HoldCo Stock constituting Registrable Securities received in exchange for the contributions by the Members described above. The parties shall cause such contributions to qualify as a transaction described in Section 351 of the Code and shall not take any action that would be reasonably likely to prevent such contributions from qualifying as such a transaction.

(c) In the case of an UP-C IPO:

(i)       the Board shall admit the UP-C IPO Entity as the managing Member of the Company, in which case, the UP-C IPO Entity shall replace the Board as the manager of the Company. Thereafter, the business and affairs of the UP-C IPO Entity and the Company shall be conducted as nearly as practicable in such manner that: (w) the UP-C IPO Entity shall have no business activities other than the management of and ownership of interests in the Company and any other entity hereafter acquired by the Company after obtaining any requisite Board and Member approvals provided herein; (x) all of the costs and expenses of the UP-C IPO Entity shall be borne or reimbursed by the Company and any funds received by the UP-C IPO Entity shall be contributed (in the case of a sale of equity or other receipt of non-borrowed funds) or loaned (in the case of incurrence of Debt) to the Company; (y) the net proceeds from any sale of shares of the UP-C IPO Entity (“UP-C Entity Stock”) shall be invested in Membership Interests of the Company and the net proceeds from the incurrence of Debt by the UP-C IPO Entity shall be invested in Debt of the Company; and (z) the UP-C IPO Entity shall otherwise have no assets or liabilities (other than temporary investments of cash pending a contribution or loan of such amounts to the UP-C IPO Entity, de minimis assets and operating payables) other than its ownership interest in the

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Company. In connection with the formation of the UP-C IPO Entity and its admission to the Company as managing Member, the Members shall be issued, for nominal consideration, shares of UP-C Entity Stock that carry voting rights that are equivalent to the voting rights such Member would have received in the event of an IPO of a HoldCo IPO Entity. Such shares shall carry no economic rights and shall be surrendered upon an exchange of Membership Interests for UP-C Entity Stock. In addition, the Members shall be entitled to the registration rights with respect to Registrable Securities as set forth in Section 10.06. For the avoidance of doubt, the registration rights provided to the Members and their Affiliates pursuant to this Section 10.03(c) shall be with respect to the UP-C IPO Entity Stock constituting Registrable Securities received in exchange for the contributions by the Members described above.

(ii)       BHI and Investor JV (or one or more of its Members) shall be entitled to periodic payments from the UP-C IPO Entity (and any successor entity thereto) equal to 85% or such other customary percentage (provided that the same percentage shall apply with respect to BHI and Investor JV) of the cash tax benefit, if any, to the UP-C IPO Entity (and any consolidated, combined or unitary group of which the UP-C IPO Entity is, or thereafter becomes, a member) arising from any step-up in tax basis resulting from each exchange by BHI or Investor JV (or one or more of its Members), as applicable, of Membership Interests for shares of UP-C Entity Stock (or shares of stock of any successor entity). Prior to, or concurrently with, the UP-C IPO, BHI, Investor JV, Investor JV's members and the UP-C IPO Entity shall enter into a tax receivable agreement with customary terms to govern the calculation and making of such payments, it being understood that such tax savings shall be determined using a “with and without” methodology. For the avoidance of doubt, each such party will be entitled to payments related to the deductions provided by that party on their own specific exchange with the Up-C IPO Entity. Should any party provide a step-up that is non-deductible to the Up-C IPO Entity, this will not affect the entitlement to payments of the other parties.

(d) In the case of an IPO following any other restructuring transaction, the provisions of Sections 10.03(b) and 10.03(c), as applicable, shall apply mutatis mutandis.

Section 10.04 Actions in Connection with an IPO. Each Member shall do, execute and perform all such acts, deeds and documents as may be reasonably requested by the Board to facilitate an IPO. For the avoidance of doubt, all actions in connection with a consummation of an IPO shall not be subject to Section 5.02 or any other provision herein that terminates upon the consummation of an IPO.

Section 10.05 Direction of Indemnification Claims. Notwithstanding anything in this Agreement to the contrary, (a) if BHI becomes aware of any damages for which the Company may be entitled to seek indemnification from Investor JV or any of its Affiliates under the Contribution Agreement or the Transition Services Agreement, (i) BHI shall notify the Company and (ii) BHI shall be entitled to seek indemnification on behalf of the Company with respect to such damages as if BHI were the indemnified party with respect to such damages; provided, that

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any amounts recovered from Investor JV or any of its Affiliates with respect to such damages shall be paid to the Company, and (b) if Investor JV becomes aware of any damages for which the Company may be entitled to seek indemnification from BHI or any of its Affiliates under the Contribution Agreement or the Transition Services Agreement, (i) Investor JV shall notify the Company and (ii) Investor JV shall be entitled to seek indemnification on behalf of the Company with respect to such damages as if Investor JV were the indemnified party with respect to such damages; provided, that any amounts recovered from BHI or any of its Affiliates with respect to such damages shall be paid to the Company.

Section 10.06 Registration Rights. In connection with an IPO, the Company shall enter into (or cause the HoldCo IPO Entity or the UP-C IPO Entity, as applicable, to enter into) a registration rights agreement with respect to all Registrable Securities then held by the Members (a) providing to each of BHI and Investor JV, three demand registrations per calendar year and customary S- 3 registration rights (including procedures with respect to “shelf takedowns”), (b) providing to all Members customary piggyback registration rights and (c) otherwise on customary terms.

Section 10.07 Budget. The initial Approved Budget (covering the period from the Closing Date through and until December 31, 2019 (as it may be modified, amended or supplemented by the Board in accordance with Section 5.02, the “Initial Approved Budget”) is attached hereto as Schedule 10.07. No later than 60 days prior to the end of each fiscal year, the Company shall prepare and present to the Board a three year budget (a “Three Year Budget,” and the Initial Approved Budget or a Three Year Budget approved by the Board, an “Approved Budget ”) for the three fiscal years immediately following such fiscal year. The Three Year Budget shall contain, among other things, (a) projected financial statements (projected profit and loss, balance sheet, and changes in financial position) for such fiscal years, (b) projected expenditures (expense and capital) for such fiscal years, (c) subject to Section 5.02(a)(xix), Capital Contributions for such fiscal years, if any, (d) projected distributions for such fiscal years and (e) such other items as are set forth in the Initial Approved Budget. If the Board fails to approve the Three Year Budget prior to the first day of the first fiscal year to be covered by such budget, the Company shall continue to operate under the most recently Approved Budget until a new Three Year Budget is approved; provided, that the parties hereto acknowledge and agree that the Approved Budgets are only projections, and the conduct of the business of the Company may deviate from such Approved Budgets if deemed prudent to the extent approved by the Board, including, if applicable, in accordance with Section 5.02.

Section 10.08 Political Contributions. The Company shall not, and shall cause its Affiliates and officers, directors and employees acting on behalf of the Company or any of its Affiliates not to, maintain, form, sponsor or in any way contribute money or anything of value to, any political action committee or political candidate, including any state, district, local or national party committee, without the prior written consent of Investor JV.

Section 10.09 No Promotion. Neither Investor JV nor BHI will, without the prior written consent of BHI or Investor JV, as applicable, (a) use in advertising, publicity, or otherwise the name of BHI, Investor JV, any of Investor JV’s members or any of their respective Affiliates, or any Investor JV or employee of any such Affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by BHI,

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Investor JV, any of Investor JV’s members or any of their respective Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by BHI, Investor JV, any of Investor JV’s members or any of their respective Affiliates.

Section 10.10 International Trade.

(a) The Company shall, and shall cause all of its controlled Affiliates to, comply with all applicable Laws related to international trade, including, but not limited to, Title 19 of the U.S. Code of Federal Regulations; the Export Administration Regulations, 15 C.F.R. Parts 730-774; Section 38 of the Arms Export Control Act, 22 U.S.C. § 2778; the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; the Trading with the Enemy Act, 50 U.S.C. App. §§ 5, 16; the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; 31 C.F.R. Parts 500-598; the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff; and any similar or successor provisions to any such Laws (collectively, “International Trade Laws”).

(b) Affiliates of BHI, Investor JV or Investor JV’s members may be required to disclose under Section 13(r) of the Exchange Act, as amended (“Section 13(r)”) whether any of their affiliates have engaged during the calendar year in certain Iran-related activities, including those targeted under the Iran Sanctions of Act of 1996 and other Iran-related Laws. To the extent that the Company, or its controlled Affiliates, officers or directors are, or become, engaged in any activities that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r), the Company shall promptly upon becoming aware of such information disclose such information in writing to each of the Members in sufficient detail in order that Affiliates of each of BHI, Investor JV or Investor JV’s members can timely satisfy their own disclosure obligations under Section 13(r).

(c) After the end of each calendar year, but in no event later than fifteen (15) days after the end of each calendar year, the Company shall provide a written certification to each of the Members that it and its controlled Affiliates, officers and directors have disclosed to each of the Members all activities contemplated by this Section 10.10.

(d) As soon as practicable after the date hereof, but in no event later than 30 days after the date hereof, the Company shall implement suitable written, risk-based compliance procedures and related training regarding International Trade Laws along with procedures for the collection of data and other information required under Section 13(r) from its controlled Affiliates, officers and directors.

ARTICLE 11

REPORTING

Section 11.01 Financial Information. The Company shall provide (i) to each Member (A) the audited annual financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP and (B) the unaudited quarterly consolidated financial statements of the Company prepared in accordance with GAAP (consisting of a balance sheet and statements of operations, changes in members’ equity, and comprehensive income) and (ii)

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to each of BHI and Investor JV, and, as reasonably requested, to the members of Investor JV (each, a “Qualifying Member”), the unaudited monthly consolidated financial statements of the Company prepared in accordance with GAAP (consisting of a balance sheet and statements of operations, changes in members’ equity, and comprehensive income), annual budgets and other information reasonably requested by such Qualifying Member, in each case within a timeframe to satisfy each Member’s reporting obligations under the rules and regulations of the Commission or stock exchange rules.

Section 11.02 Certain Other Provisions Regarding Financial Reporting. (a) The Company shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in the good faith judgment of the Company, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries and (ii) devise and maintain a system of internal accounting controls which, in the good faith judgment of the Company, is sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other standard applicable to such statements and (2) to maintain accountability for assets and (C) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 11.03 Access to Audit Personnel and Working Papers. The Company will cause the Company Auditors to make available to each Qualifying Members’ auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company.

Section 11.04 Access to Management Personnel and Information. The Company agrees to permit any Qualifying Member or its auditors to inspect, at such Qualifying Member’s sole expense, all existing books and records of the Company and its Subsidiaries, and to provide such Qualifying Member and its auditors reasonable access to the management and other relevant personnel of the Company and its Subsidiaries, in each case, during regular business hours for any purpose reasonably related to such Qualifying Member’s status as a holder of Membership Interests.

Section 11.05 Regulatory Proceedings. The Company shall keep the Members informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company, and shall reasonably cooperate with Members, and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

Section 11.06 Liability. No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such information.

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Section 11.07 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article 11 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any other provision of this Agreement (including Article 10) or any other Ancillary Agreement.

ARTICLE 12

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.01 No Dissolution. The Company shall not be dissolved by the withdrawal of any Member (subject to Section 12.02(d)) or the admission of Additional Members in accordance with the terms of this Agreement.

Section 12.02 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up solely upon the first to occur of the following events:

(a) the unanimous determination of the Members, by means of an affirmative vote of the Members holding all of the outstanding Class B-1 Units, to dissolve and terminate the Company;

(b) the sale of all or substantially all of the Company’s assets (except in connection with an IPO);

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(d) at any time when there are no Members, unless the Company is continued in accordance with the Act.

Section 12.03 Bankruptcy of a Member. The bankruptcy (within the meaning of Sections 18-101 and 18-304 of the Act) of a Member shall not cause such Member to cease to be a Member, and upon the occurrence of such event, the Company shall continue without dissolution. The receivership or dissolution of a Member will not in and of itself cause the dissolution of the Company, and upon the occurrence of such event, the Company shall continue without dissolution.

Section 12.04 Winding Up. (a) In the event of the dissolution of the Company pursuant to Section 12.02, the Company’s affairs shall be wound up by the Board or a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.

(b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the

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Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 12.05 any remaining assets of the Company, all without affecting the liability of Members and without imposing any liability on any Liquidating Agent.

(c) Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.

(d) A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. Subject to the provisions of Section 12.05, the Liquidating Agent shall have reasonable discretion to determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

(e) Upon the completion of the winding up of the Company, the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

Section 12.05 Distribution of Assets. (a) As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):

(i)       first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision has been made and distributions to Members under Article 8; and

(ii)      second, to the Members in accordance with Section 8.02(a)(i).

(b) The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 12.05.

Section 12.06 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use reasonable best efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.05;

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provided, that if in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its Fair Market Value (determined in good faith by the Liquidating Agent), in accordance with Section 12.05, subject to the priorities set forth in Section 12.05, and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 12.05(a).

Section 12.07 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Director, any other Member or, for the avoidance of doubt, any Affiliates of any Member. No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Further Assurances. Each Member shall, upon the request from time to time of the Company or the other Members and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company or the other Members to carry out fully the purposes and intent of this Agreement.

Section 13.02 Amendment or Modification. This Agreement may be amended or modified only with the written consent of BHI and Investor JV.

Section 13.03 Waiver; Cumulative Remedies. Except as otherwise specifically provided herein, any party may waive any right of such party under this Agreement by an instrument signed in writing by such party. Except as specifically provided herein, the failure or delay of any Member to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Member thereafter to enforce each and every such provision. No waiver of any breach of or non -compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non- compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 13.04 Entire Agreement. This Agreement, the Contribution Agreement, and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto, and there are no agreements, undertakings, representations or warranties of any of the parties hereto with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.

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Section 13.05 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Company and the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that any Person who is entitled to exculpation, indemnification or advancement pursuant to Section 6.01 of this Agreement and is not party to this Agreement shall be a third-party beneficiary of this Agreement to the extent required for purposes of such Section 6.01; provided, that all claims for indemnification shall be made only in the name and on behalf of such Person by a Member.

Section 13.06 Non-Assignability; Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable other than in connection with a Transfer permitted pursuant to Article 9. Prior to any such Transfer (and related assignment) contemplated in this Section 13.06, the applicable transferee must certify in writing to each non-Transferring Member and the Company that, immediately after giving effect to such Transfer, such transferee and its Affiliates would be in compliance with Section 10.02 and expressly covenant with the each non -Transferring Member and the Company that such transferee and its Affiliates will comply with Section 10.02.

Section 13.07 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 13.08 Injunctive Relief. The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available. Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties and the Company may be entitled to in law or in equity, each of the parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to seek specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof. Furthermore, the parties expressly agree that if any of the parties hereto, or the Company, institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law. Each party hereby waives any requirement of any posting of bond.

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Section 13.09 Governing Law. This Agreement shall be governed by and construed in accordance with the provisions of the Act, and other applicable Laws of the State of Delaware, without regard to its conflicts of law principles.

Section 13.10 Submission to Jurisdiction. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party to this Agreement irrevocably submits, to the fullest extent permitted by Law, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection to the laying of venue in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably consents, to the fullest extent permitted by Law, to service of process in connection with any such suit, action or other proceeding by registered mail to such party at its address set forth in this Agreement, in accordance with the provisions of Section 13.12. The consent to jurisdiction set forth in this Section 13.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 13.10. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 13.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 13.12 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to BHI:

Baker Hughes Oilfield Operations, Inc.

17021 Aldine Westfield Road

Houston, Texas 77073

Attention: William D. Marsh

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Facsimile No.: (281) 275-7320

E-mail: Will.Marsh@bakerhughes.com

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	George R. Bason, Jr. Michael Davis
Facsimile:	(212) 701-5340 (212) 450-5745
Telephone:	(212) 450-4340 (212) 450-4184

Email:	george.bason@davispolk.com michael.davis@davispolk.com

If to Investor JV:

c/o CSL Capital Management, LLC

1000 Louisiana, Suite 3850

Houston, Texas 77002

Attention: Kent Jamison

Facsimile No.: 281-946-8967

E-mail: kent@cslenergy.com

with a copy to:

Kirkland & Ellis LLP

600 Travis, Suite 3300

Houston, Texas 77002

Attention: Andrew Calder, P.C.

               Rhett Van Syoc

Facsimile No.: 713-835-3621

E-mail: andrew.calder@kirkland.com

             rhett.vansyoc@kirkland.com

If to any other Member: to such addresses reflected in the books and records of the Company.

By written notice to the Company, any Member, BHI or Investor JV may change the address to which notices shall be directed.

Section 13.13 Counterparts. This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

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[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Baker Hughes Oilfield Operations, Inc.

By:
Name:
Title:

Baker Hughes International Holding Company

By:
Name:
Title:

ALLIED ENERGY JV CONTRIBUTION, LLC

By:
Name:
Title:

BJ SERVICES, LLC

By:
Name:
Title: